AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 13, 2010.

REGISTRATION NO. 333-169880

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

To

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATP OIL & GAS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Texas	1311	76-0362774
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4600 Post Oak Place, Suite 200

Houston, Texas 77027

(713) 622-3311

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copy to:
Albert L. Reese Jr. Chief Financial Officer ATP Oil & Gas Corporation 4600 Post Oak Place, Suite 200, Houston, Texas 77027 (713) 622-3311	Richard S. Roth, Esquire Jackson Walker L.L.P. 1401 McKinney Street, Suite 1900, Houston, Texas 77010 Telephone: (713) 752-4200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer ☐	(do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

(Subject to completion, dated December 13, 2010)

PRELIMINARY PROSPECTUS

$1,500,000,000

OFFER TO EXCHANGE

up to $1,500,000,000 principal amount outstanding

11.875% Senior Second Lien Notes due 2015

for a like principal amount of

11.875% Senior Second Lien Exchange Notes due 2015

We are offering to exchange up to $1,500,000,000 of our new 11.875% Senior Second Lien Exchange Notes due May 1, 2015 (the “exchange notes”), for up to $1,500,000,000 of our existing 11.875% Senior Second Lien Notes due May 1, 2015 (the “private notes”). The terms of the exchange notes are identical in all material respects to the terms of the private notes, except that the exchange notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and certain transfer restrictions, registration rights and additional interest payment provisions relating to the private notes do not apply to the exchange notes.

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON                     , 2011

Other material terms of this offer to exchange (the “Exchange Offer”) are as follows:

•	We will exchange all private notes that are validly tendered prior to the expiration of the Exchange Offer;

•

To validly tender your private notes in exchange for exchange notes, you must complete and send the letter of transmittal (and make those representations contained therein) that accompanies this prospectus to the exchange agent, The Bank of New York Mellon Trust Company, N.A., by the expiration of the Exchange Offer;

•

Each broker-dealer that receives exchange notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes;

•	The exchange of private notes for exchange notes should not be a taxable exchange for U.S. federal income tax purposes;

•	We will not receive any cash proceeds from the Exchange Offer; and

•

There is no active trading market for the exchange notes and we do not intend to list the exchange notes on any securities exchange or to seek approval for quotations through any automated quotation system.

Tenders of private notes are irrevocable. You should read the section called “The Exchange Offer” for further information on how to exchange your private notes for exchange notes.

Before participating in this Exchange Offer, consider carefully the “Risk Factors” beginning on page 14 of this prospectus.

You should rely only on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus or of any sale of the exchange notes being registered in that registration statement of which this prospectus forms a part.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be issued in the Exchange Offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2010.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-4 under the Securities Act that we filed with the Securities and Exchange Commission (the “SEC”) as part of an Exchange Offer whereby the holders of private notes may exchange up to $1,500,000,000 of the private notes for up to $1,500,000,000 of the exchange notes. This prospectus provides you with a general description of the Exchange Offer and the exchange notes. See the sections of this prospectus entitled “Exchange Offer” and “Description of Exchange Notes,” respectively.

An aggregate of $1,500,000,000 principal amount of the private notes were issued on April 23, 2010 pursuant to a transaction exempt from the registration requirements under the Securities Act for aggregate gross proceeds of $1,500,000,000, which transaction was previously disclosed by us in our current reports on Form 8-K filed with the SEC on each of April 23, 2010 and April 29, 2010, and incorporated herein by reference elsewhere in this prospectus.

This prospectus does not contain all of the information set forth in the registration statement of which it is a part and the exhibits thereto. You may refer to the registration statement and the exhibits thereto for more information about our securities and us. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement or incorporated by reference elsewhere in this prospectus are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document. Each such statement is qualified in its entirety by such reference.

FORWARD-LOOKING STATEMENTS

This prospectus (and other documents incorporated herein by reference) includes assumptions, expectations, projections, intentions or beliefs about future events which are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934 (the “Exchange Act”). Words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “projects”, “forecasts”, “intends”, “plans”, “targets”, “objectives”, “seek”, “strive”, negatives of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to our management. They are expressions based on historical fact, but do not guarantee future performance. Forward-looking statements involve risks, uncertainties and assumptions and certain other factors that may, and often do, cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements.

All statements in this document that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to:

•	projected operating or financial results;

•	timing and expectations of financing activities;

•	budgeted or projected capital expenditures;

•	expectations regarding our planned expansions and the availability of acquisition opportunities;

•	statements about the expected drilling of wells and other planned development activities;

•	expectations regarding oil and natural gas markets in the United States, United Kingdom and the Netherlands;

•	estimates of quantities of our proved reserves and the present value thereof, and timing and amount of future production of oil and natural gas; and

•	estimates of quantities of our probable reserves, which are more speculative than estimates of proved reserves, and the timing and amount of future production of oil and gas.

We believe these forward-looking statements are reasonable, but we caution that you should not place undue reliance on these forward-looking statements, because there can be no assurance that actual results will not differ materially from those expressed or implied in such forward-looking statements. We do not intend to update any forward-looking statement, whether written or oral, relating to the matters discussed in this prospectus. Some of the key factors which could cause actual results to vary from those expected include:

•	the volatility in oil and natural gas prices;

•	the timing of planned capital expenditures;

•	our ability to identify and acquire additional properties necessary to implement our business strategy and our ability to finance such acquisitions;

•	the inherent uncertainties in estimating proved reserves and forecasting production results;

•

uncertainties and operational factors affecting the commencement or maintenance of producing wells, including catastrophic weather related damage, unscheduled outages or repairs, or unanticipated changes in drilling equipment costs or rig availability;

•	the condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

•	cost and other effects of legal and administrative proceedings, settlements, investigations and claims, including environmental liabilities, which may not be covered by indemnity or insurance;

•

the political and economic climate in the foreign or domestic jurisdictions in which we conduct oil and gas operations, including risk of war or potential adverse results of military or terrorist actions in those areas;

•

other United States, United Kingdom or Netherlands regulatory or legislative developments, which may affect the demand for natural gas or oil, or generally increase the environmental compliance cost for our production wells or impose liabilities on the owners of such wells;

•	our inability to generate sufficient funds from our operations and other financing sources;

•	interest payment requirements on our debt obligations;

•	restrictions imposed by our debt instruments;

•	delays in the development of or production curtailment at our material properties;

•	our price risk management decisions;

•	the unavailability or increased cost of drilling rigs, equipment, supplies, personnel and oilfield services;

•	insufficient insurance coverage;

•	foreign currency fluctuations;

•	rapid production declines in our Gulf of Mexico properties;

•	substantial impairment write-downs;

•	unidentified liabilities associated with properties that we acquire which we have not obtained protection from sellers against;

•	competition from our larger competitors in the Gulf of Mexico and the North Sea;

•	the loss of members of the management team and other key personnel;

•	the ownership by members of our management team of a significant amount of common stock;

•	rapid growth may place significant demands on our resources; and

•	our ability to use net operating losses to offset future taxable income may be limited.

Additional factors that could cause actual results to vary from expected results are discussed in the “Risk factors” section beginning on page 14 of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file annual, quarterly and current reports and other information with the SEC. Such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Room of the SEC at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such material may also be accessed electronically by means of the SEC’s home page on the Internet (www.sec.gov).

The SEC allows us to “incorporate by reference” information in this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included or incorporated by reference in this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 16, 2010, as amended by Form 10-K/A filed with the SEC on December 10, 2010;

•

our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, as filed with the SEC on May 10, 2010, June 30, 2010, as filed with the SEC on August 9, 2010 and September 30, 2010, as filed with the SEC on November 9, 2010;

•	our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 29, 2010; and

•

our Current Reports on Form 8-K filed with the SEC on (i) February 4, 2010, (ii) March 26, 2010, (iii) April 23, 2010, (iv) April 29, 2010, (v) June 10, 2010, (vi) June 24, 2010 and (vii) September 30, 2010.

You may request a copy of these filings and all other information subsequently incorporated by reference into this prospectus, at no cost, by writing or telephoning us at the following:

ATP Oil & Gas Corporation

4600 Post Oak Place, Suite 200

Houston, Texas 77027

telephone number: (713) 622-3311

facsimile number: (713) 622-5101

e-mail address: areese@atpog.com

attn: Albert L. Reese, Jr., Chief Financial Officer

To obtain timely delivery of any copies of filings requested, please write or telephone no later than                     , 201  , five business days prior to expiration of the Exchange Offer.

We are also incorporating by reference all documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, after the time of filing of the initial registration statement and before effectiveness of the registration statement, and after the date of this prospectus and before the termination of the Exchange Offer (except information “furnished” on a current report on Form 8-K). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

The Exchange Offer is not being made to, nor will we accept surrenders for exchange from, holders of private notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

v

SUMMARY

This summary highlights certain information about ATP Oil & Gas Corporation, the Exchange Offer and the exchange notes. This summary is not complete and does not contain all of the information that is important to you. To understand the Exchange Offer fully and for a more complete description of the legal terms of the exchange notes, you should carefully read this entire prospectus, the accompanying letter of transmittal and the documents incorporated by reference herein, especially the risks of investing in the exchange notes discussed under “Risk Factors.” In this prospectus, except in the “Description of Exchange Notes” and unless the context requires otherwise, “ATP,” “the Company,” “we,” “our,” “us” or other like terms refer to ATP Oil & Gas Corporation and its subsidiaries.

Our Company

We are engaged in the acquisition, development and production of oil and natural gas properties in the Gulf of Mexico and the U.K. and Dutch Sectors of the North Sea (the “North Sea”). We seek to acquire and develop properties with proved undeveloped reserves that are economically attractive to us but are not strategic to major or large exploration-oriented independent oil and gas companies. Occasionally we will acquire properties that are already producing or where previous drilling has encountered reservoirs that appear to contain commercially productive quantities of oil and gas even though the reservoirs do not meet the SEC definition of proved reserves. We believe that our strategy provides assets for us to develop and produce without the risk, cost or time of traditional exploration. Our management team has extensive engineering, geological, geophysical, technical and operational expertise in successfully developing and operating properties in both our current and planned areas of operation.

At December 31, 2009, we had estimated net proved reserves of 135.2 MMBoe, of which approximately 91.3 MMBoe (68%) were in the Gulf of Mexico and 43.9 MMBoe (32%) were in the North Sea. Year-end reserves were comprised of 77.9 MMBbls of oil (58%) and 343.3 Bcf of natural gas (42%). As of December 31, 2009 our proved reserves in the deepwater Gulf of Mexico account for 62% of our total proved reserves. Our proved reserves on the Gulf of Mexico Shelf account for 6% of our total proved reserves. The majority (67%) of our oil reserves are located in the Gulf of Mexico. Our natural gas reserves are split between the Gulf of Mexico (68%) and the North Sea (32%). Of our total proved reserves, 13.7 MMBoe (10%) were producing, 3.7 MMBoe (3%) were developed and not producing and 117.8 MMBoe (87%) were undeveloped. Our average working interest in our properties at December 31, 2009 was approximately 80%. We operate 86% of our platforms. The estimated PV-10 of our proved reserves at December 31, 2009 was approximately $2.0 billion and our standardized measure of discounted future net cash flows at December 31, 2009 was approximately $1.8 billion.

At December 31, 2009, we had leasehold and other interests in 62 offshore blocks and 104 wells, including 19 subsea wells, in the Gulf of Mexico. At December 31, 2009, we operated 93 (89%) of these wells, including 95% of the subsea wells. At December 31, 2009, we also had interests in 11 blocks and three company-operated subsea wells in the North Sea.

As of March 16, 2010, we own an interest in 36 platforms including two floating production facilities, the ATP Innovator and the ATP Titan. The ATP Innovator is operating in the Gulf of Mexico at our Gomez Hub and the ATP Titan in the Gulf of Mexico at our Telemark Hub began operating on March 28, 2010. These floating production facilities are fundamental to our hub strategy and business plan. The presence of these facilities creates a competitive advantage for us in connection with considering possible additional acquisitions in a large area surrounding each installation. A third floating production facility called the Octabuoy is under construction in China for initial deployment at our Cheviot Hub in the U.K. North Sea during 2012. We operate the ATP Innovator and the ATP Titan and also expect to operate the Octabuoy when it is placed in service. The floating production facilities have longer useful lives than the underlying reserves and are capable of redeployment to new producing locations upon depletion of the reserves where they were initially deployed. Accordingly, they are expected to be moved several times over their useful lives. We monetized our investment in the ATP Innovator drilling and production platform in March 2009, and in the ATP Titan drilling and production platform in September 2010. The ATP Octabuoy drilling and production platform is currently being financed by our contractor and a Chinese government program.

Our business strategy

We seek to create value and reduce operating risks through the acquisition and subsequent development of properties in areas that have:

•	significant undeveloped reserves and reservoirs;

•	close proximity to developed markets for oil and natural gas;

•	existing infrastructure or the ability to install our own infrastructure of oil and natural gas pipelines and production/processing platforms;

•	opportunities to aggregate production and create operating efficiencies that capitalize upon our hub concept; and

•	a relatively stable regulatory environment for offshore oil and natural gas development and production.

Our focus is on acquiring properties that are noncore or nonstrategic to their current owners for a variety of reasons. For example, larger oil companies from time to time adjust their capital spending or shift their focus to exploration prospects they believe will offer greater reserve potential. Some projects may provide lower economic returns to a company due to the cost structure and focus of that company. Also, due to timing or budget constraints, a company may be unwilling or unable to develop a property before the expiration of the lease. With our cost structure and acquisition strategy, it is not unusual for us to have an acquisition cost of a property that is less than the total development costs incurred by the previous owner. This strategy, coupled with our expertise in our areas of focus and our ability to develop projects, make oil and gas property acquisitions more financially attractive to us than the seller. Given our strategy of acquiring properties that contain proved reserves or where previous drilling by others indicates to us the presence of recoverable hydrocarbons, our operations typically are lower risk than exploration-focused Gulf of Mexico and North Sea operators.

By focusing on properties that are not strategic to other companies, we are able to minimize up-front acquisition costs and concentrate available capital on the development phase of these properties. Our management team has extensive engineering, geological, geophysical, technical and operational expertise in successfully developing and operating properties in both our current and planned areas of operation. For the three-year period ended December 31, 2009, we have added 10.1 MMBoe of proved oil and natural gas reserves through acquisitions at a total cost of $44.2 million. Development costs for the same period were approximately $2,469.3 million or 91% of oil and gas capital expenditures.

Since we operate a significant number of the properties in which we acquire a working interest, we are able to significantly influence the plans and timing of a project’s development. In addition, practically all of our properties have previously defined and targeted reservoirs, eliminating from the development plan the time necessary in typical exploration efforts to locate and determine the extent of oil and gas reservoirs. Without the exploration time constraint, we focus on developing projects in the shortest time possible between initial significant investment and first revenue generated in order to maximize our rate of return. We may initiate new development projects by simultaneously obtaining the various required components such as the pipeline and the production platform or subsea well completion equipment. We believe this strategy, combined with our strong technical abilities to evaluate and implement a project’s requirements, allows us to efficiently complete the development project and commence production.

Our strengths

•

Low acquisition cost structure. We believe that our focus on acquiring properties with minimal cash investment for the proved undeveloped component allows us to pursue the acquisition of properties with minimal capital at risk.

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Significant infrastructure investment at our hubs. With over $1.0 billion already invested in infrastructure at our Gomez Hub and our Telemark Hub, it is our belief that we have a significant competitive advantage when seeking to expand our interest in the area over other production companies in these areas that do not have such an investment.

•

Technical expertise and significant experience. We have assembled a technical staff with an average of over 27 years of industry experience. Our technical staff has specific expertise in the Gulf of Mexico and North Sea offshore property development, including the implementation of subsea completion technology.

•

Operating control. As the operator of a property, we are afforded greater control of the selection of completion and production equipment, the timing and amount of capital expenditures and the operating parameters and costs of the project. As of December 31, 2009, we operated all of our properties under development, all of our subsea wells and 86% of our offshore platforms.

•

Employee ownership. Through employee ownership of company stock, we have assembled a staff whose business decisions are aligned with the interests of our shareholders. As of March 2, 2010, our executive officers and directors own approximately 13% of our common stock.

•	Inventory of projects. We have a substantial inventory of properties to develop in both the Gulf of Mexico and the North Sea.

Corporate information

ATP Oil & Gas Corporation was incorporated in Texas in 1991. Our principal offices are located at 4600 Post Oak Place, Suite 200, Houston, Texas 77027, where our telephone number is (713) 622-3311. Our common stock is listed on NASDAQ under the symbol “ATPG.” Our website address is www.atpog.com. Information on our website is not incorporated by reference in this prospectus.

Additional information about the Company

We maintain insurance to protect the Company and its subsidiaries against losses arising out of our oil and gas operations. Our insurance includes coverage for physical damage to our offshore properties, general (third party) liability, workers compensation and employers liability, seepage and pollution and other risks. Our insurance includes various limits and deductibles or retentions, which must be met prior to or in conjunction with recovery. Additionally, our insurance is subject to the terms, conditions and exclusions of such policies. For losses emanating from offshore operations, ATP has up to an aggregate of $2.1 billion of various insurance coverages with individual policy limits ranging from $1.0 million to over $500 million each. While we maintain insurance levels, deductibles and retentions that we believe are prudent and responsible, there is no assurance that such coverage will adequately protect us against liability from all potential consequences and damages.

In general, our current insurance policies cover physical damage to our oil and gas assets. The coverage is designed to repair or replace assets damaged by insurable events. Our excess liability policies generally provide coverage (dependent on the asset) for bodily injury and property damage, including coverage for negative environmental effects such as seepage and pollution. This liability coverage would cover claims for bodily injury or death brought against the company by or on behalf of individuals who are not employees of the company. The liability limits scale to either our operating interest or the total insured interest including nonoperating partners.

Our energy insurance package includes coverage for operator’s extra expense, which provides coverage for control of well, re-drill and pollution arising from a covered event. We maintain a $150 million Oil Spill Financial Responsibility policy in order to provide a Certificate of Financial Responsibility to The Bureau of Ocean Energy Management, Regulation, and Enforcement (“BOEM”) under the requirements of the Oil Pollution Act of 1990. Additionally, as noted above, our excess liability policies provide coverage (dependent on the asset) for bodily injury and property damage, including coverage for negative environmental effects such as seepage and pollution.

The indemnification obligations between ATP and its drilling contractors are negotiated as part of an overall drilling contact, and as such each contract is unique. However, generally, the drilling contractors agree to indemnify ATP against claims arising from injury to or death of their employees or the employees of their subcontractors. Similarly, ATP generally agrees to indemnify the drilling contractor against claims made by employees of ATP and its other contractors. Additionally, each party generally is responsible for damage to its own property.

ATP has in place for its Gulf of Mexico (“GOM”) operations a Regional Oil Spill Response Plan (“Response Plan”) that covers the uncontrolled release of any hazardous material. The Response Plan details procedures for the rapid and effective response and remediation to spill events that may occur as a result of ATP’s operations. The Response Plan is supplemented and updated as needed.

The ATP spill management team consists of an integrated organization of key personnel from ATP and a third party spill management group, O’Brien’s Oil Pollution Service, Inc. This team utilizes the National Incident Management System (“NIMS”), which is a nationwide template, or organizational structure, that enables federal, state, and local governments, as well as non-governmental organizations, to work together to prepare for, prevent, if necessary respond to, and mitigate the effects of an incident.

Within the NIMS template is the Incident Command System (“ICS”), which establishes the functional organizational structure of the team (“Response Team”). The ICS represents a best-practices emergency response management structure for meeting the demands of any emergency situation. All members of the Response Team, at a minimum, receive training and are tested through annual spill drills. The Response Team is headed by an incident commander who has overall responsibility during the incident mitigation.

We will dedicate any and all resources available to us to address any environmental harm we cause. The money, personnel and equipment to be committed to such an effort will be dictated by the extent of the incident and the related environmental risk. We are prepared to utilize all available cash and, if necessary, to seek additional liquidity through additional financing sources and asset sales. In the event of any environmental harm caused by us, our direct sources of funds would be supplemented by applicable insurance coverage.

ATP has available to it the resources of the service providers listed below (the “Contracted Providers”), as documented in our Response Plan on file with the BOEM:

Description	Contracted Provider
Spill Management Team	O’Briens Oil Pollution Service, Inc.
Equipment Provider	Clean Gulf Associates
Storage Equipment Provider	National Response Corporation
Dispersant/Aircraft	Airborne Support, Inc.
Response Personnel	Marine Spill Response Corporation

We employ the industry practice of utilizing the specialized equipment and highly trained employees of third-party service providers because of the infrequent nature of environmental incidents. Our agreements with the Contracted Providers provide immediate access to their personnel and equipment on a 24-hour per day basis. In the event an incident caused by us results in environmental harm, all of our employees would also be available for our response. Our offshore response strategy is built around the oil spill containment and recovery equipment provided by Clean Gulf Associates and supported by Marine Spill Response Corporation. The following table, also derived from our Response Plan, lists equipment directly owned by Clean Gulf Associates that would be available for use in the event of an incident caused by us:

Item Description	Amount
Skimming Vessels
HOSS Barge (43,000 Bbls/day)	1
46’ Skimming Vessel (5,000 Bbls/day)	4
Marco Skimmer (3,588 Bbls/day)	3
Egmopol (3,000 Bbls/day)	2
Skimmer Equipment
Fast Response Unit (3,770 Bbls/day)	5
Fast Response Unit (3,400 Bbls/day)	4
Rope Mop (77 Bbls/day)	1
Foilex Skim Package (TDS 150)	3
4 Drum Skimmer (Magnum 100)	2
2 Drum Skimmer (TDS 118)	2
Boom
42” Auto Boom (ft)	25,000
Beach Boom (ft)	10,000
Storage
Oil Storage Barge - 249 Bbl	4
Tanks - 100 Bbl (Secondary)	8
Tanks - 100 Bbl (Primary)	9
Dispersants
Exxon Corexit 9527 (330 Gal. Totes)	4
Exxon Corexit 9500 (Gal.)	29,040
Exxon Corexit 9527 (Gal.)	4,180
Dispersant Spray System	2
Trailers
Wildlife Rehabilitation Trailer	1
Wildlife Support Trailer	1
Support Equipment
Bird Scare Guns (set of 12)	10
Expandi Boom Roto-Pac Unit	3

In addition to the contracted resources listed above, we have identified and documented within our Response Plan over 130 resource providers with equipment, support services and supplies available to assist us in our response.

We sell crude oil and natural gas production under price sensitive or market price contracts. Our revenues, profitability and future growth depend substantially on prevailing prices for oil and natural gas. The price received by us for such production can fluctuate widely. Changes in the prices of oil and natural gas will affect our proved reserves as well as our revenues, profitability and cash flow. Additionally, involuntary curtailment of our natural gas or oil production, market, economic and regulatory factors may in the future materially affect our ability to sell our natural gas or oil production. Occasionally, we sell a limited portion of our production utilizing fixed-price forward sales contracts, which require us to deliver a fixed and determinable quantity of oil or gas to a predetermined Gulf of Mexico or North Sea market delivery point. At inception of these contracts, we expect to have sufficient production from each local market to satisfy the commitments. Volume information by geographic area at December 31, 2009 regarding our fixed-price forward sales contracts is included in footnote 15 to our Consolidated Financial Statements incorporated herein by reference.

The Exchange Offer

The following summary contains basic information about the Exchange Offer and the exchange notes. It does not contain all the information that may be important to you. For a complete understanding of the exchange notes, please refer to the sections of this prospectus entitled “The Exchange Offer” and “Description of Exchange Notes.”

The Exchange Offer	We are offering to exchange our 11.875% Senior Second Lien Exchange Notes due 2015, which have been registered under the Securities Act and which we refer to as the “exchange notes,” for our outstanding, unregistered 11.875% Senior Second Lien Notes due 2015, which we issued on April 23, 2010, and which we refer to as the “private notes,” in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The terms of the exchange notes are identical to the terms of the private notes, except that the exchange notes have been registered under the Securities Act and will not bear legends restricting their transfer under the Securities Act. In addition, certain transfer restrictions, registration rights and additional interest payment provisions relating to the private notes will not apply to the exchange notes.

Unless we specify otherwise or the context indicates otherwise, we refer to the exchange notes and the private notes together as the “notes.”

To be exchanged, a private note must be properly tendered and accepted. All private notes that are validly tendered will be exchanged. As of the date of this prospectus, there are $1,500,000,000 aggregate principal amount of private notes outstanding. We will issue exchange notes promptly after the expiration of the Exchange Offer. Tenders of private notes are irrevocable.

Resales of the Exchange Notes	We believe that you may resell, offer for resale, or otherwise transfer any exchange notes issued to you in the Exchange Offer without complying with the registration and prospectus delivery requirements of the Securities Act if you meet all of the following conditions:

•	you acquired the exchange notes in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the exchange notes;

•	you do not have an arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	you are not an affiliate of ours, as the term “affiliate” is defined in Rule 405 under the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. We have not asked the staff for a no-action letter in connection with the

Exchange Offer, however, and we cannot assure you that the staff would make a similar determination with respect to the Exchange Offer.

If you do not meet all of the above conditions, you may incur liability under the Securities Act if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act. We do not and will not assume, or indemnify you against, that liability.

Each broker-dealer that is issued exchange notes in the Exchange Offer for its own account in exchange for private notes that the broker-dealer acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer the exchange notes. We have agreed that, for a period of 180 days from the effective date of this registration statement, upon the request of a broker-dealer, we will make this prospectus, as amended or supplemented, available to the broker-dealer for use in connection with any such resale.

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on , 2011 unless we decide to extend the Exchange Offer. We do not intend to extend the Exchange Offer, although we reserve the right to do so.

Conditions to the Exchange Offer	We will complete the Exchange Offer only if it will not violate applicable law or any applicable interpretation of the staff of the SEC and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the Exchange Offer. See “The Exchange Offer—Conditions of the Exchange Offer.”

Procedures for Tendering Private Notes Held in the Form of Book-Entry Interests	The private notes were issued as global securities in fully registered form without coupons. Beneficial interests in the private notes that are held by direct or indirect participants in The Depository Trust Company, or DTC, through certificateless depositary interests are shown on, and transfers of the private notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you are a holder of a private note held in the form of a book-entry interest and you wish to exchange your private note for an exchange note pursuant to the Exchange Offer, you must transmit to The Bank of New York Mellon Trust Company, N.A., as Trustee and Collateral Agent, on or prior to the expiration of the Exchange Offer a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

The exchange agent must also receive on or prior to the expiration of the Exchange Offer either:

•

a timely confirmation of book-entry transfer of your private notes into the exchange agent’s account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer—Procedures for Tendering—Book-Entry Transfer;” or

•	the documents necessary for compliance with the guaranteed delivery procedures described below.

A letter of transmittal accompanies this prospectus. By delivering a computer-generated message through DTC’s Automated Tender Offer Program system, you will represent to us, among other things, that:

•	you are acquiring the exchange notes in the Exchange Offer in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the exchange notes;

•	you do not have an arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	you are not our affiliate.

Procedures for Tendering Certificated Private Notes	No certificated notes are issued and outstanding as of the date of this prospectus. If you are a holder of book-entry interests in private notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes in principal amounts equal to your book-entry interests. See “Book-Entry; Delivery and Form—Certificated Securities.” If you acquire certificated private notes prior to the expiration of the Exchange Offer, you must tender your certificated private notes in accordance with the procedures described in “The Exchange Offer—Procedures for Tendering—Certificated Private Notes.”

Special Procedures for Beneficial Owners

If you are the beneficial owner of private notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your private notes, you should promptly contact the person in whose name your private notes are registered and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your notes, either make appropriate arrangements to register ownership of the private notes in your name or obtain a properly completed bond power from the person in whose name your private notes are registered. The transfer of registered ownership may take considerable time. See “The Exchange Offer—Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your private notes and you cannot get the required documents to the exchange agent on time, you may tender your private notes in accordance with the guaranteed delivery procedures set forth in “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.”

Acceptance of Private Notes and Delivery of Exchange Notes	Except under the circumstances summarized above under “Conditions to the Exchange Offer,” we will accept for exchange any and all private notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the expiration date for the Exchange Offer. The exchange notes to be issued to you in an Exchange Offer will be delivered promptly following the expiration of the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent in connection with the Exchange Offer.

Consequences of Failure to Exchange	If you do not participate or properly tender your private notes in the Exchange Offer:

•	you will retain private notes that are not registered under the Securities Act and that will continue to be subject to restrictions on transfer that are described in the legend on the private notes;

•	you will not be able, except in very limited instances, to require us to register your private notes under the Securities Act;

•

you will not be able to offer to resell or transfer your private notes unless they are registered under the Securities Act or unless you offer to resell or transfer them pursuant to an exemption under the Securities Act; and

•	the trading market for your private notes will become more limited to the extent that other holders of private notes participate in the Exchange Offer.

Fees and Expenses	We will bear the expenses related to the Exchange Offer. See “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	We will not receive any cash proceeds upon completion of the Exchange Offer.

Federal Income Tax Consequences	Your exchange of private notes for exchange notes in the Exchange Offer should not result in any gain or loss to you for U.S. federal income tax purposes.

The Exchange Notes

The exchange notes have the same financial terms and covenants as the private notes. In this prospectus we sometimes refer to the private notes and the exchange notes together as the “Notes.” The exchange notes will evidence the same debt as the outstanding private notes which they replace. The private notes are, and the exchange notes will be, governed by the same indenture. The brief summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes. For purposes of this section of the summary, references to “ATP,” “we,” “our,” “ours” and “us” refer only to ATP Oil & Gas Corporation and do not include its subsidiaries.

Issuer	ATP Oil & Gas Corporation.

Notes Offered	$1,500.0 million aggregate principal amount of 11.875% Senior Second Lien Exchange Notes due 2015.

Maturity	May 1, 2015.

Interest Payment Dates	May 1 and November 1 of each year, beginning November 1, 2010.

Guarantees	The notes will be guaranteed by each of our future U.S. restricted subsidiaries.

Ranking	The exchange notes and the guarantees thereof will be senior secured obligations of ATP and the guarantors, will rank senior to all of ATP’s and the guarantors’ future debt that is expressly subordinated in right of payment to the exchange notes, will rank equally in right of payment with all of ATP’s and the guarantors’ existing and future liabilities that are not so subordinated, including our senior secured credit facility, will rank effectively senior to all of ATP’s and the guarantors’ unsecured obligations to the extent the value of the collateral securing the exchange notes exceeds the amount of first priority secured debt, will be effectively subordinated to all of ATP’s and the guarantors’ first priority secured debt, including the borrowings and other obligations under our senior secured credit facility, to the extent of the value of the collateral securing such debt and will be structurally subordinated to all existing and future indebtedness and other liabilities of any of our subsidiaries that do not guarantee the exchange notes.

Collateral	The exchange notes and the guarantees thereof will be secured by a second-priority lien, subject to permitted liens, by all of our and the guarantors’ assets that secure our senior secured credit facility (the “Collateral”). Subject to certain limitations, the Collateral consists of not less than 80% of the aggregate engineered present value of our and the guarantors’ proved oil and gas properties in the United States and adjacent Federal waters, capital stock of our and the guarantors’ subsidiaries (limited in the case of our non-U.S. subsidiaries to not more than 65% of the capital stock of first-tier foreign subsidiaries) and initially certain infrastructure assets, which are subject to release. See “Description of Exchange Notes—Security.”

Optional Redemption	At any time (which may be more than once), on or prior to May 1, 2013, ATP may, at its option, redeem up to 35% of the outstanding exchange notes with money raised in certain equity offerings, at a redemption price of 111.875%, plus accrued interest, if any. In addition, we may redeem the notes, in whole or in part, at any time before May 1 , 2013 at a redemption price equal to par plus an applicable make-whole premium set forth in this prospectus.

We may also redeem any of the exchange notes at any time on or after May 1, 2013, in whole or in part, at the redemption prices described under the heading “Description of Exchange Notes—Optional redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control; and Asset Sales	If ATP experiences specific kinds of changes of control and unless ATP has previously exercised its right to redeem all of the outstanding exchange notes as described under the heading “Description of Exchange Notes—Optional redemption,” ATP will be required to make an offer to purchase the exchange notes at a purchase price of 101% of the principal amount thereof, plus accrued but unpaid interest to the purchase date. See “Description of Exchange Notes—Change of control.”

If ATP sells assets under certain circumstances, it will be required to make an offer to purchase the exchange notes at their face amount, plus accrued and unpaid interest to the purchase date. See “Description of Exchange Notes—Limitation on sales of assets and subsidiary stock.”

Certain Covenants	The indenture governing the exchange notes restricts ATP’s ability and the ability of ATP’s restricted subsidiaries to, among other things:

•	incur certain additional indebtedness and issue preferred stock;

•	make certain dividends, distributions, investments and other restricted payments;

•	sell certain assets;

•	agree to any restrictions on the ability of restricted subsidiaries to make payments to ATP;

•	create certain liens;

•	merge, consolidate or sell substantially all of ATP’s assets; and

•	enter into certain transactions with affiliates.

These covenants are subject to important exceptions and qualifications described under the heading “Description of Exchange Notes.”

No Public Market	The exchange notes are new securities for which there is no market, and a liquid market for the exchange notes may not develop or be maintained.

Risk Factors	See “Risk factors” and other information included in this prospectus for a discussion of factors you should consider carefully before investing in the exchange notes and participating in the Exchange Offer.

RISK FACTORS

An investment in the exchange notes involves risks. You should carefully consider the following risks and uncertainties, as well as the other information contained in this prospectus. If any of the following risks actually occurs, our business, and your investment in the exchange notes, could be negatively affected. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also negatively affect us and your investment in the exchange notes. You should consider the following risks and uncertainties, as well as the other information included or incorporated by reference in this prospectus, before deciding to exchange your private notes for exchange notes pursuant to the Exchange Offer.

Risks Related to the Exchange Offer

You may have difficulty selling the private notes you do not exchange.

If you do not exchange your private notes for exchange notes in the Exchange Offer, you will continue to be subject to the restrictions on transfer of your private notes as described in the legend on the global notes representing the private notes. There are restrictions on transfer of your private notes because we issued the private notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the private notes if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any private notes not tendered in the Exchange Offer and, upon consummation of the Exchange Offer, you will not be entitled to any rights to have your untendered private notes registered under the Securities Act. In addition, the trading market, if any, for the remaining private notes will be adversely affected depending on the extent to which private notes are tendered and accepted in the Exchange Offer.

Broker-dealers and others may need to comply with the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that (1) exchanges its private notes in the Exchange Offer for the purpose of participating in a distribution of the exchange notes or (2) resells exchange notes that were received by it for its own account in the Exchange Offer may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act. In addition, other persons that tender private notes for the purpose of participating in a distribution of the exchange notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

You may not receive exchange notes in the Exchange Offer if the exchange offer procedure is not followed.

We will issue the exchange notes in exchange for your private notes only if you tender the private notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the Exchange Offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of private notes for exchange. If you are the beneficial holder of private notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender private notes in the Exchange Offer, you should promptly contact the person in whose name your private notes are registered and instruct that person to tender your private notes on your behalf.

Risks Related to the Exchange Notes

We may not be able to generate sufficient cash to service our debt obligations, including our obligations under the notes.

Our ability to make payments on and to refinance our indebtedness, including the notes, will depend on our financial and operating performance, which may fluctuate significantly from quarter to quarter based on, among other things:

•	the amount of natural gas and oil we produce;

•	the price at which we sell our natural gas and oil;

•	the level of our operating costs;

•	our ability to acquire, locate and produce new reserves;

•	results of our hedging activities;

•	the level of our interest expense, which depends on the amount of our indebtedness and the interest payable on it; and

•	the level of our capital expenditures.

We may not be able to generate sufficient cash flow and may not be able to borrow funds in amounts sufficient to enable us to service our indebtedness, or to meet our working capital and capital expenditure requirements. If we are not able to generate sufficient cash flow from operations or to borrow sufficient funds to service our indebtedness, we may be required to sell assets or issue equity, reduce capital expenditures, or refinance all or a portion of our existing indebtedness. We may not be able to refinance our indebtedness, sell assets or issue equity, or borrow more funds on terms acceptable to us, if at all.

We have a substantial amount of indebtedness which could adversely affect our financial position and prevent us from fulfilling our obligations, including our obligations under the notes.

We currently have a substantial amount of indebtedness. As of September 30, 2010, we have total debt of approximately $1,784.0 million, consisting of the private notes and borrowings outstanding under our senior secured credit facility. We may also incur significant additional indebtedness in the future. Our substantial indebtedness may:

•	make it more difficult for us or render us unable to satisfy our financial obligations, including making scheduled principal and interest payments on the notes and our other indebtedness;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general business purposes;

•	require us to use a substantial portion of our cash flow from operations to make debt service payments, which will reduce funds available for other business purposes;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions.

Our ability to satisfy our financial obligations and commitments depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. We cannot provide assurance that our business will generate sufficient cash flow or that future financings will be available to provide sufficient proceeds to meet these obligations. The inability to meet our financial obligations and commitments will impede the successful execution of our business strategy and the maintenance of our economic viability.

Despite our current level of indebtedness, we may still be able to incur substantially more indebtedness. This could exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture limit, but not prohibit, us or our subsidiaries from incurring additional indebtedness. If we incur any additional indebtedness that ranks equally with the notes and the guarantees, the holders of that indebtedness will be entitled to share ratably with the holders of the notes and the guarantees in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

Claims of noteholders will be structurally subordinate to claims of creditors of our subsidiaries that do not guarantee the notes.

The notes will not be guaranteed by our non U.S. subsidiaries and certain future subsidiaries that we designate as “unrestricted” in accordance with the terms of the indenture. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of these subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. Although all of our U.S. restricted subsidiaries will guarantee the notes, the guarantees are subject to release under certain circumstances and we may have subsidiaries that are not guarantors. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. In any of these events, we may not have sufficient assets to pay amounts due on the notes with respect to the assets of that subsidiary.

If an active trading market does not develop for the exchange notes you may not be able to resell them.

The exchange notes are a new issue of securities with no established trading market. We cannot assure you that an active trading market will develop for the exchange notes. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for listing the exchange notes on any securities exchange. Historically, the market for non-investment grade debt has been subjected to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your exchange notes.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A guarantee may also be voided, without regard to these factors, if a court finds that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each subsidiary guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

Upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the notes.

Upon the occurrence of a change of control, holders of the notes will have the right to require us to purchase all or any part of the notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. We may not have sufficient financial resources available to satisfy all of our obligations under the notes in the event of a change in control. Further, we will be contractually restricted under the terms of our senior secured credit facility from repurchasing all of the notes tendered upon a change of control. Accordingly, we may be unable to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our new senior secured credit facility. Our failure to purchase the notes as required under the indenture would result in a default under the indenture and a cross-default under our senior secured credit facility, each of which could have material adverse consequences for us and the holders of the notes. In addition, our senior secured credit facility provides that a change of control is a default that permits lenders to accelerate the maturity of borrowings under it. See “Description of Exchange Notes—Change of control.”

Covenants in our debt agreements restrict our business in many ways.

The indenture governing the notes and our senior secured credit facility contain various covenants that limit our ability and/or our restricted subsidiaries’ ability to, among other things:

•	incur or assume liens or additional debt or provide guarantees in respect of obligations of other persons;

•	issue redeemable stock and preferred stock;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans, investments and capital expenditures;

•	enter into agreements that restrict distributions from our subsidiaries;

•	sell assets and capital stock of our subsidiaries;

•	enter into certain transactions with affiliates; and

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

These restrictions may make it difficult for us to successfully execute our business strategy or to compete in our industry with companies not similarly restricted. There can be no assurance that we will remain in compliance with the covenants under our debt agreements.

A breach of any of these covenants could result in a default under our credit facility and/or the notes. Upon the occurrence of an event of default under our senior secured credit facility, the lenders could elect to declare all amounts outstanding under our senior secured credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our senior secured credit facility. If the lenders under our senior secured credit facility accelerate the repayment of borrowings, we may not have sufficient assets to repay our credit facility and our other indebtedness, including the notes. See “Description of Senior Indebtedness.” Our borrowings under our senior secured credit facility are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.

The value of the Collateral securing the notes may not be sufficient to satisfy our obligations under the notes.

No appraisal of the value of the Collateral has been made in connection with the Exchange offer, and the fair market value of the Collateral is subject to fluctuations based on factors that include, among others, fluctuations in oil and natural gas prices, general economic conditions and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the Collateral may not be sold in a timely or orderly manner and the proceeds from any sale or liquidation of this Collateral may not be sufficient to pay our obligations under the notes.

To the extent that pre-existing liens, liens permitted under the indenture and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties, encumber any of the Collateral securing the notes and the related guarantees, those parties have or may exercise rights and remedies with respect to the Collateral that could adversely affect the value of the Collateral and the ability of the collateral agent, the trustee under the indenture or the holders of the notes to realize or foreclose on the Collateral.

In addition, the indenture governing the notes permits us, subject to compliance with certain financial tests, to issue additional secured debt, including debt secured equally and ratably by the same assets pledged for the benefit of the holders of the notes. This would reduce amounts payable to holders of the notes from the proceeds of any sale of the Collateral.

There may not be sufficient Collateral to pay off amounts we borrow under our senior secured credit facility or any additional senior secured notes we may issue. Consequently, liquidating the Collateral securing the notes and the guarantees may not result in proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any creditors with prior liens. If the proceeds of any sale of Collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured, unsubordinated claim against our and the subsidiary guarantors’ remaining assets.

The net profit interests we have granted or may grant in certain of our oil and gas properties which constitute Collateral have the effect of reducing the value of the Collateral and could adversely affect the ability to realize or foreclose on the Collateral.

We have granted and may grant in the future overriding royalty interests in the form of net profit interests and other similar long-term obligations with respect to certain of our oil and gas properties which constitute Collateral securing the notes and the related guarantees, which have the effect of reducing the value of such Collateral to the extent of such net profit interests and which could adversely affect the ability of the collateral agent, the trustee under the indenture or the holders of the notes to realize or foreclose on such Collateral.

At December 31, 2008 and 2009 and at September 30, 2010, we had net profits interests and other similar long-term obligations (including vendor deferrals and dollar-denominated overriding royalty interests) of $2.6 million, $274.9 million and $495.2 million, respectively, and total assets of $2,275.6 million, $2,803.1 million and $3,346.1 million, respectively.

Other secured indebtedness, including under our senior secured credit facility, will be effectively senior to the notes to the extent of the value of the Collateral securing the senior secured credit facility.

Our senior secured credit facility is collateralized by a first-priority lien in the Collateral. In addition, as described under “Description of Exchange Notes—Certain Covenants—Limitation on Indebtedness and Preferred Stock,” the indenture may permit us to incur additional indebtedness secured on a first-priority basis by the Collateral in the future. The first-priority liens in the Collateral and any such future indebtedness will be higher in priority as to the Collateral than the security interests securing the notes and the related guarantees. The notes and the related guarantees will be secured, subject to permitted liens, by a second-priority lien in the Collateral. Holders of the indebtedness under our senior secured credit facility and any other indebtedness collateralized by a first-priority lien in the Collateral will be entitled to receive proceeds from the realization of value of the Collateral to repay such indebtedness in full before the holders of the notes will be entitled to any recovery from such Collateral. In addition, our senior secured credit facility is secured by the capital stock of certain of our subsidiaries.

Accordingly, holders of the notes will only be entitled to receive proceeds from the realization of value of the Collateral after all indebtedness and other obligations under our senior secured credit facility and any other obligations secured by first-priority liens on the Collateral are repaid in full. As a result, the notes will be effectively junior in right of payment to indebtedness under our senior secured credit facility and any other indebtedness collateralized by a higher priority lien in the Collateral, to the extent of the realizable value of such Collateral.

The rights of the holders of the notes with respect to the Collateral will be substantially limited by the terms of the lien ranking agreements set forth in the indenture governing the notes and the intercreditor agreement, even during an event of default. Under the indenture governing the notes and the intercreditor agreement, at any time that obligations that have the benefit of the higher priority liens are outstanding, any actions that may be taken with respect to (or in respect of) such Collateral, including the ability to cause the commencement of enforcement proceedings against such Collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of such Collateral from the lien of, and waivers of past defaults under, such documents relating to such Collateral, will be at the direction of the holders of the obligations secured by the first-priority liens, and the holders of the notes secured by lower priority liens may be adversely affected. See “Description of Exchange Notes—Security” and “Description of Exchange Notes—Amendments and waivers.”

Under the terms of the intercreditor agreement, at any time that obligations that have the benefit of the first-priority liens on the Collateral are outstanding, if the holders of such indebtedness release the Collateral for any reason whatsoever (other than any such release granted following the discharge of obligations with respect to our senior secured credit facility), including, without limitation, in connection with any sale of assets, the second-priority security interest in such Collateral securing the notes will be automatically and simultaneously released without any consent or action by the holders of the notes, subject to certain exceptions. The Collateral so released will no longer secure our and the guarantors’ obligations under the notes and the related guarantees.

In addition, because the holders of the indebtedness secured by first-priority liens in the Collateral control the disposition of the Collateral, such holders could decide not to proceed against the Collateral, regardless of whether there is a default under the documents governing such indebtedness or under the indenture governing the notes. In such event, the only remedy available to the holders of the notes would be to sue for payment on the notes and the related guarantees. The indenture governing the notes and the intercreditor agreement contains certain provisions benefiting holders of indebtedness under our senior secured credit facility, including provisions prohibiting the trustee and the collateral agent from objecting following the filing of a bankruptcy petition to a number of important matters regarding the Collateral and the financing to be provided to us. After such filing, the value of this Collateral could materially deteriorate and holders of the notes would be unable to raise an objection. In addition, the right of holders of obligations secured by first priority liens to foreclose upon and sell such Collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding. The intercreditor agreement also gives the holders of first-priority liens on the Collateral the right to access and use the collateral that secures the notes to allow those holders to protect the Collateral and to process, store and dispose of the Collateral.

The Collateral will also be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under our senior secured credit facility and other creditors that have the benefit of first-priority liens on such Collateral from time to time, whether on or after the date the notes and related guarantees are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the Collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such Collateral.

There are circumstances other than repayment or discharge of the notes under which the Collateral securing the notes and the related guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, all or a portion of the Collateral may be released, including:

•

to enable the sale, transfer or other disposal of such Collateral in a transaction not prohibited under the indenture governing the notes or our senior secured credit facility, including the sale of any entity in its entirety that owns or holds such Collateral; and

•	with respect to Collateral held by a guarantor, upon the release of such guarantor from its guarantee.

In addition, the guarantee of a subsidiary guarantor will be released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture.

The indenture governing the notes permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary, all of the liens on any Collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture governing the notes but not under our senior secured credit facility. Designation of an unrestricted subsidiary will reduce the aggregate value of the Collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of Exchange Notes.”

Rights of holders of the notes in the Collateral may be adversely affected by the failure to perfect security interests in the Collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the Collateral securing the notes may not be perfected with respect to the claims of the notes if we do not take the actions necessary to perfect any of these liens. Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. The trustee and the collateral agent have no obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interests therein. There can be no assurance that the trustee or the collateral agent will monitor the future acquisition of property and rights that constitute Collateral, or that the necessary action will be taken to properly or timely perfect the lien on such after-acquired Collateral. Such failure may result in the loss of the practical benefits of the lien thereon or of the priority of the lien securing the notes.

Any future grant of a lien on the Collateral might be avoidable in bankruptcy.

Any future grant of a lien on the Collateral in favor of the trustee and the collateral agent, including pursuant to security documents delivered after the date of the indenture governing the notes, might be avoidable by the person granting such lien (as debtor-in-possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including if the person granting such lien is insolvent at the time the lien is granted, the lien permits the holders of the notes to receive a greater recovery than if the lien had not been given and a bankruptcy proceeding in respect of the person granting such lien is commenced within 90 days following the date the lien was granted, or, in certain circumstances, a longer period.

The Collateral is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the Collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the related guarantees.

In the event of a total or partial loss to any of the Collateral, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to obtain replacement equipment and inventory could cause significant delays.

In the event of our bankruptcy, the ability of the holders of the notes to realize upon the Collateral will be subject to certain bankruptcy law limitations.

The ability of holders of the notes to realize upon the Collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under applicable U.S. federal bankruptcy laws, secured creditors are prohibited from, among other things, repossessing their security from a debtor in a bankruptcy case without bankruptcy court approval and may be prohibited from retaining security repossessed by such creditor without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral, including cash collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The secured creditor is entitled to “adequate protection” to protect the value of the secured creditor’s interest in the Collateral as of the commencement of the bankruptcy case but the adequate protection actually provided to a secured creditor may vary according to the circumstances. Adequate protection may include cash payments or the granting of additional security if and at such times as the court, in its discretion and at the request of such creditor, determines after notice and a hearing that the collateral has diminished in value as a result of the imposition of the automatic stay of repossession of such Collateral or the debtor’s use, sale or lease of such Collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the trustee and collateral agent under the indenture governing the notes could foreclose upon or sell the Collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

Moreover, the trustee and collateral agent under the indenture governing the notes may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property, if any, because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened releases of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such Collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the notes.

In the event of a bankruptcy of us or any of the guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the Collateral securing the notes.

In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the Collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim in an amount equal to the value of the Collateral and an unsecured claim with respect to the remainder of its claim which would not be entitled to the benefits of security in the Collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at any time prior to such a finding of under-collateralization, those payments would be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

The value of the Collateral securing the notes may not be sufficient to secure post-petition interest.

In the event of a bankruptcy proceeding with respect to us or any of the guarantors, holders of the notes will only be entitled to post-petition interest under the United States Bankruptcy Code to the extent that the value of their security interest in the Collateral is greater than their pre-bankruptcy claim. Holders of the notes that have a security interest in Collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the United States Bankruptcy Code. No appraisal of the fair market value of the Collateral has been prepared in connection with the Exchange offer and therefore the value of the notes holders’ interest in the Collateral may not equal or exceed the principal amount of the notes.

With respect to our real properties mortgaged as security for the notes, no surveys or title insurance will be delivered. There will be no independent assurance therefore, that the mortgages securing the notes are encumbering the correct real properties or that there are no liens other than those permitted by the indenture encumbering such real properties.

In connection with the Exchange offer, we are not required to provide surveys or title insurance with respect to our real properties intended to constitute Collateral. As a result, there is no independent assurance that, among other things, (i) the real property encumbered by each mortgage includes the property owned, leased or otherwise held by us and our subsidiaries that it was intended to include, (ii) we have the rights to the real properties that we purport to have in each mortgage and that our title to such real property is not encumbered by liens not permitted by the indenture governing the notes, and (iii) no encroachments, adverse possession claims, zoning or other restrictions exist with respect to such real properties which could result in a material adverse effect on the value or utility of such real properties.

Risks Related to Our Business

The U.S. governmental and regulatory response to the Deepwater Horizon drilling rig accident and resulting oil spill could have a prolonged and material adverse impact on our Gulf of Mexico operations.

On April 20, 2010, a semi-submersible drilling rig operating in the deepwater Outer Continental Shelf (“OCS”) in the Gulf of Mexico exploded, burned for two days and sank, resulting in an oil spill in Gulf of Mexico waters. In response to this crisis, the U.S. Department of the Interior (“DOI”), on May 6, 2010, instructed the Minerals Managements Service (“MMS”) to stop issuing drilling permits for OCS wells and to suspend existing OCS drilling permits issued after April 20, 2010, until May 28, 2010, when a report on the accident was expected to be completed. On May 28, 2010, DOI issued a moratorium (“Moratorium I”), originally scheduled to last for six months, that essentially halted all drilling in water depths greater than 500 feet in the Gulf of Mexico. On June 7, 2010, a lawsuit was filed by several suppliers of services to Gulf of Mexico exploration and production companies challenging the legality of Moratorium I. This challenge was successful and on June 22, 2010, a Federal District Court issued a preliminary injunction preventing Moratorium I from taking effect. On July 8, 2010, the United States Court of Appeals for the Fifth Circuit denied the DOI’s motion to stay the preliminary injunction against the enforcement of Moratorium I. On July 12, 2010, in response to the Court’s actions, the DOI issued a second moratorium (“Moratorium II”), originally scheduled to end on November 30, 2010, that (i) specifically superseded Moratorium I, (ii) suspended all existing operations in the Gulf of Mexico and other regions of the OCS utilizing a subsea blowout preventer (“BOP”) or a surface BOP on a floating facility, and (iii) suspended pending and future permits to drill wells involving the use of a subsurface BOP or a surface BOP on a floating facility. Several lawsuits challenging the legality of Moratorium II were subsequently filed in different Federal District Courts, all of which have been consolidated into one case in a Federal District Court that is still pending. On October 12, 2010 the DOI lifted Moratorium II as to all deepwater drilling activity.

The lifting of Moratorium II, however, did not remove all restrictions on offshore drilling. According to DOI’s order lifting Moratorium II, prior to receiving new permits to drill wells, OCS lessees and operators must first comply with an earlier notice to lessees and operators issued by BOEM, successor to the MMS, that requires additional testing, third-party verification, training for rig personnel, and governmental approvals to enhance well bore integrity and the operation of BOPs and other well control equipment used in OCS wells, (“NTL 2010-No.5”). NTL 2010 No.5 was set aside by the Federal District Court on October 19, 2010, as having been improperly issued by BOEM. The DOI’s order lifting Moratorium II, however, also requires OCS lessees and operators to comply with BOEM’s Interim Final Rule entitled “Increased Safety Measures for Energy Development on the Outer Continental Shelf (the “Safety Interim Final Rule”) issued in September 2010, before recommencing deepwater operations. In general, the Safety Interim Final Rule incorporates the terms of NTL 2010-No.5 and establishes new safety requirements relating to the design of wells and testing of the integrity of well bores, the use of drilling fluids, and the functionality and testing of BOPs. Longer term, OCS lessees and operators will be required to comply with the BOEM’s new Final Workplace Safety Rule, also issued by BOEM in September 2010. The Final Workplace Safety Rule requires all OCS operators to implement all of the formerly voluntary practices in the American Petroleum Institute’s Recommended Practice 75, which includes the development and maintenance of a Safety and Environmental Management System, within one year after the date of the rule. In addition to these two rules, before a permit will be issued, each operator must demonstrate that it has enforceable obligations that ensure that containment resources are available promptly in the event of a deepwater blowout. Although Moratorium II has been lifted, we cannot predict with certainty when permits will be granted under the new requirements.

There is also legislation pending in both houses of the U.S. Congress that, if enacted, would significantly impact oil and gas operations on the OCS. In the U.S. House of Representatives, H.R. 3534 proposes to impose numerous new requirements on OCS operations, including increased performance standards for BOPs, disqualification of certain companies from bidding on federal leases or drilling OCS wells, and requirements for documented blowout scenarios in OCS exploration plans. There is also pending in the U.S. Senate a bill that contains some of the same provisions contained in the H.R. 3534. If ultimately enacted, these bills will require higher insurance levels, increased liability exposure, additional fees on production, as well as numerous additional operating constraints and procedures.

We cannot predict how federal and state authorities will further respond to the incident in the Gulf of Mexico or whether additional changes in laws and regulations governing oil and gas operations in the Gulf of Mexico will result. New regulations already issued will, and potential future regulations or additional statutory limitations, if enacted or issued, could, require a change in the way we conduct our business, increase our costs of doing business or ultimately prohibit us from drilling for or producing hydrocarbons in the Gulf of Mexico. We cannot predict if or how the governments of other countries in which we operate will respond to the accident in the Gulf of Mexico.

We have ongoing and planned drilling operations in the deepwater Gulf of Mexico, some of which were permitted prior to April 20, 2010, and some of which are not yet permitted. Such permits, among other required approvals, are necessary prior to commencement of offshore drilling operations. Moratorium II has caused us to delay the third and fourth wells scheduled at our Telemark Hub and, even though Moratorium II has been lifted, any delays in the resumption of the permitting process may result in delays in our drilling operations scheduled in 2011 at our Gomez Hub. During June 2010, we agreed to terminate a contract for services of a drilling rig as a result of Moratorium I. Under the termination agreement, we obtained a full release from our obligations under the contract and incurred net costs of $8.7 million reflected as contract termination costs on our September 30, 2010 statement of operations.

We project a substantial increase in production over the next year as development wells are brought to production. Absent alternative funding sources, achieving our projected production growth is necessary to provide the cash flow required to fund our capital plan and meet our existing obligations, both over the next twelve months and on a longer term basis. Our ability to execute our plan depends, in part, on our ability to continue drilling for and producing hydrocarbons in the Gulf of Mexico. Our plan is currently based upon obtaining necessary drilling permits, and successfully achieving commercial production from existing wells presently scheduled to commence during the remainder of 2010 and 2011. Delays from difficulties receiving necessary permits, reduced access to equipment and services, or bad weather, could have a material adverse effect on our financial position, results of operations and cash flows. In addition to the risks associated with achieving our projected production growth, additional regulatory requirements and increased costs for which funding must be secured, or a negative change in commodity prices and operating cost levels, could also have a material adverse effect on our financial position, results of operations and cash flows. While we are pursuing various other sources of funding, there is no assurance that these alternative sources will be available should any of the above risks or uncertainties materialize.

If we are not able to generate sufficient funds from our operations and other financing sources, we may not be able to finance our planned development activity, acquisitions or service our debt.

We have historically needed and will continue to need substantial amounts of cash to fund our capital expenditure and working capital requirements. Our ongoing capital requirements consist primarily of funding development and exploration of our oil and gas reserves. Acquisitions and abandonment of oil and gas properties and meeting our debt service obligations account for a portion of capital requirements. Cash paid for capital expenditures for oil and gas properties was approximately $635.3 million, $917.5 million and $849.5 million for the years ended December 31, 2009, 2008 and 2007, respectively. Development and exploration costs accounted for 100%, 100% and 96%, respectively, of our total capital expenditures during those three years. For the nine months ended September 30, 2010, cash paid for capital expenditures for oil and gas properties was approximately $498.6 million. Development and exploration costs accounted for 100% of our total capital expenditures for the same period. During the remainder of 2010, we plan to finance anticipated expenses, debt service, development, exploration, acquisition and abandonment requirements with available cash, funds generated by operating activities and, potentially, net cash proceeds from the sales of assets and capital market transactions.

We have been dependent on debt and equity financing to fund our cash needs that were not funded from operations or the sale of assets. Since mid-2008, the capital markets in the United States and the remainder of the world have been in disarray. There have been capital market transactions completed, but they have been very expensive compared to historical levels. In addition, low commodity prices, production problems, disappointing drilling results and other factors beyond our control could reduce our funds from operations and may restrict our ability to obtain additional financing or to pay interest and principal on our debt obligations. Furthermore, we have incurred losses in the past that may affect our ability to obtain financing. Quantifying or predicting the likelihood of any or all of these occurring is difficult in the current domestic and world economy. For these reasons, financing may not be available to us in the future on acceptable terms or at all. In the event additional capital is required but not available on acceptable terms, we would curtail our acquisition, drilling, development and other activities or could be forced to sell some of our assets on an untimely or unfavorable basis.

The global financial crisis and economic downturn may materially and adversely impact our financial condition and results of operations in amounts and ways that we currently cannot predict.

During 2007, the U.S., Canada and many other countries began to exhibit signs of economic weakness, which continued throughout 2008 and 2009. This weakness has had an adverse impact on the global financial system, stressing a number of large financial institutions. Capital constraints coupled with significant energy price volatility have produced pervasive liquidity issues for many companies. Such events have created uncertainty in the economic outlook, and have amplified the potential likelihood of certain risks in our business.

The continued credit crisis and related turmoil in the global financial system may have an impact on our industry, our business and our financial condition. This stress in the markets may cause us to face greater challenges if conditions in the financial markets do not improve. Our ability to access the capital markets or to consummate planned asset sales may be restricted at a time when we would like or need to raise capital, impairing our ability to react to changing economic and business conditions, or modifying or interrupting our business plans. The current economic situation could lead to reduced demand for oil and natural gas, or lower prices for oil and natural gas, or both, which could have a negative impact on our revenues, the value of our assets and our ability to meet our obligations. Further, the economic situation could also impact our lenders, customers and hedging counterparties and may cause them to fail to meet their obligations to us with little or no warning.

Oil and natural gas prices are volatile, and low prices have had in the past and could have in the future a material adverse impact on our business.

Our revenues, profitability and future growth and the carrying value of our properties depend substantially on the prices we realize for our oil and natural gas production. Our realized prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital.

Historically, the markets for oil and natural gas have been volatile, and they are likely to continue to be volatile in the future. For example, oil and natural gas prices increased significantly in late 2000 and early 2001 and then steadily declined in 2001. This phenomenon occurred again beginning in 2004 when oil began to climb reaching an all-time high in mid 2008. By the end of 2008, oil had lost nearly two thirds of its value dropping from a high of $146 per barrel in July 2008 to a close of $45 per barrel in December 2008. In February 2009, oil closed at its low for the year of $33.98 per barrel only to rise to its high for the year of $81.37 per barrel in October. Among the factors that have caused and may continue to cause this volatility are:

•	worldwide or regional demand for energy, which is affected by economic conditions;

•	the domestic and foreign supply of oil and natural gas;

•	the devaluation and subsequent revaluation of the U.S. dollar against other currencies;

•	weather conditions;

•	domestic and foreign governmental regulations and lack of regulations;

•	speculation by non-energy companies buying and selling commodities with no intention to receive physical delivery;

•	political conditions in natural gas or oil producing regions;

•	the ability or inability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels; and

•	price and availability of alternative fuels.

It is impossible to predict oil and natural gas price movements with certainty. Lower oil and natural gas prices may not only decrease our revenues on a per-unit basis but also may reduce the amount of oil and natural gas that we can produce economically. A substantial or extended decline in oil and natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures. Further, oil prices and natural gas prices do not necessarily move together.

Our actual development results are likely to differ from our estimates of our oil and gas reserves. We may experience production that is less than estimated and development costs that are greater than estimated in our reserve reports. Such differences may be material.

Estimates of our oil and natural gas reserves and the costs and timing associated with developing these reserves may not be accurate. Additionally, at December 31, 2009 approximately 87% of our total proved reserves are classified as undeveloped. Development of these reserves may not yield the expected results, or the development may be delayed or the development costs may exceed our estimates, any of which may materially affect our financial position and results of operations. Development activity may result in downward adjustments of reserves or higher than estimated costs.

Our estimates of our proved oil and natural gas reserves and the estimated future net revenues from such reserves are based upon various assumptions, including assumptions required by the SEC relating to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. This process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise and the quality and reliability of this data can vary.

Any significant variance could materially affect the estimated quantities and PV-10 value of our reserves. Our properties may also be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, we will likely adjust estimates of proved reserves to reflect production history, results of development, prevailing oil and natural gas prices and other factors, many of which are beyond our control. Actual production, revenues, taxes, development expenditures and operating expenses with respect to our reserves may vary materially from our estimates.

Delays in the development of or production curtailment at our material properties including at our Telemark Hub may adversely affect our financial position and results of operations.

The size of our operations and our capital expenditure budget limits the number of properties that we can develop in any given year. Complications in the development of any single major well or infrastructure installation may result in a material adverse effect on our financial condition and results of operations. For instance, production delays are occurring resulting from Moratorium I and Moratorium II as described above in the first risk factor under “—Risks Related to Our Business.” During 2009, a workover operation at a well in our Gomez Hub took longer to obtain permits than anticipated. As a result, this workover scheduled for completion in the fourth quarter of 2009 was not finished until late January 2010. In 2008, we experienced production delays and increased costs at our High Island A-589 project in the Gulf of Mexico. During 2006 and 2007, we experienced production delays and increased development costs in connection with the development of our Tors wells in the North Sea.

In addition, relatively few wells contribute a substantial portion of our production. If we were to experience operational problems or adverse commodity prices resulting in the curtailment of production in any of these wells, our total production levels would be adversely affected, which would have a material adverse effect on our financial condition and results of operations. For example, during September 2008, Hurricane Ike caused wide-spread damage to many pipelines in the Gulf of Mexico. While our facilities suffered only minimal damage, production curtailments resulting from damages to third party infrastructure, especially downstream of the Gomez Hub, significantly impacted our cash flows for several months.

Our price risk management decisions may reduce our potential gains from increases in commodity prices and may result in losses.

We utilize derivative instruments and fixed-price forward sales contracts with respect to a portion of our expected production, generally not less than 40% or more than 80% of such production in order to manage our exposure to oil and natural gas price volatility. These instruments expose us to risk of financial loss if:

•	production is less than expected for forward sales contracts;

•	the counterparty to the derivative instrument defaults on its contract obligations; or

•	there is an adverse change in the expected differential between the underlying price in the derivative instrument and the fixed-price forward sales contract and actual prices received.

Our results of operations may be negatively impacted in the future by our derivative instruments and fixed-price forward sales contracts as these instruments may limit any benefit we would receive from increases in the prices for oil and natural gas.

The unavailability or increased cost of drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our ability to execute on a timely basis our development plans and abandonment operations within our budget.

Shortages or an increase in cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our operations, which could have a material adverse effect on our business, financial condition and results of operations. Increased drilling activity in the Gulf of Mexico and the North Sea decreases the availability of offshore rigs and associated equipment. In periods of increased drilling activity in the Gulf of Mexico and the North Sea, we may experience increases in associated costs, including those related to drilling rigs, equipment, supplies and personnel and the services and products of other vendors to the industry. These costs may increase further and necessary equipment and services may not be available to us at economical prices. For the years ended December 31, 2009, 2008 and 2007, we recorded losses on abandonment of $2.9 million, $13.3 million and $18.6 million, respectively, primarily as a result of unanticipated increases in service costs in the Gulf of Mexico. Redeployment of drilling rigs to areas other than the Gulf of Mexico as the result of Moratorium I and Moratorium II may also be expected to reduce the availability of offshore rigs, particularly those with deepwater capability, thus increasing costs in future years.

Our insurance coverage may not be sufficient to cover some liabilities or losses that we may incur.

The occurrence of a significant accident or other event not fully covered by our insurance could have a material adverse effect on our operations and financial condition. Our insurance does not protect us against all operational risks. We do not carry business interruption insurance at levels that would provide enough funds for us to continue operating without access to other funds. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. Because third party contractors and other service providers are used in our offshore operations, we may not realize the full benefit of worker’s compensation laws in dealing with their employees. In addition, pollution and environmental risks generally are not fully insurable.

We may suffer losses as a result of foreign currency fluctuations.

The net assets, net earnings and cash flows from our wholly owned subsidiaries in the U.K. and the Netherlands are based on the U.S. dollar equivalent of such amounts measured in the applicable local currency. These foreign operations have the potential to impact our financial position due to fluctuations in exchange rates. Any increase in the value of the U.S. dollar in relation to the value of the local currency will adversely affect our revenues from our foreign operations when translated into U.S. dollars. Similarly, any decrease in the value of the U.S. dollar in relation to the value of the local currency will increase our development costs in our foreign operations, to the extent such costs are payable in foreign currency, when translated into U.S. dollars. We currently have no derivatives or other financial instruments in place to hedge the risk associated with the movement in foreign currency exchange rates.

The oil and natural gas business involves many uncertainties and operating risks that can prevent us from realizing profits and can cause substantial losses.

Our development activities may be unsuccessful for many reasons, including cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas or oil well does not ensure a profit on investment. A variety of factors, both technical and market-related, can cause a well to become uneconomic or only marginally economic. In addition to their cost, unsuccessful wells can hurt our efforts to replace reserves.

The oil and natural gas business involves a variety of operating risks, including:

•	fires;

•	explosions;

•	blow-outs and surface cratering;

•	uncontrollable flows of natural gas, oil and formation water;

•	pipe, cement, subsea well or pipeline failures;

•	casing collapses;

•	embedded oil field drilling and service tools;

•	abnormally pressured formations;

•	environmental accidents or hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases; and

•	hurricanes and other natural disasters.

If we experience any of these problems, it could affect well bores, platforms, gathering systems and processing facilities, which could adversely affect our ability to conduct operations. We could also incur substantial losses in excess of our insurance coverage as a result of:

•	injury or loss of life;

•	severe damage to and destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	clean-up responsibilities;

•	regulatory investigation and penalties;

•	suspension of our operations; and

•	repairs to resume operations.

Offshore operations are also subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for development or leasehold acquisitions, or result in loss of equipment and properties.

Our Gulf of Mexico properties are subject to rapid production declines. Therefore, we are required to replace our reserves at a faster rate than companies whose onshore reserves have longer production periods. We may not be able to identify or complete the acquisition of properties with sufficient proved reserves to implement our business strategy.

Reservoirs in the Gulf of Mexico are typically prolific producers due to their high permeability and efficient completions. Reserves can therefore be produced rapidly. As of December 31, 2009, we project normalized decline rates of 15% for gas and 21% for oil in our Gulf of Mexico undeveloped deepwater fields. While this results in recovery of a relatively higher percentage of reserves from properties in the Gulf of Mexico during the initial years of production, we must incur significant capital expenditures to replace declining production.

We may not be able to identify or complete the acquisition of properties with sufficient reserves or reservoirs to implement our business strategy. As we produce our existing reserves, we must identify, acquire and develop properties through new acquisitions or our level of production and cash flows will be adversely affected. The availability of properties for acquisition depends largely on the divesting practices of other oil and natural gas companies, commodity prices, general economic conditions and other factors that we cannot control or influence. A substantial decrease in the availability of oil and gas properties that meet our criteria in our areas of operation, or a substantial increase in the cost to acquire these properties, would adversely affect our ability to replace our reserves.

We may incur substantial impairment write-downs.

We account for our oil and gas property costs using the successful efforts accounting method. Under the successful efforts method, lease acquisition costs and intangible drilling and development costs on successful wells and development dry holes are capitalized. Costs of drilling exploratory wells are initially capitalized, but charged to expense if and when a well is determined to be unsuccessful.

If management’s estimates of the recoverable reserves on a property are revised downward, if development costs exceed previous estimates or if oil and natural gas prices decline, we may be required to record additional noncash impairment write-downs in the future, which would result in a negative impact to our financial position and earnings. We review our proved oil and gas properties for impairment on a depletable unit basis regularly on each calendar quarter, or whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. To determine if a depletable unit is impaired, we compare the carrying value of the depletable unit to the undiscounted future net cash flows by applying management’s estimates of future oil and gas prices to the estimated future production of oil and gas reserves over the economic life of the property and deducting estimated future operating and development costs. Future net cash flows are based upon reservoir engineers’ estimates of proved reserves. In addition, other factors such as probable and possible reserves are taken into consideration when justified by economic conditions and actual or planned drilling or other development activities. For a property determined to be impaired, an impairment loss equal to the excess of the carrying value over the estimated fair value of the impaired property will be recognized. Fair value, on a depletable unit basis, is estimated to be the present value of the aforementioned expected future net cash flows. Any impairments of proved properties are aggregated in accumulated depletion, depreciation, amortization and impairment, and reduce our basis in the asset. Each part of this calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future net cash flows and fair value. We recorded impairments during the years ended December 31, 2009, 2008 and 2007 totaling $44.6 million, $124.7 million and $34.1 million, respectively, on certain proved Gulf of Mexico shelf properties, primarily due to reduced commodity prices and reductions in estimates of recoverable reserves.

Unproved properties are also assessed periodically to determine whether they have been impaired. An impairment allowance is provided on an unproved property when we determine that the property will not be developed or the development activities undertaken are subsequently determined to be unsuccessful proving the reserves. Impairments of unproved properties were $1.2 million, $0.4 million and $0.2 million during 2009, 2008 and 2007, respectively, related to surrendered leases.

Management’s assumptions used in calculating oil and gas reserves or estimating the future cash flows or fair value of our properties are subject to change in the future at any time as economic conditions change. Any change in reserves volumes or commodity price forecasts will directly impact our estimates of future cash flows from the properties, and consequently each property’s fair value. Any adverse change in these variables could cause impairment expense to be recognized which would reduce our net income (or increase a net loss) and reduce our basis in the related asset.

We may be unable to identify liabilities associated with the properties that we acquire or obtain protection from sellers against them.

The acquisition of properties requires us to assess a number of factors, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, we perform a review of the subject properties, but such a review will not reveal all existing or potential problems. In the course of our due diligence, we may not inspect every well, platform or pipeline. We cannot necessarily observe structural and environmental problems, such as pipeline corrosion, when an inspection is made. We may not be able to obtain contractual indemnities from the seller for liabilities created prior to our purchase of the property. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.

Competition in our industry is intense, and we are smaller than some of our competitors in the Gulf of Mexico and in the North Sea.

We compete with major and independent oil and natural gas companies for property acquisitions. We also compete for the equipment and labor required to operate and to develop these properties. Some of our competitors have substantially greater financial and other resources than we do. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for oil and natural gas properties and may be able to define, evaluate, bid for and acquire a greater number of properties than we can. Our ability to acquire additional properties and develop new and existing properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our success will depend on our ability to retain and attract experienced geoscientists and other professional staff. As of December 31, 2009, we had 22 engineers, geologist/geophysicists and other technical personnel in our Houston office, three engineers, geologist/geophysicists and other technical personnel in our U.K. location and one engineer in our Netherlands office. We depend to a large extent on the efforts, technical expertise and continued employment of these personnel and members of our management team. If a significant number of them resign or become unable to continue in their present role and if they are not adequately replaced, our business operations could be adversely affected.

Members of our management team own a significant amount of common stock, giving them influence in corporate transactions and other matters, and the interests of these individuals could differ from those of other shareholders.

Members of our management team beneficially own approximately 13% of our outstanding shares of common stock. As a result, these shareholders are in a position to significantly influence the outcome of matters requiring a shareholder vote, including the election of directors, the adoption of an amendment to our articles of incorporation and the approval of mergers and other significant corporate transactions. Their influence may delay or prevent a change of control and may adversely affect the voting and other rights of other shareholders.

Rapid growth may place significant demands on our resources.

We have experienced rapid growth in our operations and expect that significant expansion of our operations will continue. Our rapid growth has placed, and our anticipated future growth will continue to place, a significant demand on our managerial, operational and financial resources due to:

•	the need to manage relationships with various strategic partners and other third parties;

•	difficulties in hiring, managing and retaining skilled personnel necessary to support our business;

•	the need to train and manage a growing employee base; and

•	pressures for the continued development of our financial and information management systems.

If we have not made adequate allowances for the costs and risks associated with this expansion or if our systems, procedures or controls are not adequate to support our operations, our business could be adversely impacted.

Terrorist attacks or similar hostilities may adversely impact our results of operations.

The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially adversely impact our business. Uncertainty surrounding military strikes or a sustained military campaign may affect our operations in unpredictable ways, including disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, processing plants and refineries, could be direct targets of, or indirect casualties of, an act of terror or war. The continuation of these developments may subject our operations to increased risks and, depending on their ultimate magnitude, could have a material adverse effect on our business, results of operations, financial condition and prospects.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

Development, production and sale of oil and natural gas in the Gulf of Mexico and in the North Sea are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations, including those described above in the first risk factor under “—Risks Related to Our Business.”

Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our costs. Accordingly, any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

Legislation and regulations pertaining to climate change and greenhouse gas emissions have the potential to materially adversely impact our business, financial condition, results of operations and cash flows, including costs of compliance and permitting delays. The extent and magnitude of these adverse impacts cannot be reliably or accurately estimated at this time because specific regulatory and legislative requirements have not been finalized and uncertainty exists with respect to the measures being considered, the costs and the time frames for compliance, and our ability to pass compliance costs on to our customers.

Potential regulations under the Dodd-Frank Act regarding derivatives could adversely impact our ability to engage in commodity price risk management activities.

We enter into commodity derivative contracts in order to hedge a portion of our natural gas production. On July 21, 2010, Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which imposes a comprehensive regulatory scheme significantly impacting companies engaged in over-the-counter (“OTC”) swap transactions. The Dodd-Frank Act generally applies to “swaps” entered into by “major swap participants” and/or “swap dealers”, each as defined in the Dodd-Frank Act. A swap is very broadly defined in the Dodd-Frank Act and includes an energy commodity swap. A swap dealer includes an entity that regularly enters into swaps with counterparties as an “ordinary course of business for its own account.” Furthermore, a person may qualify as a major swap participant if it maintains a “substantial position” in outstanding swaps, other than swaps used for “hedging or mitigating commercial risk” or whose positions create substantial exposure to its counterparties or the U.S. financial system. The Dodd-Frank Act subjects swap dealers and major swap participants to substantial supervision and regulation by the Commodity Futures Trading Commission (“CFTC”), including capital standards, margin requirements, business conduct standards, and recordkeeping and reporting requirements. It also requires most regulated swaps to be cleared through a derivatives clearing organization (“DCO”) registered with the CFTC. By clearing through a DCO, each party to a swap will be required to provide collateral to the DCO to settle, on a daily basis, any credit exposure resulting from fluctuations in market prices. The CFTC also has the authority to impose position limits on companies trading in OTC derivatives markets. Although the Dodd-Frank Act provides a framework for regulating OTC swap transactions, the substance of the Act will be set forth in numerous rules subsequently promulgated by the CFTC and other agencies. Because the CFTC has not yet clearly articulated the scope of key definitions in the Dodd-Frank Act, such as “swap”, “swap dealer” and “major swap participant”, and because the parameters of Dodd-Frank Act requirements are still shifting, it is impossible to know exactly how the Dodd-Frank Act will impact our business. However, the issuance of any rules or regulations relating to the Dodd-Frank Act that subject us to additional business conduct standards, position limits and/or reporting, capital, margin or clearing requirements with respect to our energy commodity swap risk management positions could have an adverse effect on our ability to hedge risks associated with our business or on the cost of our hedging activities. If we are required to post collateral as a result of new rules, we would have to do so by utilizing cash or letters of credit, which would reduce our liquidity position and increase costs. These changes could materially reduce our hedging opportunities and increase the costs associated with our hedging programs, both of which could negatively affect our cash flow.

Risks Related to Taxes

Certain federal income tax deductions currently available with respect to oil and gas exploration and development may be eliminated as a result of future legislation.

Among the changes contained in the White House’s budget proposals, released on February 26, 2009, and February 1, 2010, is the elimination of certain key U.S. federal income tax preferences currently available to oil and gas exploration and production companies. Such changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and gas properties; (ii) the elimination of current deductions for intangible drilling and development costs; (iii) the elimination of the deduction for certain U.S. production activities; and (iv) an extension of the amortization period for certain geological and geophysical expenditures. Additionally, the Senate version of the Oil Industry Tax Break Repeal Act of 2009, introduced on April 23, 2009, and the Senate version of the Energy Fairness for America Act, introduced on May 20, 2009, include many of the proposals outlined in the White House’s budget proposals. It is unclear, however, whether any such changes will be enacted or how soon such changes could be effective.

The passage of any legislation as a result of the budget proposals, either Senate Bill or any other similar change in U.S. federal income tax law could eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such change could negatively affect our financial condition, results of operation and, thus, our ability to make payments on the notes.

Our ability to use our net operating losses to offset our future taxable income may be severely limited under Section 382 of the Internal Revenue Code.

Section 382 of the Internal Revenue Code of 1986, as amended, generally limits the ability of a corporation that undergoes an “ownership change” to utilize its net operating loss carryforwards (“NOLs”) and certain other tax attributes against future taxable income in periods after the ownership change. The amount of taxable income in each tax year after the ownership change that may be offset by pre-change NOLs and certain other pre-change tax attributes is generally equal to the product of (a) the fair market value of the corporation’s outstanding stock immediately prior to the ownership change and (b) the long-term tax exempt rate (i.e., a rate of interest established by the Internal Revenue Service that fluctuates from month to month). In general, an “ownership change” occurs whenever the percentage of the stock of a corporation owned, directly or indirectly, by “5-percent stockholders” (within the meaning of Section 382 of the Internal Revenue Code) increases by more than 50 percentage points over the lowest percentage of the stock of such corporation owned, directly or indirectly, by such “5-percent stockholders” at any time over the preceding three years.

Our NOLs and certain other tax attributes are already subject to an annual limitation as a result of an ownership change we experienced in November 2007. Changes in our ownership since November 2007, including changes resulting from our June 2009 common equity offering, our September 2009 common equity offering and our September 2009 convertible perpetual preferred stock offering may have already caused a second ownership change, or may result in one in the near future. Another ownership change could dramatically reduce our annual NOL limitation if our equity value at the time of the second ownership change was/is significantly below our equity value as of the November 2007 ownership change. Issuances of our stock, sales or other dispositions of our stock by certain significant stockholders, certain acquisitions of our stock and issuances, sales or other dispositions or acquisitions of interests in certain significant stockholders may have already triggered a second “ownership change,” and, even if no second ownership change has occurred to date, we will have little or no control over any such events in the future. If a second ownership change has already occurred, or were to occur in the future, any further limitation on our use of NOLs and certain other tax attributes to offset our taxable income could result in a significant increase in our future tax liability, and could negatively affect our financial condition, results of operation and our ability to make payments on the notes.

USE OF PROCEEDS

The Exchange Offer is intended to satisfy certain of our obligations under our registration rights agreement dated as of April 23, 2010. We will not receive any cash proceeds from the issuance of the exchange notes in the Exchange Offer. In consideration for issuing the exchange notes as contemplated in the Exchange Offer, we will receive private notes in the same principal amount. The terms of the exchange notes will be substantially identical to the terms of the private notes, except that the transfer restrictions, registration rights and related special interest terms applicable to the private notes will not apply to the exchange notes. The private notes surrendered in exchange for the exchange notes will be retired and canceled and may not be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding indebtedness or in the obligations of the guarantors of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratios of earnings to fixed charges for the periods indicated.

	Years Ended December 31,					Nine Months Ended September 30,
	2005	2006	2007	2008	2009	2010 (Unaudited)
Ratio of Earnings to Fixed Charges	0.65	0.63	1.31	1.87	—	—

For the purposes of determining the ratio of earnings to fixed charges, earnings are defined as net income before income taxes, amortization of capitalized interest, interest expense and pre-tax income attributable to a noncontrolling interest in a majority owned subsidiary. Fixed charges consist of interest incurred (expensed and capitalized), and dividends on preferred stock. Due to the variability in our yearly effective income tax rate, the calculation of ratio of earnings to fixed charges utilizes the U.S. statutory income tax rate of 35% rather than our effective income tax rate for each period indicated. Earnings were insufficient to cover fixed charges by $186.0 million for the year ended December 31, 2009 and by $279.2 million for the nine months ended September 30, 2010.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The following table below shows selected historical consolidated financial data as of and for the years ended December 31, 2009, 2008, 2007, 2006 and 2005 and as of and for the nine months ended September 30, 2010 and 2009. The selected historical consolidated financial data for the years ended December 31, 2009, 2008 and 2007 and as of December 31, 2009 and 2008 are derived from our audited financial statements incorporated by reference into this prospectus. The selected historical consolidated financial data for the years ended December 31, 2006 and 2005 and as of December 31, 2007, 2006 and 2005 are derived from audited financial statements not included or incorporated by reference into this prospectus. The selected historical consolidated financial data as of and for the nine months ended September 30, 2010 and 2009 are derived from our unaudited financial statements incorporated by reference into this prospectus. Results of operations that were achieved for the nine months ended September 30, 2010 and 2009 are not necessarily indicative of the results of operations for the entire year or any future period.

Our unaudited interim financial statements reflect all adjustments necessary to state fairly our financial position at September 30, 2010 and 2009 and our operations and cash flows for the nine months ended September 30, 2010 and 2009. All adjustments are of a normal recurring nature.

You should read the following data in connection with “Management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and related notes thereto incorporated by reference into this prospectus where there is additional disclosure regarding the information in the following table. Our historical results are not necessarily indicative of results to be expected in future periods.

($ in thousands)	Year ended December 31,					Nine months ended September 30,
	2005	2006	2007	2008	2009	2010	2009
						(Unaudited)
Statement of operations data:
Revenues:
Oil and gas production	$146,674	$414,182	$599,324	$584,823	$298,490	$296,249	$224,163
Other revenues(1)	—	5,639	8,611	33,206	13,664	—	13,664

	146,674	419,821	607,935	618,029	312,154	296,249	237,827
Costs, operating expenses and other:
Lease operating	23,629	72,446	91,693	91,196	84,956	89,423	60,463
Exploration	6,208	2,231	13,756	48	264	1,264	267
General and administrative(2)	24,331	32,976	32,018	41,653	44,211	29,213	25,153
Depreciation, depletion and amortization	64,069	169,704	247,378	246,434	152,780	158,621	120,433
Impairment of oil and gas properties	—	19,520	34,342	125,059	45,799	15,078	8,748
Accretion of asset retirement obligation	3,238	8,076	12,117	15,566	11,676	10,419	8,940
Contract termination costs	—	—	—	—	—	8,714	—
(Gain) loss on abandonment	(732)	9,603	18,649	13,289	2,872	233	2,949
(Gain) or loss on exchange/disposition of properties(3)	(2,743)	—	—	(119,233)	(12,433)	(27,020)	—
Other, net	(419)	(7)	(3,706)	(99)	(742)	(944)	696

	117,581	314,549	446,247	413,913	329,383	285,001	227,649

Income (loss) from operations	29,093	105,272	161,688	204,116	(17,229)	11,248	10,178

Other income (expense):
Interest income	4,064	4,532	7,603	3,476	710	591	555
Interest expense, net	(35,720)	(58,018)	(121,302)	(100,729)	(40,884)	(146,113)	(31,797)
Derivative income (loss)	—	—	—	89,035	(712)	14,799	14,999
Loss on extinguishment of debt	—	(28,115)	—	(24,220)	—	(78,171)	—

	(31,656)	(81,601)	(113,699)	(32,438)	(40,866)	(208,894)	(16,243)
Income (loss) before income taxes	(2,563)	23,671	47,989	171,678	(58,115)	(197,646)	(6,065)
Income tax (expense) benefit	(153)	(16,794)	631	(49,973)	22,534	76,266	4,094

Net income (loss)	(2,716)	6,877	48,620	121,705	(35,381)	(121,380)	(1,971)
Less: Income attributable to noncontrolling interest(4)	—	—	—	—	(13,380)	(12,355)	(9,818)
Preferred stock dividends	(9,858)	(46,225)	—	—	(2,856)	(8,420)	(62)

Net income (loss) available to common shareholders	$(12,574)	$(39,348)	$48,620	$121,705	$(51,817)	$(142,155)	$(11,851)

($ in thousands)	As of December 31,					As of September 30,
	2005	2006	2007	2008	2009	2010	2009
						(Unaudited)
Balance sheet data:
Cash and cash equivalents	$65,566	$182,592	$199,449	$214,993	$108,961	$206,931	$108,961
Working capital (deficit)(5)	567	77,504	96,888	36,459	(26,394)	(26,792)	(26,394)
Oil and gas properties, net	627,421	1,095,645	1,830,580	1,872,203	2,485,772	2,934,883	2,485,772
Total assets	823,763	1,447,058	2,307,133	2,275,610	2,803,147	3,346,110	2,803,147
Long-term debt, including current maturities	340,989	1,071,441	1,404,011	1,366,630	1,216,685	1,784,037	1,216,685
Other long-term obligations	—	—	—	2,582	274,942	495,190	274,942
Total liabilities	606,252	1,411,140	1,997,267	1,959,261	2,067,618	2,743,030	2,067,618
Temporary equity(4)	—	—	—	—	139,598	141,265	139,598
Total shareholders’ equity	217,511	35,918	309,866	316,349	595,931	461,815	595,931

(1)	Other revenues are comprised of amounts realized under our loss of production income insurance policy as a result of disruptions caused by the 2008 and 2005 hurricanes.
(2)	Effective January 1, 2006 we adopted the accounting standards for stock compensation using the modified prospective transition approach.
(3)	Gain on disposition of properties consists of our sale of the deep rights on a Gulf of Mexico property in 2009 and our sale of 80% of our working interest in Tors and Wenlock in the UK North Sea in 2008.
(4)	Represents the 49% noncontrolling interest in our consolidated limited partnership that holds the ATP Innovator floating production facility.
(5)	Working capital is defined as current assets minus current liabilities.

DESCRIPTION OF SENIOR INDEBTEDNESS

On June 18, 2010, the Company entered into a Credit Agreement (the “Credit Agreement”) among the Company, Credit Suisse AG (“CS”), as administrative and collateral agent, and the lenders party thereto, providing for initial term loans of $150 million (the “Term Loans”). Principal outstanding under the Term Loans bears interest at an annual rate of 11.0%. As security for the Company’s obligations under the Credit Agreement, the Company granted the lenders a security interest in and a first lien on the collateral described under “Description of Exchange Notes—Security.”

The Company is required to pay the principal amounts on the dates set forth below, together in each case with accrued and unpaid interest on the principal amount to be paid:

Repayment Date	Amount
December 18, 2010	$750,000
June 18, 2011	$750,000
December 18, 2011	$750,000
June 18, 2012	$750,000
December 18, 2012	$750,000
June 18, 2013	$750,000
December 18, 2013	$750,000
June 18, 2014	$750,000
October 15, 2014	$144,000,000

The Company is subject to certain negative covenants under the Credit Agreement. The provisions of the Credit Agreement limit the Company’s ability to, among other things:

•	incur additional indebtedness;

•	pay dividends on the Company’s capital stock or purchase, repurchase, redeem, defease or retire the Company’s capital stock or subordinated indebtedness;

•	make investments;

•	incur liens;

•	create any consensual restriction on the ability of the Company’s restricted subsidiaries to pay dividends, make loans or transfer property to the Company;

•	engage in transactions with affiliates;

•	sell assets; and

•	consolidate, merge or transfer assets.

The Credit Agreement also contains customary events of default, including, but not limited to, the following:

•	default for five days in any payment of interest on the Term Loans;

•	default in payment of principal of or premium, if any, on the Term Loans at maturity (including upon required repurchase, upon declaration of acceleration or otherwise);

•	failure by the Company to comply with its covenants in the Credit Agreement, in certain cases subject to notice and grace periods;

•

default under any mortgage, indenture or instrument governing any indebtedness for money borrowed or guaranteed by the Company or any of its restricted subsidiaries (other than indebtedness owed to the Company or any of its restricted subsidiaries), if such default: (i) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness within any applicable grace period; or (ii) results in the acceleration of such indebtedness prior to its maturity, and, in each case, the principal amount of the indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or acceleration of maturity, aggregates $25.0 million or more, subject to a cure provision;

•	certain events of bankruptcy, insolvency or reorganization with respect to the Company, a restricted subsidiary or a significant subsidiary;

•	failure to pay final judgments aggregating in excess of $25.0 million above the coverage under applicable insurance policies and after applicable grace periods; and

•	certain defaults with respect to any future subsidiary guarantees.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the sale of the private notes on April 23, 2010, we entered into a registration rights agreement with the initial purchasers of the private notes, which requires us to file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the private notes the opportunity to exchange their private notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement provides that we must use our commercially reasonable efforts to file the registration statement, to cause the registration statement to be declared effective under the Securities Act and to cause the Exchange Offer to be consummated not later than January 18, 2011. The registration rights agreement further provides that we must file a shelf registration statement for the resale of the notes under certain circumstances and use our reasonable best efforts to cause such registration statement to become effective under the Securities Act and to keep such registration statement effective for a period of two years, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold.

If the Exchange Offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before January 18, 2011 (the “Target Registration Date”), then we agree to pay each holder of notes liquidated damages in the form of additional interest in an amount equal to 0.25% per annum of the principal amount of notes held by such holder, with respect to the first 90 days after the Target Registration Date (which rate shall be increased by an additional 0.25% per annum for each subsequent 90-day period that such liquidated damages continue to accrue), in each case until the Exchange Offer is completed or the shelf registration statement is declared effective; provided, however, that at no time shall the amount of liquidated damages accruing exceed in the aggregate 1.0% per annum. Upon the completion of the Exchange Offer (or, if required, the effectiveness of the shelf registration statement) liquidated damages described in this paragraph will cease to accrue.

Except as described below, upon the completion of the Exchange Offer, our obligations with respect to the registration of the private notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. Following the completion of the Exchange Offer, holders of private notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the private notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the private notes could be adversely affected upon consummation of the Exchange Offer. See “Risk Factors—Risks Related to the Exchange Offer—If you do not properly tender your private notes, you will continue to hold unregistered private notes.”

In order to participate in the Exchange Offer, a holder must represent to us, among other things, that:

•	the exchange notes to be received by the holder will be acquired in the ordinary course of the holder’s business;

•

the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	the holder is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of ATP or any guarantor; and

•

if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for private notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of the exchange notes.

Under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offer in connection with the private notes pursuant to Rule 415 under the Securities Act.

Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the Exchange Offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate” of ATP or any guarantor within the meaning of Rule 405 under the Securities Act;

•	is a broker-dealer who purchased private notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of the holder’s business; or

•	has an arrangement with any person to engage in the distribution of the exchange notes.

Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for private notes, where such private notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.” Broker-dealers who acquired private notes directly from us and not as a result of market making activities or other trading activities may not rely on the staff’s interpretations discussed above or participate in the Exchange Offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the private notes.

Consequences of Failure to Exchange

If you do not participate or properly tender your private notes in this Exchange Offer:

•	you will retain private notes that are not registered under the Securities Act and that will continue to be subject to restrictions on transfer that are described in the legend on the private notes;

•

you will not be able to require us to register your private notes under the Securities Act unless, as set forth above, you do not receive freely tradable exchange notes in the Exchange Offer or are not eligible to participate in the Exchange Offer, and we are obligated to file a shelf registration statement;

•

you will not be able to offer to resell or transfer your private notes unless they are registered under the Securities Act or unless you offer to resell or transfer them pursuant to an exemption under the Securities Act; and

•	the trading market for your private notes will become more limited to the extent that other holders of private notes participate in the Exchange Offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letters of transmittal, we will accept any and all private notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date of the Exchange Offer. We will issue $2,000 principal amount of the exchange notes in exchange for each $2,000 principal amount of the private notes accepted in the Exchange Offer. You may tender some or all of your private notes pursuant to the Exchange Offer; however, private notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The forms and terms of the exchange notes are substantially the same as the forms and terms of the private notes, except that the exchange notes have been registered under the Securities Act and will not bear legends restricting their transfer. The exchange notes will be issued pursuant to, and entitled to the benefits of, the indenture that governs the private notes. The exchange notes, any remaining private notes and any additional notes issued under the indenture will be deemed one class of notes under the indenture.

As of the date of this prospectus, $1,500,000,000 in aggregate principal amount of the private notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of private notes and to others believed to have beneficial interests in the private notes. You do not have any appraisal or dissenters’ rights in connection with the Exchange Offer under Texas law or the indenture. The Exchange Offer is not conditioned upon any minimum principal amount of private notes being tendered.

We will be deemed to have accepted validly tendered private notes if and when we have given written notice of our acceptance to The Bank of New York Mellon Trust Company, N.A., the exchange agent for the Exchange Offer. The exchange agent will act as our agent for the purpose of receiving from us the exchange notes for the tendering noteholders. If we do not accept any tendered private notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus, or otherwise, we will return certificates for any unaccepted private notes, without expense, to the tendering noteholder as promptly as practicable after the expiration of the Exchange Offer. Tenders of private notes are irrevocable.

You will not be required to pay brokerage commissions or fees or, except as set forth below under “—Transfer Taxes,” transfer taxes with respect to the exchange of your private notes in the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See “—Fees and Expenses” below.

Expiration Date; Extension; Amendment

The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2011, unless we determine, in our sole discretion, to extend the Exchange Offer, in which case it will expire at the later date and time to which it is extended. We do not intend to extend the Exchange Offer, although we reserve the right to do so. If we extend the Exchange Offer, we will give written notice of the extension to the exchange agent and give each registered holder of private notes notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of the Exchange Offer.

We also reserve the right, in our sole discretion,

•	to accept tendered notes upon the expiration of the Exchange Offer, and extend the Exchange Offer with respect to untendered notes;

•

to delay accepting any private notes or, if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied or waived, to terminate the Exchange Offer by giving written notice of such delay or termination to the exchange agent; or

•	to amend the terms of the Exchange Offer in any manner by complying with Rule 14e-l(d) under the Exchange Act to the extent that rule applies.

We will notify you as promptly as we can of any extension, termination or amendment. In addition, we acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the private notes surrendered for exchange, promptly after the termination or withdrawal of the Exchange Offer.

Procedures for Tendering

Only a holder of private notes may tender the private notes in the Exchange Offer. Except as set forth under “—Book-Entry Transfer,” to tender in the Exchange Offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or a copy to the exchange agent prior to the expiration of the Exchange Offer. By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Purposes of the Exchange Offer.”

In addition:

•	the certificates representing your private notes must be received by the exchange agent prior to the expiration of the Exchange Offer;

•

a timely confirmation of a book-entry transfer of such notes, if that procedure is available, into the exchange agent’s account at The Depository Trust Company, or DTC, pursuant to the procedure for book-entry transfers described below under “—Book-Entry Transfer,” must be received by the exchange agent prior to the expiration of the Exchange Offer; or

•	you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under “—Exchange Agent,” or you must transmit to the exchange agent instead a computer-generated message through DTC’s ATOP system in which you acknowledge and agree to be bound by the terms of the letter of transmittal, prior to the expiration date.

Your tender prior to 5:00 p.m., New York City time, on the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

The method of delivery of private notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or private notes should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.

Any beneficial owner whose private notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the owner’s private notes, either make appropriate arrangements to register ownership of the private notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal must be guaranteed by an eligible institution unless:

•

private notes tendered in the Exchange Offer are tendered either by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the holder’s letter of transmittal or for the account of an eligible institution; and

•	the box entitled “Special Registration Instructions” on the letter of transmittal has not been completed.

If signatures on a letter of transmittal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

If the letter of transmittal is signed by a person other than you, your private notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those private notes.

If the letter of transmittal or any private notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

You should note that:

•

All questions as to the validity, form, eligibility, time of receipt and acceptance of private notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•

We reserve the absolute right to reject any and all tenders of any particular private notes not properly tendered or to not accept any particular private notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•

We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular private notes either before or after the expiration of the Exchange Offer, including the right to waive the ineligibility of any holder who seeks to tender private notes in the Exchange Offer. Unless we agree to waive any defect or irregularity in connection with the tender of private notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•

Our interpretation of the terms and conditions of the Exchange Offer as to any particular private notes either before or after the expiration of the Exchange Offer shall be final and binding on all parties.

•

Neither us, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of private notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Your tender will not be deemed to have been made and your private notes will be returned to you if:

•	you improperly tender your private notes;

•	you have not cured any defects or irregularities in your tender; and

•	we have not waived those defects, irregularities or improper tender.

The exchange agent will return your private notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the Exchange Offer.

In addition, we reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date or, as set forth under “—Conditions to the Exchange Offer,” to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase private notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

In all cases, the issuance of exchange notes for private notes that are accepted for exchange in the Exchange Offer will be made only after timely receipt by the exchange agent of certificates for your private notes or a timely book-entry confirmation of your private notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents.

If any tendered private notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if private notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged private notes, or private notes in substitution therefor, will be returned without expense to you. In addition, in the case of private notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged private notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the Exchange Offer. Private notes which are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the private notes at DTC for purposes of the Exchange Offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of private notes being tendered by causing DTC to transfer such private notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of private notes may be effected through book-entry transfer at DTC, the letter of transmittal or a copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” on or prior to the expiration of the Exchange Offer or you must comply with the guaranteed delivery procedures described below.

The Depository Trust Company’s Automated Tender Offer Program, or ATOP, is the only method of processing Exchange Offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender private notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of, and agrees to be bound by, the letter of transmittal.

If you hold your private notes in the form of book-entry interests and you wish to tender your private notes for exchange for exchange notes, you must instruct a participant in DTC to transmit to the exchange agent on or prior to the expiration of the Exchange Offer a computer-generated message transmitted by means of ATOP and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

In addition, in order to deliver private notes held in the form of book-entry interests:

•

a timely confirmation of book-entry transfer of such notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described above must be received by the exchange agent prior to the expiration of the Exchange Offer; or

•	you must comply with the guaranteed delivery procedures described below.

Certificated Private Notes

Only registered holders of certificated private notes may tender those notes in the Exchange Offer. If your private notes are certificated notes and you wish to tender those notes in the Exchange Offer, you must transmit to the exchange agent on or prior to the expiration of the Exchange Offer a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under “—Exchange Agent.”

In addition, in order to validly tender your certificated private notes:

•	the certificates representing your private notes must be received by the exchange agent prior to the expiration of the Exchange Offer; or

•	you must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you desire to tender your private notes and your private notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

•	you tender through an eligible financial institution;

•

on or prior to 5:00 p.m., New York City time, on the expiration date for the Exchange Offer, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

•

the certificates for all certificated private notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

•	your name and address;

•	the amount of private notes you are tendering; and

•

a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

•	the certificates for all certificated private notes being tendered, in proper form, for transfer or a book-entry confirmation of tender;

•	a written or facsimile copy of the letter of transmittal or a book-entry confirmation instead of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Conditions of the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, and subject to our obligations under the related registration rights agreement, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any private notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of any private notes for exchange any one of the following events occurs:

•	any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the Exchange Offer; or

•	the Exchange Offer violates any applicable law or any applicable interpretation of the staff of the SEC.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date for the Exchange Offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any private notes tendered, and no exchange notes will be issued in exchange for any tendered private notes if, at the time the notes are tendered, any stop order is threatened by the SEC or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A., as exchange agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

By Mail, Hand delivery or Overnight Courier:	By Facsimile Transmission:
The Bank of New York Mellon Corporation	The Bank of New York Mellon Corporation
Corporate Trust Operations	Corporate Trust Operations
Reorganization Unit	Reorganization Unit
480 Washington Boulevard—27th Floor	Attention: David Mauer
Jersey City, New Jersey 07310	Facsimile: (212)-298-1915
Attention: David Mauer

For Information or Confirmation by Telephone:

The Bank of New York Mellon Corporation

Corporate Trust Operations

Reorganization Unit

Attention: David Mauer

Telephone: (212)-815-3687

The exchange agent also acts as trustee under the indenture.

Fees and Expenses

We will not pay brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees. We will pay the estimated cash expenses to be incurred in connection with the Exchange Offer, which includes fees and expenses of the exchange agent and accounting, legal, printing and related fees and expenses.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with a tender of your private notes unless you instruct us to register exchange notes in the name of, or request that private notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder of private notes, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

DESCRIPTION OF EXCHANGE NOTES

The private notes were, and the exchange notes will be, issued under an indenture among ATP Oil & Gas Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the United States Trust Indenture Act of 1939, as amended.

ATP Oil & Gas Corporation issued $1,500,000,000 in aggregate principal amount of its 11.875% Senior Second Lien Notes due 2015, which we refer to as the private notes. The exchange notes will be pari passu with, and vote on any matter submitted to noteholders with, the private notes. The exchange notes have the same financial terms and covenants as the private notes. In this prospectus we sometimes refer to the private notes and the exchange notes together as the “Notes.” The exchange notes will evidence the same debt as the outstanding private notes which they replace.

The Notes have the benefit of certain collateral security as provided in the Security Documents. The Collateral Agent entered into, on behalf of and binding as to all present and future holders of the Notes, the Intercreditor Agreement, which contains, for the benefit of the First-Lien Creditors secured by Liens on the Collateral (as defined below) on a first-priority basis, provisions relating to (x) the junior status of the Liens in favor of the holders of the Notes and various related limitations on the rights of the holders of the Notes with respect to the Collateral and (y) turn-over requirements with respect to certain payments to the Trustee or holders of the Notes from proceeds of Collateral. See “—Security—Intercreditor Agreement.”

This description of exchange notes is intended to be a useful overview of the material provisions of the Notes, the Indenture, the Security Documents and the Intercreditor Agreement. Since this description of exchange notes is only a summary, you should refer to the Indenture and the Intercreditor Agreement for a complete description of the obligations of the Company and your rights. Copies of the Indenture and the Intercreditor Agreement have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part and are available to you as set forth under “Where You Can Find More Information.”

You will find the definitions of capitalized terms used in this description of exchange notes under the heading “Certain definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to ATP Oil & Gas Corporation and not to any of its subsidiaries.

General

The Notes. The Notes:

•	are senior secured obligations of the Company;

•	mature on May 1, 2015;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000;

•	will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form, see “Book-Entry, Delivery and Notes”;

•

will be secured by Second-Priority Liens, subject to Permitted Liens including Liens on the Collateral (as defined below) securing the First-Lien Obligations on a first-priority basis (which includes Indebtedness under our Senior Secured Credit Agreement), which Second-Priority Liens are subject to an Intercreditor Agreement;

•

rank senior in right of payment to all existing and future Subordinated Obligations of the Company and rank equally in right of payment with all Indebtedness of the Company that is not so subordinated, including any obligations under our Senior Secured Credit Agreement;

•	rank effectively senior to all Unsecured Indebtedness of the Company to the extent the value of the Collateral exceeds the amount of the First-Lien Obligations and any other prior Permitted Liens;

•

will be unconditionally guaranteed on a senior secured basis by each future Restricted Subsidiary of the Company that guarantees the Senior Secured Credit Agreement, see “—Subsidiary guarantees” and “—Future subsidiary guarantors;”

•

rank effectively junior to any obligations of the Company that are either (i) secured by a Lien on the Collateral that is senior or prior to the Second-Priority Liens securing the Notes, including the First-Priority Liens securing the First-Lien Obligations and any such Permitted Liens, or (ii) secured by assets that are not part of the Collateral securing the Notes, in each case to the extent of the value of the collateral securing such Indebtedness;

•	rank structurally junior to the indebtedness and other obligations of our non-guarantor subsidiaries, including each of our Unrestricted Subsidiaries; and

•	will be subject to the provisions of the Registration Rights Agreement.

Interest. Interest on the Notes will compound semiannually and will:

•	accrue at the rate of 11.875% per annum;

•	accrue from April 23, 2010 or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semiannually in arrears on May 1 and November 1, commencing on November 1, 2010;

•	be payable to the holders of record on the April 15 and October 15 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date, and no additional interest will accrue as a result of such delayed payment. The Company will pay interest on overdue principal of the Notes at the above rate, and overdue installments of interest at such rate, to the extent lawful.

We also will pay liquidated damages to holders of the Notes if we fail to complete the Exchange Offer by January 18, 2011 or if certain other conditions contained in the Registration Rights Agreement are not satisfied. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any liquidated damages pursuant to the Registration Rights Agreement.

Payments on the notes; paying agent and registrar

We will pay principal of, premium, if any, liquidated damages, and interest on the Notes at the office or agency designated by the Company in the City and State of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the registrar’s books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as paying agent or registrar.

We will pay principal of, premium, if any, liquidated damages, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee by wire transfer in immediately available funds to the accounts specified by The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

Transfer and exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. No service charge will be imposed by the Company, the Trustee or the registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered holder of a Note will be treated as the owner of it for all purposes.

Optional redemption

On and after May 1, 2013, we may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the Notes), plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Percentage
2013	111.875%
2014	100.000%

Prior to May 1, 2013, we may, at our option, on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes (including Additional Notes) issued under the Indenture with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 111.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1)	at least 65% of the original principal amount of the Notes issued on the Issue Date remains outstanding after each such redemption; and

(2)	the redemption occurs within 90 days after the closing of the related Equity Offering.

In addition, the Notes may be redeemed, in whole or in part, at any time prior to May 1, 2013 at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder of Notes at its registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess, if any, of:

(a)	the present value at such redemption date of (i) the redemption price of such Note at May 1, 2013 (such redemption price being set forth in the table appearing above under the caption “Optional redemption”) plus (ii) all required interest payments (excluding accrued and unpaid interest to, but not including, such redemption date) due on such Note through May 1, 2013 computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of such Note.

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to May 1, 2013; provided, however, that if the period from the redemption date to May 1, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to May 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate at least two Business Days prior to the applicable redemption date and (b) at least two Business Days prior to such redemption date, deliver an Officer’s Certificate to the Trustee setting forth the Treasury Rate and the Applicable Premium and showing the calculation thereof in reasonable detail.

Selection and notice

If the Company is redeeming less than all of the outstanding Notes, the Trustee will select the Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the partially redeemed Note. On and after the redemption date, interest will cease to accrue on Notes or the portion of them called for redemption as long as we have previously deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Mandatory redemption; offers to purchase; open market purchases

We are not required to make mandatory redemption payments or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of control” and “—Certain covenants—Limitation on sales of assets and Subsidiary stock.”

We may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws. However, other existing or future agreements of the Company may limit the ability of the Company or its Subsidiaries to purchase Notes prior to maturity.

Ranking

The Notes will be general secured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated, including Indebtedness incurred under our Senior Secured Credit Agreement. The Notes will rank effectively senior to all Unsecured Indebtedness of the Company to the extent the value of the Collateral exceeds the amount of the First-Lien Obligations, and will be effectively subordinated to any Indebtedness of the Company that is either (i) secured by a Lien on the Collateral that is senior or prior to the Second-Priority Liens securing the Notes, including the First-Priority Liens securing the First-Lien Obligations and certain Permitted Liens, or (ii) secured by assets that are not part of the Collateral securing the Notes, in each case, to the extent of the value of the collateral securing such Indebtedness. The Notes will be structurally subordinated to liabilities of any of our Subsidiaries that do not guarantee the Notes. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or its Subsidiary Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Secured Credit Agreement, or other Indebtedness secured by a First-Priority Lien on the Collateral, the assets of the Company and its Subsidiary Guarantors that secure Indebtedness secured by a First-Priority Lien on the Collateral will be available to pay obligations on the Notes and the Subsidiary Guarantees only after all such Indebtedness under the Senior Secured Credit Agreement and other Indebtedness secured by a First-Priority Lien has been repaid in full from such assets. Some of the Collateral is subject to Production Payments and Reserve Sales and in the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Subsidiary Guarantors the value of such Production Payments and Reserve Sales will not constitute Collateral or otherwise be available to satisfy the Notes. See “Risk Factors—The value of the Collateral securing the notes may not be sufficient to satisfy our obligations under the notes.” The value of Production Payments and Reserve Sales liability on our balance sheet at December 31, 2009 and September 30, 2010 were $195.8 million and $356.4 million, respectively. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Subsidiary Guarantees then outstanding.

As of September 30, 2010, we have had $1,784.0 million of total Secured Indebtedness, consisting of the Notes and borrowings under our Senior Secured Credit Agreement, as to which the Notes are effectively subordinated as a result of such borrowings being First-Lien Obligations. As of September 30, 2010, the Company’s Subsidiaries had aggregate total liabilities of $301.5 million and aggregate total assets of $1,674.0 million and, for the nine months ended September 30, 2010, had aggregate total revenues of $14.5 million.

Subsidiary guarantees

The Subsidiary Guarantors will, jointly and severally, fully and unconditionally guarantee on a senior secured basis our obligations under the Notes and all obligations under the Indenture. Each Subsidiary Guarantee will be secured by a Second-Priority Lien on the portion (if any) of the Collateral owned by such Subsidiary Guarantor, which Second-Priority Liens are subject to the provisions of the Intercreditor Agreement. Each Subsidiary Guarantee will be effectively senior to all of the Subsidiary Guarantor’s Unsecured Indebtedness, to the extent the value of the Collateral exceeds the amount of the First-Lien Obligations. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee rank equally in right of payment with other Indebtedness of such Subsidiary Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under the Subsidiary Guarantee, in which case the obligations of the Subsidiary Guarantor under the Subsidiary Guarantee rank senior in right of payment to such Indebtedness. The Subsidiary Guarantee of a Subsidiary Guarantor will be effectively subordinated to any obligations of such Subsidiary Guarantor that are either (i) secured by a Lien on the Collateral that is senior or prior to the Second-Priority Liens securing the Subsidiary Guarantee, including First-Priority Liens securing the First-Lien Obligations, and any such Permitted Liens, or (ii) secured by assets that are not part of the Collateral securing the Subsidiary Guarantee, in each case, to the extent of the value of the collateral securing such Indebtedness. The Subsidiary Guarantee of a Subsidiary Guarantor is structurally subordinated to any liabilities of any of our Subsidiaries that do not guarantee the Notes.

Although the Indenture limits the amount of Indebtedness that Restricted Subsidiaries may Incur, such Indebtedness may be substantial and such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the Incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain covenants—Limitation on Indebtedness and Preferred Stock.”

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law, although no assurance can be given that a court would give the holder the benefit of such provision. See “Risk factors—Risks related to the Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.” If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. If the obligations of a Subsidiary Guarantor under its Subsidiary Guarantee were avoided, holders of Notes would have to look to the assets of the Company and any remaining Subsidiary Guarantors for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding principal and interest on the Notes.

In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction to a Person which is not the Company or a Restricted Subsidiary of the Company, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if the sale or other disposition does not violate the covenants described under “Certain covenants—Limitation on sales of assets and Subsidiary stock.”

In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement, upon the release or discharge of the Guarantee that resulted in the creation of such Subsidiary Guarantee pursuant to the covenant described under “—Future subsidiary guarantors,” except a release or discharge by or as a result of payment under such Guarantee; if the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture or in connection with any covenant defeasance, legal defeasance or satisfaction and discharge of the Notes as provided below under the captions “Defeasance” and “Satisfaction and discharge.”

The Infrastructure Subsidiaries (as defined below) are Unrestricted Subsidiaries. Under certain circumstances, the Company may designate other Subsidiaries as Unrestricted Subsidiaries. None of the Unrestricted Subsidiaries will be subject to the restrictive covenants in the Indenture and none will guarantee the Notes.

Security

General

The Notes and the Subsidiary Guarantees are required to be secured by (i) Second-Priority Liens (although some Permitted Liens may exist that have priority) granted by the Company and the Subsidiary Guarantors on not less than 80% of the total Recognized Value of the Company’s and the Subsidiary Guarantor’s proved Oil and Gas Properties located in the United States or in adjacent Federal waters which will be either (x) evaluated in the most recently completed Reserve Report delivered pursuant to Section 6.01 and 8.12 of the Senior Secured Credit Agreement (or any similar provision of agreements refinancing, replacing, refunding, amending, restating or supplementing the Senior Secured Credit Agreement as in effect on the Issue Date) or (y) if none, certified by the Company to the Collateral Agent semi-annually on or before April 1 and October 1 (and at the time of any release permitted under the Senior Secured Credit Agreement, after giving effect thereto concurrently with its certification to such effect to the First Lien Collateral Agent) that the Collateral includes Oil and Gas Properties subject to Mortgages over at least 80% of the total Recognized Value of the Company’s and the Subsidiary Guarantor’s proved Oil and Gas Properties located in the United States and adjacent Federal waters as reflected in the most recent available annual or semi-annual Reserve Report on such reserves and that, to the extent necessary, the Company and the Subsidiary Guarantors will cause to be delivered to the Collateral Agent Mortgages or amendments or supplements to prior Mortgages to satisfy this requirement; to the extent that any

Mortgages for Oil and Gas Properties constituting Collateral are released after the date of the applicable Reserve Report and prior to delivery of such Reserve Report or certificate, and are then assigned to Persons other than the Company and the Subsidiary Guarantors, any proved reserves attributable to such Oil and Gas Properties shall be deemed excluded from such Reserve Report for the purpose of determining whether such 80% requirement is met after giving effect to such release, (ii) the Capital Stock owned by the Company and any of the Subsidiary Guarantors (excluding voting Capital Stock of controlled foreign corporations (as defined in the Code) in excess of 65% of the voting rights of such corporations, the Capital Stock of foreign Subsidiaries other than first-tier foreign Subsidiaries, the Capital Stock of ATP Oil & Gas (Netherlands) B.V. and the Capital Stock of Immaterial Subsidiaries) and (iii) the ATP Titan drilling and production platform and related assets, but in the case of this clause (iii) subject to release as described under “—Release”; in the case of either (i), (ii) and (iii) above, to the extent such assets secure obligations of the Company and the Subsidiary Guarantors under the Senior Secured Credit Agreement (the “Collateral”), although Permitted Liens may exist that have priority. The Notes will not be secured by any of the assets of any Subsidiary that is not a Subsidiary Guarantor, which include all foreign subsidiaries of the Company, Unrestricted Subsidiaries (including Infrastructure Subsidiaries) and Immaterial Subsidiaries.

The security interests securing the Notes and the Subsidiary Guarantees will be second in priority to any and all security interests at any time granted to secure the First-Lien Obligations and may also be junior to all other Permitted Liens. The First-Lien Obligations include our Senior Secured Credit Agreement and related obligations, as well as certain Secured Hedging Obligations and certain Banking Obligations. A Person holding such First-Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the First-Lien Collateral Agent or other appointed representative of the holders of First-Lien Obligations or the Collateral Agent to realize or foreclose on the Collateral on behalf of holders of the Notes.

The Capital Stock of a Subsidiary will constitute Collateral only to the extent that such Capital Stock can secure the notes without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC. In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, that would require) the filing with the SEC of separate financial statements of any Subsidiary due to the fact that such Subsidiary’s Capital Stock secures the Notes, then the Capital Stock of such Subsidiary shall automatically be deemed not to be part of the Collateral. In such event, the Security Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to release the Liens on the Capital Stock that is so deemed to no longer constitute part of the Collateral. In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock to secure the notes without the filing with the SEC of separate financial statements of such Subsidiary, then the Capital Stock of such Restricted Subsidiary shall automatically be deemed to be a part of the Collateral. In such event, the Security Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to subject such Capital Stock to the Liens under the Security Documents.

Security Documents

The security interests on the Collateral have been granted pursuant to Mortgages executed and delivered by the Company and the Subsidiary Guarantors owning Oil and Gas Properties and the ATP Titan drilling and production platform and related assets to the Collateral Agent, as mortgagee, for the benefit of the Collateral Agent, the Trustee and the holders of Notes and Pledge Agreements executed and delivered by the Company and the Subsidiary Guarantors owning Capital Stock which constitutes Collateral to the Collateral Agent, as pledgee and collateral agent, for the benefit of the Collateral Agent, the Trustee and the holders of the Notes. For the avoidance of doubt, no assets of any Subsidiary that is not a Subsidiary Guarantor shall constitute Collateral.

Such Mortgages and Pledge Agreements created a Second-Priority Lien on the Mortgaged Properties and Capital Stock, respectively, which is junior to the First-Priority Liens created by the First-Lien Mortgages and the First-Lien Pledge Agreements.

These security interests and Liens secure the payment and performance when due of all of the obligations of the Company and the Subsidiary Guarantors under the Notes, the Indenture, the Subsidiary Guarantees and the Security Documents.

With respect to any interest in certain Oil and Gas Properties owned by the Company or a Subsidiary Guarantor on the Issue Date or Oil and Gas Properties acquired by the Company or a Subsidiary Guarantor after the Issue Date that secures the First-Lien Obligations in each instance:

(1)	with respect to its Oil and Gas Properties the Company has or will deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, fully executed counterparts of Mortgages, each dated as of the Issue Date or, if later, the date such property is pledged to secure the First-Lien Obligations, in accordance with the requirements of the Second-Lien Notes Documents, duly executed by the Company or the applicable Subsidiary Guarantor, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected at least Second-Priority Lien (although certain Permitted Liens may be prior) against the properties purported to be covered thereby; and

(2)	the Company is required to deliver, or to cause each Subsidiary Guarantor to deliver, to the Collateral Agent, with respect to each of the covered Oil and Gas Properties, such filings (including UCC-1 financing statements to perfect a Second-Priority Lien for the benefit of the Second-Lien Creditors, on the personal property situated on all or any part of the Mortgaged Property), fixture filings, along with such other documents, instruments, certificates and agreements, as reasonably required to create, evidence or perfect a valid and at least Second-Priority Lien on the property subject to each such Mortgage and as the Collateral Agent and its counsel may reasonably require (although certain Permitted Liens may be prior) (provided, however, that any such filings, documents, instruments, certificates or agreements (including surveys) deemed satisfactory to the First-Lien Collateral Agent and related security documents shall be automatically deemed reasonably acceptable to the Collateral Agent and its counsel).

Pursuant to the Senior Secured Credit Agreement, in connection with each redetermination of the borrowing base, the Company and the Subsidiary Guarantors will be required to review the Reserve Report that is required to be delivered under the Senior Secured Credit Agreement and the list of current Mortgaged Properties to ascertain whether the Mortgaged Properties represent at least 80% of the total Recognized Value of the proved Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 80% of such total Recognized Value, then the Company and the Subsidiary Guarantors are required to grant to the First-Lien Collateral Agent as security for the First-Lien Obligations a First-Priority Lien interest (subject only to Permitted Liens) on additional proved Oil and Gas Properties not already subject to a Lien such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total Recognized Value. If the Company or any Subsidiary Guarantor creates any additional Lien upon any Oil and Gas Properties to secure First-Lien Obligations, it must concurrently grant at least a Second-Priority Lien upon such property (subject to Permitted Liens) as security for the Notes substantially concurrently with granting any such additional Lien.

In addition, from and after the Issue Date, if the Company or a Subsidiary Guarantor forms any new Subsidiaries of the type that would be subject to a Pledge Agreement, then the Company and/or such Subsidiary Guarantor shall enter into joinder agreements (or new pledge agreements) to include the applicable Capital Stock as part of the Collateral.

Even though the Notes and the Subsidiary Guarantees are required to be secured, pursuant to the terms of the Security Documents and the Intercreditor Agreement, the Liens in the Collateral securing the Notes and the Subsidiary Guarantees under the Security Documents rank junior in priority to any and all security interests in the Collateral at any time granted to secure the First-Lien Obligations and certain Permitted Liens. In addition, the Notes will not be secured by any of the assets of any Subsidiary that is not a Subsidiary Guarantor, which include all foreign Subsidiaries of the Company. See “Risk factors—Risks relating to the notes.”

In connection with the Exchange offer, the Company and the Subsidiary Guarantors are not required to provide surveys or title insurance with respect to their real properties intended to constitute Collateral. See “Risk factors—Risks relating to the notes—With respect to our real properties to be mortgaged as security for the notes, no surveys or title insurance will be delivered. There will be no independent assurance, therefore, that the mortgages securing the notes are encumbering the correct real properties or that there are no liens other than those permitted by the Indenture encumbering such real properties.”

Intercreditor Agreement

The Collateral Agent and the First-Lien Collateral Agent entered into the Intercreditor Agreement. The Collateral Agent will not be permitted to enforce the security interests and certain other rights related to the Notes even if an Event of Default has occurred and the Notes have been accelerated, except (i) in any Insolvency or Liquidation Proceeding as necessary to file a claim or statement of interest with respect to the Notes or any Subsidiary Guarantee, and (ii) in certain other limited situations. So long as no Insolvency or Liquidation Proceeding has commenced, the Collateral Agent may not exercise rights and remedies with respect to the security interests. After the Discharge of First-Lien Obligations, the Collateral Agent, acting at the instruction of the holders of a majority in principal amount of the Notes, in accordance with the provisions of the Indenture and the Security Documents, will determine the time and method by which its Lien in the Collateral will be enforced and, if applicable, will distribute proceeds (after payment of the costs of enforcement and Collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the Notes. The proceeds from the sale of the Collateral remaining after the satisfaction of all obligations secured by a First-Priority Lien may not be sufficient to satisfy the obligations owed to the holders of the Notes. By its nature, some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if saleable.

The rights of the holders of the Notes with respect to the Collateral securing the Notes and the Subsidiary Guarantees are materially limited pursuant to the terms of the Intercreditor Agreement. Under the terms of the Intercreditor Agreement, the Second-Priority Liens securing the Notes rank junior to the Liens securing the First-Lien Obligations (although certain Permitted Liens may also be prior). Accordingly, any proceeds received upon a realization of the Collateral securing the Notes and First Lien Obligations will be applied as follows:

(1)	first, to the First-Lien Collateral Agent and to the First-Lien Obligations in such order as specified in the relevant First-Lien Security Document until the Discharge of First-Lien Obligations has occurred; and

(2)	second, to the Collateral Agent and Trustee for application to their respective costs and expenses, and to the Second-Lien Obligations, in such order as specified in the Second-Lien Notes Documents.

In the event of any sale or other disposition permitted or consented to under the First-Lien Credit Documents, to the extent permitted (or not prohibited) by the Second-Lien Notes Documents (other than in connection with the exercise of remedies in respect of the Collateral), and that results in the release of the Collateral under the First-Lien Documents, the Second-Priority Liens on the Collateral will be automatically released and the Collateral Agent will be required to take any action (and be deemed to have authorized such action) as necessary to effect such release.

The Intercreditor Agreement precludes the holders of the Notes from initiating any bankruptcy proceeding, including initiating an involuntary proceeding under the U.S. federal bankruptcy laws. In the event a bankruptcy proceeding shall be commenced by or against the Company or any Subsidiary Guarantor and the representative of the First-Lien Obligations shall desire to permit the Company or any Subsidiary Guarantor the use of cash collateral which constitutes Collateral or to enter into certain debtor-in-possession financings with a holder of First-Lien Obligations (a “DIP Financing”) in such proceeding, the Second-Priority Liens on the Collateral may, without any further action or consent by the Collateral Agent or any holder of the Notes, be made junior and subordinated to Liens granted to secure such DIP Financings. To the extent the Liens securing the First-Lien Obligations are subordinated to or pari passu with such DIP Financing, the Collateral Agent will subordinate its Second-Priority Liens in the Collateral to the Liens securing such DIP Financing (and all obligations relating thereto) and will not request adequate protection or any other relief in connection with the Second-Priority Liens (other than with respect to additional collateral in connection with a DIP Financing).

The Collateral Agent is only permitted to seek adequate protection without the consent of the First-Lien Collateral Agent in the form of the benefit of additional or replacement Liens on the Collateral (including proceeds thereof arising after the commencement of any Insolvency or Liquidation Proceeding), or additional or replacement collateral to secure the Notes, as long as, in each case, the First-Lien Collateral Agent is also granted such additional or replacement Liens or additional or replacement collateral and such Liens are subordinated to the Liens securing the First-Lien Obligations to the same extent as the Second-Priority Liens on the Collateral are subordinated to the Liens securing the First-Lien Obligations.

In any Insolvency or Liquidation Proceeding, neither the Collateral Agent nor any other Second-Lien Creditor may (i) oppose, object to, or vote against any plan of reorganization or disclosure statement, or join with or support any third party in doing so, to the extent the terms of such plan or disclosure statement comply with the following clause (ii) and are otherwise consistent with the rights of the First-Lien Creditors under the Intercreditor Agreement or (ii) support or vote for any plan of reorganization or disclosure statement of the Company or any Subsidiary Guarantor unless (x) such plan is accepted by the class of First-Lien Creditors in accordance with Section 1126(c) of the United States Bankruptcy Code or otherwise provides for the payment in full in cash of all First-Lien Obligations (including all post-petition interest, fees and expenses) on the effective date of such plan of reorganization, or (y) such plan provides on account of the First-Lien Obligations for the retention by the First-Lien Collateral Agent, for the benefit of the First-Lien Creditors, of the Liens on the Collateral securing the First-Lien Obligations, and on all proceeds thereof, and such plan also provides that any Liens retained by, or granted to, the Collateral Agent are only on property securing the First-Lien Obligations and shall have the same relative priority with respect to the Collateral or other property, respectively, as provided in the Intercreditor Agreement with respect to the Collateral, and to the extent such plan provides for deferred cash payments, or for the distribution of any other property of any kind, on account of the First-Lien Obligations or the Second-Lien Obligations, such plan provides that any such deferred cash payments or other distributions in respect of the Second-Lien Obligations shall be delivered to the First-Lien Collateral Agent and distributed in accordance with the priorities provided in the third paragraph under “—Intercreditor Agreement”.

The Intercreditor Agreement limits the right of the Collateral Agent and the holders of the Notes to seek relief from the “automatic stay.” The Intercreditor Agreement provides that the Collateral Agent may not assert any right of marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral.

The Intercreditor Agreement provides that if, prior to the Discharge of First-Lien Obligations, a subordination of the First-Lien Collateral Agent’s Lien on any Collateral is permitted (or in good faith believed by the First-Lien Collateral Agent to be permitted) under the Senior Secured Credit Agreement (a “Priority Lien”) to another Lien permitted under the Senior Secured Credit Agreement, then the First-Lien Collateral Agent is authorized to execute and deliver a subordination agreement with respect thereto in form and substance satisfactory to it, and the Collateral Agent, for itself and on behalf of the Second-Lien Creditors, will be required to promptly execute and deliver to the First-Lien Collateral Agent or the relevant grantor an identical subordination agreement, modified as deemed necessary by the First-Lien Collateral Agent, subordinating the Liens of the Collateral Agent for the benefit of the Second-Lien Creditors to such Priority Lien.

Sufficiency of Collateral

The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Certain of our assets are subject to Production Payments and Reserve Sales and in the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Subsidiary Guarantors the value of such Production Payments and Reserve Sales will not constitute Collateral or otherwise be available to satisfy the Notes. See “Risk Factors—The value of the Collateral securing the notes may not be sufficient to satisfy our obligations under the notes.” The value of Production Payments and Reserve Sales liability on our balance sheet at December 31, 2009 and September 30, 2010 were $195.8 million and $356.4 million, respectively. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In addition, in the event of a bankruptcy, the ability of the holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

The Collateral has been pledged pursuant to the Security Documents, which contain provisions relating to the administration, preservation and disposition of the Collateral. The following is a summary of some of the covenants and provisions set forth in the Security Documents and the Indenture as they relate to the Collateral.

Maintenance of Collateral

The Indenture and/or the Security Documents provide that the Company will, and will cause each of the Subsidiary Guarantors to:

(i)	maintain, develop and operate the interests being mortgaged in a good and workmanlike manner and observe and comply with all of the terms and provisions of all oil and gas leases relating to the mortgaged interests so long as such oil and gas leases are capable of producing hydrocarbons in paying quantities, except where such failure to comply would not have a material adverse effect;

(ii)	comply with all contracts and agreements applicable to or relating to the Mortgaged Property or the production and sale of hydrocarbons therefrom, except to the extent a failure to so comply would not have a material adverse effect;

(iii)	maintain, preserve and keep all operating equipment used with respect to the Mortgaged Property in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained, except where such failure to comply would not have a material adverse effect;

(iv)	cause the Mortgaged Property to be kept free and clear of all Liens other than Permitted Liens;

(v)	keep adequately insured by insurers of recognized responsibility, all of the Mortgaged Property of an insurable nature and of a character usually insured by Persons engaged in the same or similar business, against all risks customarily insured against by such Persons; and

(vi)	not sell, lease, transfer, abandon or otherwise dispose of any portion of the Mortgaged Property or any of Mortgagor’s rights, titles or interests therein or thereto, except as specifically permitted in the Indenture.

Information Regarding Collateral

The Company agrees promptly to notify the Collateral Agent if any material portion of the Collateral is physically damaged, destroyed or condemned.

Each year, within 120 days after the end of the preceding fiscal year, the Company shall deliver to the Trustee and the Collateral Agent a certificate of a responsible financial or accounting Officer setting forth the information required pursuant to the schedules required by the Security Documents or confirming that there has been no change in such information since the date of the prior annual financial statements.

Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Company, except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert.

Notwithstanding anything to the contrary herein, the Company and its Subsidiaries will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral.

Without limiting the generality of the foregoing, certain no action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the Company’s business without requiring the Company to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. The Company and the Subsidiary Guarantors may, subject to the provisions of the Indenture, among other things, without any release or consent by the Trustee, the Collateral Agent or First-Lien Collateral Agent, conduct ordinary course activities with respect to the Collateral, including, without limitation:

•

selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents that has become worn out, defective, obsolete or not used or useful in the business;

•	abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Security Documents;

•	surrendering or modifying any franchise, license or permit subject to the Lien of the Security Documents that it may own or under which it may be operating;

•	altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances;

•	selling, transferring or otherwise disposing of inventory or accounts receivable in the ordinary course of business; and

•

making cash payments (including for the repayment of Indebtedness or interest) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the Security Documents.

Further Assurances

To the extent required under the Second-Lien Notes Documents, the Company and the Subsidiary Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral, including, without limitation, (i) prompt correction of any material defect which may hereafter be discovered in the title to the Mortgaged

Property or in the execution and acknowledgment of the applicable Mortgage, any notes or any other document used in connection herewith or at any time delivered to Company or any Subsidiary Guarantor in connection with any indebtedness owing to the Second-Lien Creditors, and (ii) prompt execution and delivery of all division or transfer orders that in the reasonable discretion of Collateral Agent are needed to transfer effectively the assigned proceeds of production from the Mortgaged Property to the Collateral Agent. In addition, to the extent required under the Second-Lien Notes Documents, from time to time, the Company will reasonably promptly secure the obligations under the Second-Lien Notes Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral perfected to the extent required by the Second-Lien Notes Documents. Such security interests and Liens will be created under the Security Documents and other security agreements and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent.

Foreclosure

Upon the occurrence and during the continuance of an Event of Default, the Security Documents provide for (among other available remedies) the foreclosure upon and sale of the applicable Collateral by the Collateral Agent and the distribution of the net proceeds of any such sale to the holders of the Notes, subject to any Liens on the Collateral securing First-Lien Obligations, other Permitted Liens and the provisions of the Intercreditor Agreement. The Intercreditor Agreement imposes significant restrictions upon the ability of the Collateral Agent to pursue foreclosure. See “—Intercreditor Agreement” above. In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy the Company’s obligations under the Notes, either in whole or in part.

Certain Bankruptcy Limitations

The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Company or any Subsidiary Guarantor prior to the Collateral Agent having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the “United States Bankruptcy Code”), a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor or any other Collateral, without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral. The United States Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral, including any obligations secured on a priority basis.

Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes after payment of any priority claims, the holders of the Notes would hold secured claims only to the extent of the value of the Collateral to which the holders of the Notes are entitled (and subject to the rights in the Collateral of holders of the First-Lien Obligations), and unsecured claims with respect to such shortfall.

Release

The Liens on the Collateral will be released, or subordinations of Liens on the Collateral will be granted, with respect to the Notes and the Subsidiary Guarantees, as applicable:

(1)	in whole, upon payment in full of the principal of, accrued and unpaid interest, including liquidated damages, and premium, if any, on the Notes and payment in full of all other obligations under the Indenture, the Subsidiary Guarantees and the Security Documents that are due and payable at or prior to the time of such principal payment together with accrued and unpaid interest;

(2)	in whole, upon satisfaction and discharge of the Indenture;

(3)	in whole, upon a legal defeasance or a covenant defeasance as set forth under “—Defeasance” below;

(4)	in part, as to any asset constituting Collateral (A) that is sold or otherwise disposed of by the Company or any of the Subsidiary Guarantors in a transaction permitted by the First-Lien Documents (whether or not an “event of default” under the First-Lien Documents or any Second-Lien Notes Documents has occurred and is continuing) if all other Liens on that asset securing the First-Lien Obligations (including all commitments thereunder) are released, or (B) that is sold or otherwise disposed of by the Company or any Subsidiary Guarantor in accordance with, and as expressly provided for in, the Indenture, the Intercreditor Agreement and the Security Documents;

(5)	in whole, as to the ATP Titan drilling and production platform and related assets, if such assets are contributed to an Infrastructure Subsidiary in connection with its designation as an Unrestricted Subsidiary in accordance with the definition thereof;

(6)	as set forth under “—Amendments and Waivers,” as to property that constitutes less than all or substantially all of the Collateral, with the consent of holders of at least a majority in aggregate principal amount of the Notes then outstanding, voting as one class (or, in the case of a release of all or substantially all of the Collateral, with the consent of the holders of at least 75% in aggregate principal amount of the Notes then outstanding, voting as one class), including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes; and

(7)	with respect to assets of a Subsidiary Guarantor upon release of such Subsidiary Guarantor from its Subsidiary Guarantee as set forth under “—Subsidiary Guarantees,” above.

On the date of Discharge of First-Lien Obligations, the Second-Priority Liens on the Collateral securing the Notes will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First-Lien Obligations secured by the Collateral, and thereafter the Collateral Agent (or another designated representative acting at the direction of the holders of a majority of outstanding principal amount of the Notes) will have the right (upon the occurrence of an Event of Default) to foreclose upon the Collateral (but in such event, the Liens on the Collateral securing the Notes will be released when such Event of Default and all other Events of Default under the Indenture cease to exist); provided, however, that if the Company or any Subsidiary Guarantor subsequently incurs First-Lien Obligations that are secured by Liens on property or assets of the Company or any Subsidiary Guarantor of the type constituting the Collateral and the related Liens are incurred in reliance on clause (1) of the definition of Permitted Liens, then the Company and the Subsidiary Guarantors will be required to reinstitute the security arrangements and Intercreditor Agreement with respect to the Collateral in favor of the Notes, which, in the case of any such subsequent First-Lien Obligations, will be Second-Priority Liens on the Collateral securing such First-Lien Obligations to the same extent provided by the Security Documents and Intercreditor Agreement and on the terms and conditions of the security documents relating to such First-Lien Obligations, with the Second-Priority Lien held either by the administrative agent, collateral agent or other representative for such First-Lien Obligations or by a collateral agent or other representative designated by the Company to hold the Second-Priority Liens for the benefit of the holders of the Notes and subject to an intercreditor agreement that provides the administrative agent or collateral agent substantially the same rights and powers as afforded under the Intercreditor Agreement.

In accordance with the Intercreditor Agreement and upon compliance by the Company or any Subsidiary Guarantor, as the case may be, with the conditions precedent required by the Indenture, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed to the Company, or the Subsidiary Guarantor, as the case may be, the released Collateral. Prior to each proposed release, the Company and each Subsidiary Guarantor must furnish to the Trustee and the Collateral Agent all certificates, opinions and documents required by the Indenture, the Security Documents and the Trust Indenture Act.

Change of control

If a Change of Control occurs, unless the Company has previously or concurrently exercised its right to redeem all of the Notes as described under “Optional redemption,” each holder will have the right to require the Company to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, and liquidated damages, if any, to but not including the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control (or at the Company’s option, after a definitive agreement is in place for a Change of Control, prior to the occurrence of such Change of Control), unless we have previously or concurrently exercised our right to redeem all of the Notes as described under “Optional redemption,” we will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:

(1)	that a Change of Control has occurred and that such holder has the right to require us to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, and liquidated damages, if any, to but not including the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”);

(3)	that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)	that unless we default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)	that holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; and

(6)	the procedures determined by us, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes.

In the event that holders of not less than 95% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company purchases all of the Notes held by such holders, the Company will have the right, on not less than 30, nor more than 60, days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a purchase price equal to the Change of Control payment price plus, to the extent not included in the Change of Control payment price, unpaid accrued interest and premium, if any, on the Notes that remain outstanding, to, but not including, the date of redemption (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, and liquidated damages, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no further interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, or compliance with the Change of Control provisions of the Indenture would constitute a violation of any such laws or regulations, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations described in the Indenture by virtue of our compliance with such securities laws or regulations.

Our ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Senior Secured Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Secured Credit Agreement and cause a default under that agreement will not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of the Senior Secured Credit Agreement will, and other and/or future Indebtedness may, prohibit the Company’s prepayment or repurchase of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Indebtedness under the Senior Secured Credit Agreement and any such other Indebtedness containing similar restrictions or obtain requisite consents, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture may result in a cross-default under the Senior Secured Credit Agreement.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company. The Change of Control purchase feature is a result of negotiations between the initial purchasers and us. As of the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain covenants—Limitation on Indebtedness and Preferred Stock” and “Certain covenants—Limitation on Liens.” Such restrictions in the Indenture can be waived only with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above. In a recent decision, the Chancery Court of Delaware raised the possibility that a Change of Control occurring as a result of a failure to have Continuing Directors comprising a majority of the Board of Directors may be unenforceable on public policy grounds.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified or terminated with the written consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) prior to the occurrence of such Change of Control.

Certain covenants

Limitation on Indebtedness and Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) and the Company will not permit any of its Restricted Subsidiaries to issue Preferred Stock; provided, however, that the Company may Incur Indebtedness and any of the Subsidiary Guarantors may Incur Indebtedness and issue Preferred Stock if on the date thereof the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.50 to 1.00, determined on a pro forma basis (including a pro forma application of proceeds).

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1)	Indebtedness of the Company Incurred pursuant to one or more Credit Facilities in an aggregate amount not to exceed the greater of (a) $ 150.0 million or (b) an amount equal to 10% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of the Incurrence of such Indebtedness after giving effect to the application of the proceeds therefrom, in each case outstanding at any one time;

(2)	Guarantees by the Company or Subsidiary Guarantors of Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, Incurred in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation of the Company or a Subsidiary Guarantor, then the related Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary Guarantee to at least the same extent as the Indebtedness being Guaranteed, as the case may be;

(3)	Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

(4)	Indebtedness represented by (a) the private notes issued on the date of the Indenture, and the exchange notes to be issued pursuant to the Exchange Offer, and all Subsidiary Guarantees, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2) and 4(a)) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred pursuant to the first paragraph of this covenant;

(5)	Indebtedness of a Person that becomes a Restricted Subsidiary or is acquired by the Company or a Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the Indenture and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by or was merged into the Company or such Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by or was merged into the Company or a Restricted Subsidiary or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Person becomes a Restricted Subsidiary or is acquired by or was merged into the Company or a Restricted Subsidiary, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);

(6)	the Incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Capitalized Lease Obligations, Synthetic Lease Obligations, mortgage financings or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements or carrying costs of property used in the business of the Company or such Restricted Subsidiary, and Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause (6) in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (6) and then outstanding, will not exceed $60.0 million at any time outstanding;

(7)	Permitted Acquisition Indebtedness;

(8)	Indebtedness Incurred in respect of (a) workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances, bid, appeal, reimbursement, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business and any Guarantees or Letters of Credit functioning as or supporting any of the foregoing bonds or obligations and (b) obligations represented by Letters of Credit for the account of the Company or a Restricted Subsidiary in order to provide security for workers’ compensation claims or completion or performance guarantees or equipment leases, or other similar obligations in the ordinary course of business or consistent with past practice (in the case of clauses (a) and (b) other than for an obligation for money borrowed);

(9)	Indebtedness, including Refinancing Indebtedness, Incurred by a Foreign Subsidiary in an aggregate amount not to exceed 10% of such Foreign Subsidiary’s Adjusted Consolidated Net Tangible Assets at anytime outstanding);

(10)	Capital Stock (other than Disqualified Stock) of the Company or of any of the Subsidiary Guarantors;

(11)	Cash-Pay Preferred issued by the Company; provided, however, that at the time of such issuance, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Cash Pay Preferred pursuant to this clause (11);

(12)	Indebtedness Incurred after the Issue Date by a wholly-owned Foreign Subsidiary in an aggregate amount not to exceed $250.0 million at any time outstanding as vendor financing related to the construction of ATP Octabuoy drilling and production platform and an unsecured Guarantee thereof by the Company; provided, however, that such Foreign Subsidiary ceasing to be a wholly-owned Subsidiary (other than directors’ qualifying shares) shall be deemed an Incurrence by the Company of such Guarantee that is not permitted by this clause (12); and

(13)	in addition to the items referred to in clauses (1) through (12) above, Indebtedness of the Company and its Subsidiary Guarantors in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, will not at any time exceed the greater of $50 million or 1.25% of the Company’s Adjusted Consolidated Net Tangible Assets, determined as of the date of Incurrence of such Indebtedness after giving effect to such Incurrence and the application of the proceeds therefrom.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)	in the event an item of that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and, subject to clause (2) below may later classify, reclassify or redivide all or a portion of such item of Indebtedness, in any manner that complies with this covenant;

(2)	all Indebtedness outstanding on the date of the Indenture under the Senior Secured Credit Agreement shall be deemed Incurred on the Issue Date under clause (1) of the second paragraph of this covenant;

(3)	Guarantees of, or obligations in respect of Letters of Credit supporting, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4)	if obligations in respect of Letters of Credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the Letters of Credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5)	the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6)	Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(7)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the amortization of debt discount or the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock and unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of Statement of Financial Accounting Standard No. 133) will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “Limitation on Indebtedness and Preferred Stock” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)	declare or pay any dividend or make any payment or distribution on or in respect of the Company’s Capital Stock (including any payment or distribution in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a)	dividends or distributions by the Company payable solely in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(b)	dividends or distributions payable to the Company or a Restricted Subsidiary and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) so long as the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(2)	purchase, redeem, defease, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary other than in exchange for Capital Stock of the Company (other than Disqualified Stock);

(3)	purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Unsecured Indebtedness (other than (x) Indebtedness permitted under clause (3) of the second paragraph of the covenant “—Limitation on Indebtedness and Preferred Stock” or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Unsecured Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	make any Restricted Investment in any Person;

(each of the foregoing actions set forth in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(a)	a Default shall have occurred and be continuing (or would result therefrom);

(b)	the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the covenant described under the first paragraph under “—Limitation on Indebtedness and Preferred Stock” after giving effect, on a pro forma basis, to such Restricted Payment; or

(c)	the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of:

(i)	50% of Consolidated Net Income for the period (treated as one accounting period) from January 1, 2010 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)	100% of the aggregate Net Cash Proceeds and the fair market value (as determined by the Company’s Board of Directors in good faith) of property or securities other than cash (including Capital Stock of Persons engaged primarily in the Oil and Gas Business or assets used in the Oil and Gas Business), in each case received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to (x) management, employees, directors or any direct or indirect parent of the Company, to the extent such Net Cash Proceeds have been used to make a Restricted Payment pursuant to clause (5)(a) of the next succeeding paragraph, (y) a Subsidiary of the Company or (z) an employee stock ownership plan, option plan or similar trust (to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination));

(iii)	the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Wholly-Owned Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property (other than such Capital Stock), distributed by the Company upon such conversion or exchange), together with the net proceeds, if any, received by the Company or any of its Restricted Subsidiaries upon such conversion or exchange;

(iv)	the amount equal to the aggregate net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person after the Issue Date resulting from:

(A)	repurchases, repayments or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment (other than to a Subsidiary of the Company), repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary;

(B)	the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments (but without duplication of any such amount included in calculating cumulative Consolidated Net Income); and

(C)	the sale by the Company or any Restricted Subsidiary (other than to the Company or a Restricted Subsidiary) of all or a portion of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from an Unrestricted Subsidiary (whether any such distribution or dividend is made with proceeds from the issuance by such Unrestricted Subsidiary of its Capital Stock or otherwise).

Notwithstanding the foregoing, the provisions of the preceding paragraph will not prohibit:

(1)	any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (a) such Restricted Payment will be excluded from subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale of Capital Stock or capital contribution will be excluded from clause (c)(ii) of the preceding paragraph;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Unsecured Indebtedness of the Company or Guarantor Unsecured Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Unsecured Indebtedness of the Company or any Subsidiary Guarantor that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness and Preferred Stock”; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded from subsequent calculations of the amount of Restricted Payments;

(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness and Preferred Stock”; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded from subsequent calculations of the amount of Restricted Payments;

(4)	dividends paid or distributions made within 60 days after the date of declaration if at such date of declaration such dividend or distribution would have complied with this covenant; provided, however, that such dividends and distributions will be included in subsequent calculations of the amount of Restricted Payments; and provided further, however, that for purposes of clarification, this clause (4) shall not include cash payments in lieu of the issuance of fractional shares included in clause (9) below;

(5)

so long as no Default has occurred and is continuing, the purchase of Capital Stock or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company held by any existing or former employees, management or directors of the Company or any Restricted Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management, employees or directors; provided that such redemptions or repurchases pursuant to this clause (5) during any calendar year will not exceed $5.0 million in the aggregate; provided further, that such amount in any calendar year may be increased by an amount not to exceed (a) the cash proceeds received by the Company from the sale of Capital Stock of the Company to then current or former members of management or directors of the Company and its Restricted Subsidiaries that occurs after the Issue Date (to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of the clause (c) of the preceding paragraph), plus (b) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date, less (c) the amount of any Restricted Payments made pursuant to clauses (a) and (b) of this clause (5); provided further, however, that the amount of any such repurchase or redemption under this clause (5) will be excluded in subsequent calculations of the amount of Restricted Payments and the proceeds received from any such sale will be excluded from clause (c)(ii) of the preceding paragraph.

(6)	repurchases, redemptions or other acquisitions or retirements for value of Capital Stock deemed to occur upon the exercise of stock options, warrants, rights to acquire Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise or exchange price thereof, and any repurchases, redemptions or other acquisitions or retirements for value of Capital Stock made in lieu of withholding taxes in connection with any exercise or exchange of warrants, options or rights to acquire Capital Stock; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

(7)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Unsecured Indebtedness (i) at a purchase price not greater than 101% of the principal amount of such Unsecured Indebtedness in the event of a Change of Control in accordance with provisions similar to the covenant described under “Change of control” or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the covenant described under “—Limitation on sales of assets and Subsidiary stock”; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; provided, however, that such repurchases will be included in subsequent calculations of the amount of Restricted Payments pursuant to clause (c) of the preceding paragraph;

(8)	cash payments in lieu of the issuance of fractional shares; provided, however, that any payment pursuant to this clause (8) shall be excluded in the calculation of the amount of Restricted Payments;

(9)	the declaration and payment of scheduled or accrued dividends to holders of any class of or series of Disqualified Stock (including Cash-Pay Preferred) of the Company or any of its Restricted Subsidiaries issued on or after the Issue Date in accordance with the covenant captioned “—Limitation on Indebtedness and Preferred Stock,” to the extent such dividends are included in Consolidated Interest Expense; provided, however, that any payment pursuant to this clause (9) shall be excluded in the calculation of the amount of Restricted Payments;

(10)	so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of scheduled or accrued dividends to holders of any Specified Convertible Preferred to the extent such dividends are included in Consolidated Interest Expense; provided, however, that any payment pursuant to this clause (10) shall be included in the calculation of the amount of Restricted Payments pursuant to clause (c) of the preceding paragraph; and

(11)	Restricted Payments in an amount not to exceed $30.0 million at any one time outstanding; provided, however, that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments pursuant to clause (c) of the preceding paragraph.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and the fair market value of any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $50.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described under “Restricted Payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

In the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (11) above or is entitled to be made pursuant to the first paragraph above, the Company shall, in its sole discretion, classify such Restricted Payment.

As of the Issue Date, all of our Subsidiaries will be Restricted Subsidiaries, except for our Infrastructure Subsidiaries. We will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purpose of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist (i) any Lien on any asset or property that is not Collateral of the Company or such Restricted Subsidiary securing Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured or (ii) any Lien on any asset or property that is Collateral.

The preceding paragraph will not prohibit Permitted Liens nor will it require the Company or any Restricted Subsidiary of the Company to secure the Notes if the Lien consists of a Permitted Lien. Any Lien which is granted to secure the Notes or such Subsidiary Guarantee under clause (i) of the preceding paragraph (unless also granted pursuant to clause (ii) of the preceding paragraph) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Subsidiary Guarantee under such clause (i).

Limitation on restrictions on distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)	make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)	sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary.

The preceding provisions will not prohibit:

(i)	any encumbrance or restriction pursuant to or by reason of an agreement in effect at or entered into on the Issue Date, including, without limitation, the Indenture, the Security Documents and the Intercreditor Agreement in effect on such date, but excluding the Senior Secured Credit Agreement;

(ii)	any encumbrance or restriction with respect to a Person pursuant to or by reason of an agreement relating to any Capital Stock or Indebtedness Incurred by a Person on or before the date on which such Person was acquired by the Company or another Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person was acquired by the Company or a Restricted Subsidiary or in contemplation of the transaction) and outstanding on such date; provided that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

(iii)	encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Company and the Restricted Subsidiaries to realize the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

(iv)	any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

(v)	with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was Incurred if either (1) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (2) the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes, as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive;

(vi)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (i) through (v) or clause (xii) of this paragraph or this clause (vi) or contained in any amendment, restatement, modification, renewal, supplemental, refunding, replacement or refinancing of an agreement referred to in clauses (i) through (v) or clause (xii) of this paragraph or this clause (vi); provided that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement taken as a whole are no less favorable in any material respect to the holders of the Notes than the encumbrances and restrictions contained in the agreements governing the Indebtedness being refunded, replaced or refinanced;

(vii)	in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

(a)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in Oil and Gas Properties), license or similar contract, or the assignment or transfer of any such lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in Oil and Gas Properties), license (including, without limitation, licenses of intellectual property) or other contract;

(b)	contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

(c)	contained in Hedging Obligations permitted from time to time under the Indenture;

(d)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(e)	restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(f)	provisions with respect to the disposition or distribution of assets or property in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business and entered into in the ordinary course of business;

(viii)	(a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(ix)	any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or a portion of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(x)	any customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of “Permitted Business Investment”;

(xi)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(xii)	other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be Incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under the caption “—Limitation on Indebtedness and Preferred Stock”; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness are not materially less favorable to the Company taken as a whole, as determined by the Board of Directors of the Company in good faith, than the provisions contained in the Senior Secured Credit Agreement and in the Indenture as in effect on the Issue Date;

(xiii)	the issuance of Preferred Stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to the covenant described under the caption “—Limitation on Indebtedness and Preferred Stock” and the terms of such Preferred Stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(xiv)	supermajority voting requirements existing under corporate charters, bylaws, stockholders agreements and similar documents and agreements;

(xv)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(xvi)	the Senior Secured Credit Agreement as in effect as of the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Senior Secured Credit Agreement as in effect on the Issue Date.

Limitation on sales of assets and subsidiary stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)	the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Disposition is in the form of cash or Cash Equivalents or Additional Assets, or any combination thereof; and

(3)	except as provided in the next paragraph, an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied, within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, by the Company or such Restricted Subsidiary, as the case may be:

(a)	to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase First Lien Obligations of the Company under the Senior Secured Credit Agreement, any other Indebtedness of the Company or a Subsidiary Guarantor that is secured by a Lien permitted to be Incurred under the Indenture or Indebtedness (other than Disqualified Stock) of any Wholly-Owned Subsidiary that is not a Subsidiary Guarantor;

(b)	to invest in Additional Assets; provided that to the extent that the assets disposed of in such Asset Disposition were Collateral, such Additional Assets which would constitute Collateral are pledged as Collateral under the Security Documents with the Lien on such Collateral securing the Notes being of the same priority with respect to the Notes as the Lien on the assets disposed of; or

(c)	to make a combination of prepayment and investment permitted by the foregoing clauses (a) through (b);

provided that pending the final application of any such Net Available Cash in accordance with this covenant, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” Not later than the day following the date that is one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to (i) in the case of Net Available Cash from dispositions of assets constituting

Collateral, all holders of Notes and all holders of Other Second-Lien Obligations if required by the terms thereof, and, (ii) in the case of other Net Available Cash, all holders of Notes and all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”) in each case to purchase the maximum principal amount of Notes and any such Other Second-Lien Obligations or Pari Passu Notes, as applicable, to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount (or, in the event such Pari Passu Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) of the Notes and Other Second-Lien Obligations or Pari Passu Notes, as applicable, plus accrued and unpaid interest and liquidated damages, if any (or in respect of such Other Second-Lien Obligations or Pari Passu Indebtedness, as applicable, such lesser price, if any, as may be provided for by the terms of such Indebtedness), to, but not including, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in the Indenture or the agreements governing the Other Second-Lien Obligations or Pari Passu Notes, as applicable, in each case in minimum principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000. If the aggregate principal amount of Notes surrendered by holders thereof and Other Second-Lien Obligations or other Pari Passu Notes, as applicable, surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Other Second-Lien Obligations or Pari Passu Notes, as applicable. To the extent that the aggregate amount of Notes and Other Second-Lien Obligations or Pari Passu Notes, as applicable, so validly tendered pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of Notes and Other Second-Lien Obligations or Pari Passu Notes, as applicable, required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Other Second-Lien Obligations or Pari Passu Notes, as applicable, validly tendered in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and liquidated damages, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no further interest or liquidated damagees will be payable to holders who tender Notes pursuant to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered, all Notes and Pari Passu Notes so validly tendered. The Company will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the paying agent, as the case may be, will promptly (but in any case not later than five Business Days after the termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of its compliance with such securities laws or regulations.

For the purposes of clause (2) of the first paragraph of this covenant, the following will be deemed to be cash or Cash Equivalents:

(1)	the assumption by the transferee of Indebtedness (other than Unsecured Indebtedness or Disqualified Stock) of the Company or Indebtedness of a Restricted Subsidiary (other than Unsecured Indebtedness or Disqualified Stock of any Restricted Subsidiary that is a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (or in lieu of such a release, the agreement of the acquirer or its parent company to indemnify and hold the Company or such Restricted Subsidiary harmless from and against any loss, liability or cost in respect of such assumed Indebtedness, provided, however, that such indemnity is (i) from an indemnifying party (or its long term debt securities) with an Investment Grade Rating (with no indication of a negative outlook or credit watch with negative implications, in any case, that contemplates such indemnifying party (or its long term debt securities) failing to have an Investment Grade Rating) or (ii) accompanied by the posting of a letter of credit (issued by a commercial bank that has an Investment Grade Rating) in favor of the Company or such Restricted Subsidiary for the full amount of the liability and for so long as the liability remains outstanding, in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (3)(a) of the first paragraph of this covenant; and

(2)	securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days after receipt thereof.

Notwithstanding the foregoing, the 75% limitation referred to in clause (2) of the first paragraph of this covenant shall be deemed satisfied with respect to any Asset Disposition in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Disposition complied with the aforementioned 75% limitation.

The requirement of clause (3)(b) of the first paragraph of this covenant above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to therein is entered into by the Company or its Restricted Subsidiary within the specified time period and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.

Limitation on Affiliate Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, make, amend or conduct any transaction (including making a payment to, the purchase, sale, lease or exchange of any property or the rendering of any service), contract, agreement or understanding with or for the benefit of any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1)	the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that might reasonably have been obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not an Affiliate of the Company or such Restricted Subsidiary;

(2)	if such Affiliate Transaction involves an aggregate consideration in excess of $15.0 million, the terms of such transaction have been approved by a majority of the disinterested members of the Board of Directors of the Company (and such majority determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3)	if such Affiliate Transaction involves an aggregate consideration in excess of $50.0 million, the Board of Directors of the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is fair, from a financial standpoint, to the Company or such Restricted Subsidiary or is not materially less favorable than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

The preceding paragraph will not apply to:

(1)	any Investment or Restricted Payment permitted by the Indenture;

(2)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment or severance agreements and other compensation arrangements, options to purchase securities of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of directors, officers and employees approved by the Board of Directors of the Company;

(3)	loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(4)	advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(5)	any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, not otherwise prohibited by “—Limitation on Indebtedness and Preferred Stock”;

(6)	any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns, directly or indirectly, an Equity Interest in or otherwise controls such joint venture or similar entity;

(7)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company or the receipt by the Company of any capital contribution from its shareholders;

(8)	indemnities of officers, directors and employees of the Company or any of its Restricted Subsidiaries required or permitted by bylaw or statutory provisions and any employment agreement or other employee compensation plan or arrangement entered into in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(9)	the payment of reasonable compensation and fees paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any Restricted Subsidiary;

(10)	the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not materially more disadvantageous, taken as a whole, to the holders of the Notes than the terms of the agreements in effect on the Issue Date;

(11)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are materially no less favorable to the Company and its Restricted Subsidiaries than those that would have been obtained in a comparable transaction with an unrelated Person, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(12)	transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in such Person; and

(13)	pledges of Capital Stock of Unrestricted Subsidiaries of the Company for the benefit of lenders to Unrestricted Subsidiaries of the Company.

In addition, with respect to any operating, management or other agreement entered into between the Company or any Restricted Subsidiary and an Infrastructure Subsidiary at the time such Infrastructure Subsidiary is an Unrestricted Subsidiary, the terms of such agreement need only comply with clauses (1) and (2) of the first paragraph of this covenant.

Provision of financial information

The Indenture provides that, whether or not the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, to the extent not prohibited by the Exchange Act, the Company will make available to the Trustee and the registered holders of the Notes without cost to any holder, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation within the time periods specified therein with respect to an accelerated filer. In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the Trustee and the holders of the Notes without cost to any holder as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein with respect to a non-accelerated filer.

In addition, the Company and the Subsidiary Guarantors have agreed that they will make available to the holders and to prospective investors, upon the request of such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act to the extent not satisfied by the foregoing. For purposes of this covenant, the Company and the Subsidiary Guarantors will be deemed to have furnished the reports to the Trustee and the holders of Notes as required by this covenant if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act within the time period specified by the Registration Rights Agreement.

The availability of the foregoing materials on the SEC’s website or on the Company’s website shall be deemed to satisfy the foregoing delivery obligations.

Merger and consolidation

The Company will not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or convey, transfer or lease all or substantially all its assets (determined on a consolidated basis) in one or more related transactions to, any Person, unless:

(1)	either (a) the Company shall be the surviving corporation or (b) the resulting, surviving or transferee Person (the “Successor Company”) (x) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) and (y) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes, the Indenture, the Registration Rights Agreement , the Intercreditor Agreement and the Security Documents, and all such obligations shall remain in full force and effect and the Successor Company shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdiction as may be required by applicable law to preserve and protect the Lien on the Collateral pledged by or transferred to such Person, together with the financing statements and comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions, in each case in a form reasonably satisfactory to the Trustee;

(2)	immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction) and the application of any net proceeds therefrom, (A) the Company or the Successor Company would, on the date of such transaction, after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four quarter period, be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under “—Limitation on Indebtedness and Preferred Stock,” or (B) the Consolidated Coverage Ratio of the Company or the Surviving Corporation, as the case may be, is equal to or greater than the Consolidated Coverage Ratio of the Company immediately before such transaction;

(4)	each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes and its obligations under the Registration Rights Agreement, the Intercreditor Agreement and the Security Documents (if applicable) shall continue to be in effect; and

(5)

the Company or the Surviving Corporation, as the case may be, shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and, if a supplemental indenture and additional Security Documents are required in connection with such transaction, such supplemental indenture and Security Documents comply with the applicable provisions of the Indenture and Security Documents and that all conditions precedent in the Indenture relating to such transaction have been satisfied; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, the Registration Rights Agreement, the Intercreditor Agreement and the Security Documents; and its predecessor Company, except in the case of a lease of all or substantially all its assets, will be released from the obligation to pay the principal of and interest on the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and the Company may consolidate with, merge into or transfer all or part of its properties and assets to a Wholly-Owned Subsidiary and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction; provided that, in the case of a Restricted Subsidiary that consolidates with, merges into or transfers all or part of its properties and assets to the Company, the Company will not be required to comply with the preceding clause (5).

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, and will not permit the conveyance, transfer or lease of substantially all of the assets of any Subsidiary Guarantor to, any Person (other than the Company or another Subsidiary Guarantor) unless:

(1)	(a) the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such Person (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture and (if required) additional Security Documents, executed and delivered to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee, and (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; or

(2)	the transaction is made in compliance with the covenants described under “Subsidiary guarantees” and “Certain covenants—Limitation on sales of assets and Subsidiary stock.”

Future subsidiary guarantors

The Indenture provides that the Company will cause each Restricted Subsidiary, other than a Foreign Subsidiary created or acquired by the Company or one or more of its Restricted Subsidiaries, to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest and liquidated damages, if any, on the Notes on a senior secured basis; provided that any Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Subsidiary Guarantor until such time as it ceases to be an Immaterial Subsidiary. Each Restricted Subsidiary that becomes a Subsidiary Guarantor after the date of issuance of the Notes will also become a party to the Intercreditor Agreement and the Security Documents and will take such actions as are reasonably necessary or advisable to grant the Collateral Agent for the benefit of the holders of the Notes and, the Trustee, a perfected Second-Priority Lien in any Collateral held by such Restricted Subsidiary, subject to Permitted Liens.

Impairment of Security Interest; Liens on Additional Property

(1)	Subject to the Intercreditor Agreement, neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral, except as otherwise permitted or required by the Security Documents or the Indenture. Neither the Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than the First-Lien Obligations and the Notes. The Company shall, and shall cause each Subsidiary Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Security Documents. The Company shall, and shall cause each Subsidiary Guarantor to, at its sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Security Documents at such times and at such places as the Collateral Agent or the Trustee may reasonably request.

(2)	If the Company grants a Lien in favor of the First-Lien Collateral Agent on any property of the type constituting Collateral after the Issue Date, the Company will grant a Lien on such property in favor of the Collateral Agent to secure the Notes. If any Subsidiary Guarantor grants a Lien in favor of the First-Lien Collateral Agent on any property of the type constituting Collateral, after the Issue Date, such Subsidiary Guarantor will grant a Lien on such property in favor of the Collateral Agent to secure its Subsidiary Guarantee. Any such Lien granted by the Company or a Subsidiary Guarantor will be subject to the provisions of the Intercreditor Agreement and otherwise will be granted pursuant to documentation in substantially the form used for the grant of the related Lien in favor of the First-Lien Collateral Agent, and the Company or such Subsidiary Guarantor, as applicable, will deliver to the Collateral Agent opinions of counsel and certificates (on which the Collateral Agent may rely) and other documents relating to such Lien that are substantially the same as those that were delivered to the First Lien Collateral Agent, if any, except insofar as they relate to the first-priority nature of the First-Lien Collateral Agent’s Lien.

(3)	The Company will deliver to the trustee either the Reserve Report delivered pursuant to the Senior Secured Credit Agreement or an Officer’s Certificate not later than April 1 and October 1 in each calendar year while the Notes are outstanding certifying that the Collateral includes Oil and Gas Properties representing at least 80% of the total Recognized Value of the Company’s and the Subsidiary Guarantors’ proved Oil and Gas Properties located in the United States and adjacent Federal waters as reflected in the most recent available annual or semi-annual Reserve Report (which shall use pricing assumptions consistent with SEC guidelines), or to the extent such Oil and Gas Properties represent less than such percentage, certify that it will promptly put in place Liens sufficient to increase such percentage to at least 80% with the Company using reasonable commercial efforts to correct any shortfall within 90 days. To the extent that any Oil and Gas Properties constituting Collateral are released from the Lien of the Indenture and are then assigned to Persons other than the Company and the Subsidiary Guarantors, any reserves attributable to such Oil and Gas Properties shall be deemed excluded from such Reserve Report for the purpose of determining whether such 80% requirement is met after giving effect to such release.

(4)	At or prior to the time that the Company is required to deliver to the Trustee an Officers’ Certificate in compliance with the preceding paragraph (3), the Company or the applicable Subsidiary Guarantor will deliver:

(a)	to the Collateral Agent, as mortgagee, fully executed counterparts of Mortgages or amendments and supplements to prior Mortgages, duly executed by the Company or the Subsidiary Guarantor, as applicable, in form and substance reasonably satisfactory to the Collateral Agent (together with evidence of the completion, or satisfactory arrangements for the completion, of all recordings and filings of such instruments) as may be necessary to create a valid, perfected Lien (subject to no Lien other than Permitted Liens and subject to the Intercreditor Agreement) on such Oil and Gas Properties, as may be required in order to make the certification in such Officers’ Certificate true and correct and promptly after correcting any shortfall thereto; and

(b)	if no legal opinions are then being delivered pursuant to paragraph (2) of this covenant, such legal opinions concerning the authorization, execution and delivery of such Mortgages, amendments or supplements, and the enforceability and recording thereof, as the Company, based on advice of counsel, deems appropriate.

Limitation on lines of business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to the extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Events of default

Each of the following is an Event of Default:

(1)	default in any payment of interest or liquidated damages (as required by the Registration Rights Agreement) on any Note when due, continued for 30 days;

(2)	default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(3)	failure by the Company or any Subsidiary Guarantor to comply with its obligations under “Certain covenants—Merger and consolidation”;

(4)	failure by the Company to comply for 30 days after notice as provided below with any of its obligations under the covenant described under “Change of Control” above or under the covenants described under “Certain covenants” above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with “Certain covenants—Merger and consolidation” which is covered by clause (3));

(5)	failure by the Company to comply for 60 days after notice as provided below with its other agreements contained in the Indenture;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (and any extensions of any grace period) (“payment default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(7)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(8)	failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid or discharged, and there shall be any period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, shall not be in effect (the “judgment default provision”);

(9)	any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary, ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary, denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee; or

(10)	so long as the Security Documents have not been otherwise terminated in accordance with their terms and the Collateral as a whole has not been released from the Lien of the Security Documents securing the Notes in accordance with the terms thereof, with respect to Collateral having a Fair Market Value in excess of $100.0 million, individually or in the aggregate, (a) the security interest under any Security Document, at any time, ceases to be in full force and effect for any reason other than in accordance with the terms of the Indenture, the Security Documents and the Intercreditor Agreement, (b) repudiation or disaffirmation of the Company or any Subsidiary Guarantor of its respective obligations under the Security Documents or (c) the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company or any Subsidiary Guarantor for any reason.

However, a default under clauses (3), (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company in writing and, in the case of a notice given by the holders, the Trustee specifying the default (and demanding that such default be remedied) and the Company does not cure such default within the time specified in clauses (3), (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, accrued and unpaid interest, if any, and liquidated damages on all the Notes to be due and payable. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, accrued and unpaid interest and liquidated damages, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Pursuant to the terms of the Intercreditor Agreement, prior to the Discharge of First-Lien

Obligations, the representative of the holders of the First-Lien Obligations will determine the time and method by which the security interests in the Collateral will be enforced. The Collateral Agent will not be permitted to enforce the security interests and certain other rights related to the Notes even if an Event of Default has occurred and the Notes have been accelerated. See “—Security—Intercreditor Agreement.” After the discharge of the Liens securing the First-Lien Obligations, the Collateral Agent, acting at the instruction of the holders of a majority in principal amount of the Notes, in accordance with the provisions of the Indenture and the Security Documents, will determine the time and method by which the security interests in the Collateral will be enforced and, if applicable, will distribute proceeds (after payment of the costs of enforcement and Collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the Notes. The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium, interest or liquidated damages, if any) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Notwithstanding the foregoing, (a) if an Event of Default specified in clause (6) above shall have occurred and be continuing, such Event of Default and any consequential acceleration (to the extent not in violation of any applicable law) shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid or (ii) if the default relating to such Indebtedness is waived or cured and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness and (b) if an Event of Default specified in clause (10) above shall have occurred and be continuing, such Event of Default and any consequential acceleration (to the extent not in violation of any applicable law) shall be automatically rescinded if the Lien on such Collateral (with appropriate priority) has been reinstated within 90 days.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity satisfactory to the Trustee or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding Notes have not waived such Event of Default or otherwise given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Subject to certain exceptions, the Intercreditor Agreement and the Security Documents may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (voting as one class) and any past default or noncompliance with any provisions in the Intercreditor Agreement and the Security Documents may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (voting as one class). Such amendments may not, without the consent of the holders of 75% in principal amount of the Notes then outstanding (voting as one class), release all or substantially all of the Collateral other than in accordance with the Indenture, the Intercreditor Agreement and the Security Documents. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1)	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the stated rate of or extend the stated time for payment of interest on any Note;

(3)	reduce the principal of or extend the Stated Maturity of any Note;

(4)	reduce the amount payable upon redemption of any Note as described above under “Optional redemption,” or change the time at which any Note may be redeemed as described above under “Optional redemption,” (other than the provisions described above under “Change of Control” and “—Certain covenants—Limitation on sales of assets or Subsidiary stock”);

(5)	make any Note payable in money other than that stated in the Note;

(6)	impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8)	modify the Subsidiary Guarantees in any manner adverse to the holders of the Notes; or

(9)	make any change to or modify the ranking of the Notes that would adversely affect the holders.

Notwithstanding the foregoing, without the consent of any holder of the Notes, the Company, the Subsidiary Guarantors, the Trustee or the Collateral Agent, as applicable, may amend the Indenture, the Notes, the Intercreditor Agreement and the Security Documents to:

(1)	cure any ambiguity, omission, defect, mistake or inconsistency;

(2)	provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3)	provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)	add Guarantees with respect to the Notes, including Subsidiary Guarantees, or release a Subsidiary Guarantor from its Subsidiary Guarantee and terminate such Subsidiary Guarantee; provided that the release and termination is in accord with the applicable provisions of the Indenture;

(5)	secure the Notes or Subsidiary Guarantees;

(6)	add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the holders or surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(7)	make any change that does not adversely affect the rights of any holder;

(8)	comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(9)	conform the text of the Indenture, the Subsidiary Guarantees or the Notes to any provision of this Description of Exchange Notes to the extent that such provision in this Description of Exchange Notes was intended to be a verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees or the Notes;

(10)	provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities;

(11)	provide for the succession of a successor Trustee or successor Collateral Agent under the Indenture;

(12)	to expand the Collateral securing the Notes or Subsidiary Guarantees, and, in the case of the Security Documents, to or for the benefit of the other secured parties named therein or to confirm and evidence the release, termination or discharge of any Subsidiary Guarantee of or Lien securing the Notes when such release, termination or discharge is permitted by the Indenture and the Security Documents or as required by the Intercreditor Agreement;

(13)	to provide for the accession or succession of any parties to the Intercreditor Agreement, the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Senior Secured Credit Agreement, the Notes or any other agreement or action that is not prohibited by the Indenture;

(14)	to provide for the release or addition of Collateral in accordance with the terms of the Indenture, the Intercreditor Agreement and the Security Documents; or

(15)	to provide security for additional borrowings under the Credit Facility that are incurred in accordance with the Indenture.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture or the Security Documents by any holder of Notes given in connection with a tender of such holder’s Notes will not be rendered invalid by such tender. After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

No amendment of, or supplement or waiver to, the Indenture, the Notes or the Security Documents (other than the Intercreditor Agreement) shall be permitted to be effected which is in violation of or inconsistent with the terms of the Intercreditor Agreement. No amendment of, or supplement to, the Intercreditor Agreement shall be permitted to be effected without the consent of the representative of the holders of the First-Lien Obligations and the Collateral Agent.

Defeasance

The Company at any time may terminate all its obligations under the Notes, the Indenture, the Subsidiary Guarantees and the Security Documents and cause the release of all Liens on the Collateral granted under the Security Documents (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. If the Company exercises its legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

The Company at any time may terminate its obligations under the Notes, the Indenture, the Subsidiary Guarantees and the Security Documents and cause the release of all Liens on the Collateral granted under the Security Documents described under “Change of Control” and under covenants described under “Certain covenants” (other than clauses (1), (2), (4) and (5) of “Merger and consolidation”), the operation of the cross default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision, the Subsidiary Guarantee provision described under “Events of default” above and the limitations contained in clause (3) under “Certain covenants—Merger and consolidation” above, and the Company and the Subsidiary Guarantors may terminate the obligations of the Subsidiary Guarantors to provide the Subsidiary Guarantees, which thereupon shall be automatically released (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under “Events of default” above or because of the failure of the Company to comply with clause (3) under “Certain covenants—Merger and consolidation” above. If the Company exercises its legal defeasance option or its covenant defeasance option, all Liens on the Collateral will be released.

In order to exercise either defeasance option, the Company must, among other things, irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either:

(1)	all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation, or

(2)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the giving of a notice of redemption or otherwise and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust solely for such purpose, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal and accrued interest to the date of maturity or redemption, and in each case certain other requirements set forth in the Indenture are satisfied;

and if in either case the Company pays all other sums payable under the Indenture by the Company, then the Indenture, the Subsidiary Guarantees, the Security Documents and the Intercreditor Agreement shall, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes, cease to be of further effect and all Liens under the Security Documents will be released.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator, stockholder, member, partner, member, manager or trustee of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the trustee and Collateral Agent

The Bank of New York Mellon Trust Company, N.A. is the Trustee and Collateral Agent under the Indenture and has been appointed by the Company as registrar and paying agent with regard to the Notes.

Governing law

The Indenture provides that it, the Notes, the Subsidiary Guarantees, the Registration Rights Agreement, the Security Documents and the Intercreditor Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes or is merged with and into a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes or is merged with and into a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)	any properties or assets (i) to be used or that will be useful by the Company or a Restricted Subsidiary in the Oil and Gas Business or (ii) that replace properties or assets that were the subject of an Asset Disposition;

(2)	capital expenditures by the Company or a Restricted Subsidiary in the Oil and Gas Business;

(3)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(4)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (3) and (4), such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.

“Adjusted Consolidated Net Tangible Assets” of a Person means (without duplication), as of the date of determination, the remainder of:

(a)	the sum of:

(i)	discounted future net revenues from proved oil and gas reserves of such Person and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company’s most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from

(A)	estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year-end reserve report, and

(B)	estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since such year-end due to exploration, development or exploitation, production or other activities, which would, in accordance with standard industry practice, cause such revisions, in the case of clauses (A) and (B) calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from

(C)	estimated proved oil and gas reserves produced or disposed of since such year-end, and

(D)	estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pretax basis and substantially in accordance with SEC guidelines in the case of clauses (C) and (D) (utilizing the prices utilized in such Person’s year-end reserve report); provided, however, that in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company’s petroleum engineers;

(ii)	the capitalized costs that are attributable to Oil and Gas Properties of such Person and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on such Person’s books and records as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements;

(iii)	the Net Working Capital of such Person on a date no earlier than the date of such Person’s latest annual or quarterly financial statements; and

(iv)	the greater of:

(A)	the net book value of other tangible assets of such Person and its Restricted Subsidiaries, as of a date no earlier than the date of such Person’s latest annual or quarterly financial statement, and

(B)	the appraised value, as estimated by independent appraisers, of other tangible assets of such Person and its Restricted Subsidiaries, as of a date no earlier than the date of such Person’s latest audited financial statements; provided, that, if no such appraisal has been performed the Company shall not be required to obtain such an appraisal and only clause (iv)(A) of this definition shall apply;

minus

(b)	the sum of:

(i)	Minority Interests;

(ii)	any net gas balancing liabilities of such Person and its Restricted Subsidiaries reflected in such Person’s latest annual or quarterly balance sheet (to the extent not deducted in calculating Net Working Capital of such Person in accordance with clause (a)(iii) above of this definition);

(iii)	to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto);

(iv)	the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of such Person and its Subsidiaries with respect to Dollar Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(v)	the present value of any overriding royalty interests in the form of net profits interests which are recorded as liabilities on the Company’s most recent balance sheet included in its annual or quarterly financial statements.

If the Company changes its method of accounting from the successful efforts method of accounting to the full cost or a similar method, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Company were still using the successful efforts method of accounting.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of the Oil and Gas Business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of (A) shares of Capital Stock of a Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under the heading “Certain covenants—Limitation on Indebtedness and Preferred Stock,” and directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (B) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary (excluding any division or line of business the assets of which are owned by an Unrestricted Subsidiary) or (C) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (each referred to for the purposes of this definition as a “disposition”), in each case by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2)	the sale of cash and Cash Equivalents in the ordinary course of business;

(3)	a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(4)	a disposition of damaged, unserviceable, obsolete or worn-out equipment or equipment that is no longer necessary for the proper conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5)	transactions in accordance with the covenant described under “Certain covenants—Merger and consolidation”;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

(7)	the making of a Permitted Investment or a Restricted Payment (or a disposition that would constitute a Restricted Payment but for the exclusions from the definition thereof) permitted by the covenant described under “Certain covenants—Limitation on Restricted Payments”;

(8)	an Asset Swap;

(9)	dispositions of assets with a fair market value (as determined by the Company’s Board of Directors in good faith) of less than $20.0 million in the aggregate in any particular fiscal year;

(10)	Permitted Liens;

(11)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(12)	the licensing or sublicensing of intellectual property (including, without limitation, the licensing of seismic data) or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(13)	foreclosure on assets;

(14)	any Production Payments and Reserve Sales solely to the extent that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, are created, Incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(15)	a disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 or any successor or analogous provisions of the Code;

(16)	surrender or waiver of contract rights, oil and gas leases, or the settlement, release or surrender of contract, tort or other claims of any kind;

(17)	the abandonment, farm-out, lease or sublease of developed or undeveloped Oil and Gas Properties in the ordinary course of business;

(18)	the sale or transfer (whether or not in the ordinary course of business) of any Oil and Gas Property or interest therein to which no proved reserves are attributable at the time of such sale or transfer;

(19)	any overriding royalty interests in the form of net profits interests in Oil and Gas Properties granted to vendors in exchange for Oil and Gas Property development services related to such Oil and Gas Properties; and

(20)	a designation of any Infrastructure Subsidiary as an Unrestricted Subsidiary in accordance with the requirements therefor set forth in the definition of “Unrestricted Subsidiary.”

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any oil or natural gas properties or assets or interest therein between the Company or any of its Restricted Subsidiaries and another Person; provided, that any cash received must be applied in accordance with “Certain covenants—Limitation on sales of assets and Subsidiary stock” as if the Asset Swap were an Asset Disposition.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Banking Obligations” means all obligations owing by the Company or any Subsidiary Guarantor to any Banking Services Provider in respect of any Banking Services (including, without limitation, indemnities, fees and interest thereon and all interest and fees that accrue on or after the commencement of any Insolvency or Liquidation Proceeding at the rate provided for in the respective documents governing the Banking Services, whether or not a claim for post-petition interest or fees is allowed or allowable in any such Insolvency or Liquidation Proceeding), now existing or hereafter incurred under, arising out of or in connection with such Banking Services, and the due performance and compliance by the Company or such Subsidiary Guarantor with the terms, conditions and agreements of such Banking Services.

“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary Guarantor by any Banking Services Provider: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Provider” means any First-Lien Lender or any affiliate of a First-Lien Lender providing Banking Services to the Company or any Subsidiary Guarantor.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means, as to any Person that is a corporation, the board of directors of such Person or any duly authorized committee thereof or as to any Person that is not a corporation, the board of managers or such other individual or group serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, units, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2)	marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” (or the equivalent thereof) or better from either S&P or Moody’s;

(3)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the short-term deposit of which is rated at the time of acquisition thereof at least “A2” or the equivalent thereof by S&P, or “P-2” or the equivalent thereof by Moody’s, and having combined capital and surplus in excess of $250.0 million;

(4)	repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)	commercial paper rated at the time of acquisition thereof at least “A2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(6)	interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above; and

(7)	other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash-Pay Preferred” shall mean any Preferred Stock the terms of which (a) require the payment of cash dividends but otherwise do not contain any other provisions that would cause such Preferred Stock to constitute “Disqualified Stock,” (b) do not contain any significant restrictive or negative covenants, as determined in good faith by the Company, and (c) otherwise are materially consistent with those customarily found in cash pay preferred stock offerings, as determined in good faith by the Company.

“Change of Control” means:

(1)	any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause (1), such person or group shall be deemed to Beneficially Own any Voting Stock of the Company held by a parent entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of such parent entity);

(2)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

(3)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4)	the adoption by the shareholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended

“Collateral Agent” means the Trustee or a party selected by the Trustee, acting as the collateral agent for the holders of the Notes and the Trustee under the Security Documents.

“Commodity Agreements” means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons used, produced, processed or sold by such Person entered into in the ordinary course of business and that are designed to protect such Person against fluctuation in Hydrocarbon prices.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company Properties” means all Properties, and equity, partnership or other ownership interests therein, that are related or incidental to, or used or useful in connection with, the conduct or operation of any business activities of the Company or the Subsidiaries, which business activities are not prohibited by the terms of the Indenture.

“Consolidated Coverage Ratio” means as of any date of determination, the ratio of (x) the aggregate amount of Consolidated EBITDAX of such Person for the period of the most recent four full consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1)	if the Company or any Restricted Subsidiary:

(a)	has incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness and the use of proceeds thereof as if such Indebtedness had been incurred on the first day of such period and such proceeds had been applied as of such date (except that in making such computation, the amount of Indebtedness under any revolving Credit Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such revolving Credit Facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such revolving Credit Facility to the date of such calculation, in each case, provided that such average daily balance shall take into account any repayment of Indebtedness under such revolving Credit Facility as provided in clause (b)); or

(b)	has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period, including with the proceeds of such new Indebtedness, that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving Credit Facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness as if such discharge had occurred on the first day of such period;

(2)

if, since the beginning of such period, the Company or any Restricted Subsidiary has made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition, the Consolidated EBITDAX for such period will be reduced by an amount equal to the Consolidated EBITDAX (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDAX (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with or with the proceeds from such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)	if, since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition (or will have received a contribution) of assets, including any acquisition or contribution of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such investment or acquisition or contribution had occurred on the first day of such period; and

(4)	if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company; provided that such officer may in his or her discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated EBITDAX, including any pro forma expenses and cost reductions, that have occurred or in the judgment of such officer are reasonably expected to occur within 12 months of the date of the applicable transaction to the extent that such expense or cost reduction or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of such period to the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Consolidated EBITDAX” for any period means, without duplication, the Consolidated Net Income for such period, plus the following, (a) increased by, without duplication and to the extent deducted (and not added back) in calculating such Consolidated Net Income:

(1)	Consolidated Interest Expense;

(2)	Consolidated Income Taxes of the Company and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(3)	consolidated depletion and depreciation expense of the Company and its Restricted Subsidiaries;

(4)	consolidated amortization expense or impairment charges of the Company and its Restricted Subsidiaries recorded in connection with the application of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangibles” and Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets”;

(5)	other non-cash charges of the Company and its Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation);

(6)	consolidated exploration expense of the Company and its Restricted Subsidiaries; and

(b) increased or decreased by, without duplication any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person, if applicable for such period; and

(c) less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto that were deducted (and not added back) in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments and (z) other non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDAX in any prior period).

Notwithstanding the preceding sentence, clauses (2) through (6) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDAX of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (6) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income, profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such interest expense and without duplication:

(1)	interest expense for such period attributable to Capitalized Lease Obligations, Synthetic Lease Obligations and the interest component of any deferred payment obligations;

(2)	amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3)	non-cash interest expense;

(4)	commissions, discounts and other fees and charges owed with respect to Letters of Credit and bankers’ acceptance financing;

(5)	the interest expense on Indebtedness of another Person that is Guaranteed by the Company or one of its Restricted Subsidiaries or secured by a Lien on assets of the Company or one of its Restricted Subsidiaries, to the extent such Guarantee becomes payable or such Lien becomes subject to foreclosure;

(6)	costs associated with Interest Rate Agreements (including amortization of fees); provided, however, that if Interest Rate Agreements result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7)	the consolidated interest expense of the Company and its Restricted Subsidiaries that was capitalized during such period; and

(8)	all dividends paid or payable in cash, Cash Equivalents or Indebtedness or dividends accrued during such period on any Specified Convertible Preferred and on any series of Disqualified Stock (including Cash-Pay Preferred) of the Company or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Wholly-Owned Subsidiary;

minus, to the extent included above, write-off of deferred financing costs (and interest) attributable to Dollar-Denominated Production Payments.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness,” the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (5) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

“Consolidated Net Income” means, for any period, the aggregate net income (loss) of the Company and its consolidated Subsidiaries determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends of such Person (excluding non-controlling interests); provided, however, that there will not be included (to the extent otherwise included therein) in such Consolidated Net Income:

(1)	any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(a)	subject to the limitations contained in clauses (3) and (4) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); provided, that, cash dividends from any Infrastructure Subsidiary to the extent that such dividends were funded, directly or indirectly, from the proceeds of debt or equity financing at such Infrastructure Subsidiary shall not be included in such Consolidated Net Income; and

(b)	the Company’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary during such period;

(2)	any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)

subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)	any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)	any extraordinary or nonrecurring gains or losses, together with any related provision for taxes on such gains or losses and all related fees and expenses;

(5)	the cumulative effect of a change in accounting principles;

(6)	any asset impairment write-downs on Oil and Gas Properties under GAAP or SEC guidelines;

(7)	any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of Statement of Financial Accounting Standard No. 133);

(8)	income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

(9)	any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards; provided that the proceeds resulting from any such grant will be excluded from clause (c)(ii) of the first paragraph of the covenant described under “—Limitations on Restricted Payments.”

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the date of the Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Facility” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Senior Secured Credit Agreement), indentures or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or Letters of Credit, together with the related documents thereto (including any guarantees and security documents, whether in effect on the Issue Date or entered into thereafter) in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Discharge of First-Lien Obligations” means, except to the extent otherwise provided in Section 5.6 of the Intercreditor Agreement (and subject to Section 6.5 thereof), (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding at the rate provided for in the respective First-Lien Document, whether or not such interest would be allowed in any such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the First-Lien Documents, (b) payment in full in cash of all other First-Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal, interest and premium are paid, (c) termination (without any prior demand for payment thereunder having been made or, if made, with such demand having been fully reimbursed in cash) or cash collateralization (in an amount and manner, and on terms, reasonably satisfactory to the First-Lien Collateral Agent) of all Letters of Credit and Swap Agreements issued or entered into, as the case may be, by any First-Lien Creditor and (d) termination of all other commitments of the First-Lien Creditors under the First-Lien Documents; provided, however, that if the Company or any Subsidiary Guarantor subsequently incurs First-Lien Obligations that are secured by Liens on property or assets of the Company or any Subsidiary Guarantor of the type constituting the Collateral and the related Liens are incurred in reliance on clause (1) of the definition of Permitted Liens, then any “Discharge of First-Lien Obligations” which occurred prior to the time of such subsequent incurrence of First-Lien Obligations shall be deemed to not have occurred.

“Disqualified Stock” means, with respect to any Person, that portion of Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) at the option of the holder of the Capital Stock or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3)	is redeemable at the sole option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the Stated Maturity of the Notes; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) occurring prior to the first anniversary to the Stated Maturity of the Notes shall not constitute Disqualified Stock if (1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Certain Covenants—Limitation on asset sales and Subsidiary stock” and “—Change of Control”; and (2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto (or concurrently therewith, provided that all of the Notes validly tendered for purchase pursuant to the requirements described under “—Change of Control” or “—Certain Covenants—Limitation on asset sales and Subsidiary stock” are so purchased).

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering for cash by the Company of Capital Stock (other than Disqualified Stock), other than public offerings registered on Form S-8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“First-Lien Administrative Agent” means JPMorgan Chase Bank, N.A., as collateral agent for the First-Lien Creditors, together with any successors and assigns.

“First-Lien Collateral Agent” means JPMorgan Chase Bank, N.A. as collateral agent for the First-Lien Creditors, together with any successors and assigns.

“First-Lien Credit Documents” means the Senior Secured Credit Agreement and the other “Loan Documents” (as such term is defined in the Senior Secured Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other First-Lien Obligation and any other document or instrument executed or delivered at any time in connection with any First-Lien Obligation (including any intercreditor or joinder agreement among holders of First-Lien Obligations but excluding Swap Agreements), to the extent such are effective at the relevant time, as each may be amended, modified, restated, supplemented, replaced and/or Refinanced from time to time.

“First-Lien Creditors” means, at any time, the holders of First-Lien Obligations at such time, including the First-Lien Lenders, the Secured Swap Providers, the Banking Services Providers, the First-Lien Collateral Agent, the First-Lien Administrative Agent and the other agents and arrangers under the Senior Secured Credit Agreement.

“First-Lien Documents” means, collectively, the First-Lien Credit Documents and the Swap Agreements entered into with one or more Secured Swap Providers.

“First-Lien Lenders” means the “Lenders” as such term is defined in the Senior Secured Credit Agreement; provided that the term “First-Lien Lender” shall in any event also include each issuer of Letters of Credit thereunder.

“First-Lien Mortgages” means, collectively, the “Mortgages” (as such term is defined in the Senior Secured Credit Agreement) and each other first-priority preferred mortgage, deed of trust and any other document or instrument under which any Lien on any real property owned by the Company or any Subsidiary Guarantor is granted to secure any First-Lien Obligations or under which rights or remedies with respect to any such Liens are governed, as the same may be amended, supplemented, restated, modified and/or Refinanced from time to time.

“First-Lien Obligations” means (i) all obligations outstanding under the Senior Secured Credit Agreement and the other First-Lien Credit Documents, (ii) all Secured Hedging Obligations and (iii) all obligations owing to Banking Services Providers for Banking Services. “First-Lien Obligations” shall in any event include: (a) all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding (and the effect of provisions such as Section 502(b)(2) of the United States Bankruptcy Code), accrue) on or after the commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant First-Lien Document, whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding, (b) any and all fees and expenses (including attorneys’ and/or financial consultants’ fees and expenses) incurred by the First-Lien Collateral Agent, the First-Lien Administrative Agent and the other First-Lien Creditors on or after the commencement of an Insolvency or Liquidation Proceeding, whether or not the claim for fees and expenses is allowed under Section 506(b) of the United States Bankruptcy Code or any other provision of the United States Bankruptcy Code or bankruptcy law as a claim in such Insolvency or Liquidation Proceeding, and (c) all obligations and liabilities of the Company and each Subsidiary Guarantor under each First-Lien Document to which it is a party which, but for the automatic stay under Section 362(a) of the United States Bankruptcy Code, would become due.

“First-Lien Pledge Agreements” means, collectively, the “Pledge Agreements” (as such term is defined in the Senior Secured Credit Agreement ) and each other first-priority pledge agreement and any other document or instrument under which any Lien on any Capital Stock held by the Company or any Subsidiary Guarantor in any other Subsidiary Guarantor is granted to secure any First-Lien Obligations or under which rights or remedies with respect to any such Liens are governed, as the same may be amended, supplemented, restated, modified and/or Refinanced from time to time.

“First-Lien Security Documents” means each First-Lien Mortgage, each First-Lien Pledge Agreement and any other agreement, document, mortgage or instrument pursuant to which a Lien is granted (or purported to be granted) by the Company or a Subsidiary Guarantor securing any First-Lien Obligations or under which rights or remedies with respect to such Liens are governed, as the same may be amended, supplemented, restated, modified and/or Refinanced from time to time.

“First-Priority Liens” means all Liens that secure the First-Lien Obligations.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of Notes.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business or any obligation to the extent it is payable only in Capital Stock of the Subsidiary Guarantor that is not Disqualified Stock. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Unsecured Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is not Secured Indebtedness.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“holder” means a Person in whose name a Note is registered on the registrar’s books.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets (based on fair market value), as of that date, are less than $5,000,000 and whose total revenues for the most recent 12-month period do not exceed $5,000,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, Guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become directly or indirectly liable for, contingently or otherwise; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)	the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	the principal component of all obligations of such Person in respect of Letters of Credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable, to the extent such Letters of Credit are not drawn upon or, if and to the extent drawn upon, such obligation is satisfied within 30 days of payment on the letter of credit);

(4)	the principal component of all obligations of such Person (other than obligations payable solely in Capital Stock that is not Disqualified Stock) to pay the deferred and unpaid purchase price of property (except as described in clause (8) of the penultimate paragraph of this definition of Indebtedness), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto to the extent such obligations would appear as liabilities upon the consolidated balance sheet of such Person in accordance with GAAP;

(5)	Capitalized Lease Obligations and Synthetic Lease Obligations of such Person to the extent such Capitalized Lease Obligations and Synthetic Lease Obligations would appear as liabilities on the consolidated balance sheet of such Person in accordance with GAAP;

(6)	the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (including, for clarification purposes only, Cash-Pay Preferred) or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in the good faith by the Board of Directors) and (b) the amount of such Indebtedness of such other Persons so secured;

(8)	the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements;

provided, however that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, shall not constitute “Indebtedness.”

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

Notwithstanding the preceding, “Indebtedness” shall not include:

(1)	Production Payments and Reserve Sales;

(2)	any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property;

(3)	any obligations under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of the Company or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of the Indenture;

(4)	any obligation arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, Guarantees, adjustment of purchase price, holdbacks, contingency payment obligations or similar obligations (other than Guarantees of Indebtedness), in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that such Indebtedness is not reflected on the face of the balance sheet of the Company or any Restricted Subsidiary;

(5)	any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within ten business days of Incurrence;

(6)	in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business;

(7)	all contracts and other obligations, agreements, instruments or arrangements described in clauses (19), (20), (21), (28)(a) or (29) of the definition of “Permitted Liens”;

(8)	accrued expenses and trade payables and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days past the invoice or billing date or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; and

(9)	Specified Convertible Preferred.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the first paragraph of this definition of “Indebtedness” that would not appear as a liability on the balance sheet of such Person if:

(1)	such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)	such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture or otherwise liable for all or a portion of the Joint Venture’s liabilities (a “General Partner”) and

(3)	there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a)	the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)	if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Infrastructure Subsidiaries” means ATP Infrastructure Partners, L.P., ATP IP-GP, LLC, ATP IP-LP, LLC, ATP Holdco, LLC and any other entity (i) in which the Company or any of its Subsidiaries owns Capital Stock and (ii) to which the Company or any Restricted Subsidiary has transferred or transfers any of the following infrastructure assets: ATP Innovator drilling and production platform and related assets, ATP Titan drilling and production platform and related assets and ATP Octabuoy drilling and production platform and related assets.

“Initial Reserve Report” means, collectively, (i) those certain reserve reports which were prepared by Ryder Scott Company, L.P., each dated February 3, 2010, and (ii) that certain reserve report which was prepared by Collarini Associates, dated February 15, 2010, evaluating the Oil and Gas Properties of the Company and its subsidiaries prepared as of December 31, 2009, or January 1, 2010, as applicable, true and correct copies of which have been delivered to the First-Lien Collateral Agent.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the United States Bankruptcy Code with respect to the Company or any Subsidiary Guarantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Company or any Subsidiary Guarantor or with respect to a material portion of its respective assets, (c) any liquidation, dissolution, reorganization or winding up of the Company or any Subsidiary Guarantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company or any Subsidiary Guarantor.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Issue Date, by and among JPMorgan Chase Bank, N.A. in its capacity as administrative agent under the Senior Secured Credit Agreement and the Trustee, the Collateral Agent, the Company and the Subsidiary Guarantors.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit and advances or extensions of credit to customers in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments (excluding any interest in a crude oil or natural gas leasehold to the extent constituting a security under applicable law) issued by, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)	an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

The amount of any Investment shall not be adjusted for increases or decreases in value, write-ups, write-downs or write-offs with respect to such Investment.

For purposes of the definition of “Unrestricted Subsidiary”, clause (13) of the definition of “Permitted Investment” and the covenant described under “Certain covenants—Limitation on Restricted Payments,”

(1)	“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary (as determined by the Board of Directors of the Company in good faith) at the time that such Subsidiary is so redesignated a Restricted Subsidiary; provided, further, that the amount of any Investment in an Infrastructure Subsidiary at the time of its designation as an Unrestricted Subsidiary in accordance with the requirements therefor set forth in the definition of “Unrestricted Subsidiary” shall be deemed to be zero dollars; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Investment Grade Rating” means a Moody’s rating of Baa3 or higher or an S&P rating of BBB- or higher.

“Issue Date” means April 23, 2010.

“Letters of Credit” means “Letters of Credit” as such term is defined in the Senior Secured Credit Agreement.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Minority Interest” means the percentage interest represented by any shares of any class of Capital Stock of a Restricted Subsidiary that are not owned by the Company or a Restricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Mortgaged Property” means any Property owned by the Company or any Subsidiary Guarantor that is subject to the Liens existing and to exist under the terms of the Security Documents.

“Mortgages” means all mortgages, deeds of trust and similar documents, instruments and agreements (and all amendments, modifications and supplements thereof) creating, evidencing, perfecting or otherwise establishing the Liens on Mortgaged Property to secure payment of the Notes and the Subsidiary Guarantees or any party thereof.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or any contribution to equity capital, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Working Capital” means (a) all current assets of the Company and its Restricted Subsidiaries, less (b) all current liabilities of the Company and its Restricted Subsidiaries, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP, except that non-cash changes to current assets or current liabilities in any period relating to mark-to-market accounting for derivatives pursuant to FASB 133 and related pronouncements shall not be taken into account.

“Non-Recourse Debt” means Indebtedness of a Person:

(1)	as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)	the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by an Officer of the Company.

“Oil and Gas Business” means:

(1)	the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, liquid natural gas and other Hydrocarbon and mineral properties or products produced in association with any of the foregoing;

(2)	the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other Hydrocarbons and minerals obtained from unrelated Persons;

(3)	any other related energy business, including without limitation power generation and electrical transmission business, directly or indirectly, from oil, natural gas and other Hydrocarbons and minerals produced substantially from properties in which the Company or its Restricted Subsidiaries, directly or indirectly, participates;

(4)	any business relating to oil field sales and service; and

(5)	any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (4) of this definition.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any governmental authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Other Second-Lien Obligations” means other Indebtedness of the Company and its Restricted Subsidiaries that is equally and ratably secured by the Collateral (and only the Collateral) with the Notes.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of the Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock:

(1)	of an acquired Person prior to the date on which such Person became a Restricted Subsidiary as a result of having been acquired and not incurred in contemplation of such acquisition; or

(2)	of a Person that was merged, consolidated or amalgamated into the Company or a Restricted Subsidiary that was not incurred in contemplation of such merger, consolidation or amalgamation, provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged, consolidated and amalgamated into the Company or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto,

(a)	the Restricted Subsidiary or the Company, as applicable, would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test described under “Certain covenants—Limitation on Indebtedness and Preferred Stock,” or

(b)	the Consolidated Coverage Ratio for the Restricted Subsidiary or the Company, as applicable, would be greater than the Consolidated Coverage Ratio for such Restricted Subsidiary or the Company immediately prior to such transaction.

“Permitted Business Investment” means any Investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing, storing, treating or transporting oil, natural gas or other hydrocarbons and minerals through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties including:

(1)	ownership interests in oil, natural gas, other hydrocarbons and minerals properties, liquid natural gas facilities, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real property interests;

(2)	Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil, natural gas, other hydrocarbons and minerals, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) with third parties (including Unrestricted Subsidiaries); and

(3)	direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company, a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is the Oil and Gas Business;

(2)	another Person whose primary business is the Oil and Gas Business if as a result of such Investment such other Person becomes a Restricted Subsidiary or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3)	cash and Cash Equivalents;

(4)	receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, commission, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary in an aggregate amount not to exceed $1.0 million at any time outstanding;

(7)	Capital Stock, obligations or securities received in settlement of debts (x) created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or (y) pursuant to any plan of reorganization or similar arrangement in a bankruptcy or insolvency proceeding;

(8)	Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with the covenant described under “Certain covenants—Limitation on sales of assets and Subsidiary stock”; provided that such securities or other assets received in an Asset Disposition or an exchange or swap of assets shall be pledged as Collateral under the Security Documents to the extent the assets subject to such Asset Disposition or exchange or swap of assets constituted Collateral, with the Lien on such Collateral securing the Notes being of the same priority with respect to the Notes as the Lien on the assets disposed of;

(9)	Investments in existence on the Issue Date;

(10)	Commodity Agreements, Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “Certain covenants—Limitation on Indebtedness and Preferred Stock”;

(11)	Guarantees issued in accordance with the covenant described under “Certain covenants—Limitation on Indebtedness and Preferred Stock”;

(12)	any Asset Swap or acquisition of Additional Assets, in each case made in accordance with the covenant described under “Certain covenants—Limitation on sales of assets and Subsidiary stock”; provided that such securities or other assets received in an Asset Disposition or an exchange or swap of assets shall be pledged as Collateral under the Security Documents to the extent the assets subject to such Asset Disposition or exchange or swap of assets constituted Collateral, with the Lien on such Collateral securing the Notes being of the same priority with respect to the Notes as the Lien on the assets disposed of;

(13)	Investments in Infrastructure Subsidiaries at a time when such Infrastructure Subsidiaries are Unrestricted Subsidiaries in an aggregate amount over the term of the Notes not to exceed $100.0 million plus the amount equal to the aggregate net reduction in Permitted Investments made pursuant to this clause (13) resulting from dividends paid to the Company or a Restricted Subsidiary by such Infrastructure Subsidiaries with proceeds from debt or equity financings from any third party that is not the Company or an Affiliate of the Company or a Restricted Subsidiary (the amount of any such dividends shall be deemed to reduce, on a dollar for dollar basis, the aggregate amount of Investments previously made in Infrastructure Subsidiaries pursuant to this clause (13) but such Investment amount, as so reduced, shall not be less than zero unless the increment of such dividends that would have reduced such Investment amount below zero is not otherwise available to make a Restricted Payment pursuant to the covenant “—Limitation on Restricted Payments”);

(14)	Permitted Business Investments;

(15)	any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(16)	any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(17)	Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business;

(18)	Investments for consideration consisting of Capital Stock (other than Disqualified Stock) of the Company; and

(19)	Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (19), in an aggregate amount outstanding at the time of such Investment not to exceed the greater of $40.0 million and 1.0% of the Company’s Adjusted Consolidated Net Tangible Assets (with the fair market value (as determined by the Company’s Board of Directors in good faith) of such Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(1)	Liens securing Indebtedness and other obligations under, and related Hedging Obligations and Liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company under, any Credit Facility permitted to be Incurred under the Indenture under the provisions described in clause (1) of the second paragraph under “Certain covenants—Limitation on Indebtedness and Preferred Stock”; provided that (a) the Notes and the Subsidiary Guarantees shall be secured by Second Priority Liens on the property securing such Indebtedness and (b) the holder of such Lien is subject to an intercreditor agreement with the Collateral Agent, consistent with the terms of the Intercreditor Agreement;

(2)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws, social security or old age pension laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits (which may be secured by a Lien) to secure public or statutory obligations of such Person including Letters of Credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, natural gas, other hydrocarbons and minerals on State, Federal or foreign lands or waters), or deposits of cash or United States government bonds to secure indemnity performance, surety or appeal bonds or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)

statutory and contractual Liens of landlords and Liens imposed by law, including carriers’, warehousemen’s, mechanics’ materialmen’s and repairmen’s Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof and, in the case of Collateral, such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such lien;

(4)	Liens for taxes, assessments or other governmental charges or claims not yet due or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves, if any, required pursuant to GAAP have been made in respect thereof and, in the case of Collateral, such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such lien;

(5)	Liens in favor of issuers of surety or performance bonds or Letters of Credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such Letters of Credit do not constitute Indebtedness;

(6)	survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties so long as any such survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions are subordinate in all respects to the security interests and Liens granted to the Collateral Agent and do not in the aggregate materially adversely affect the value of the assets of such Person and its Restricted Subsidiaries, taken as a whole, or materially impair their use in the operation of the business of such Person;

(7)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)	prejudgment Liens and judgment Liens not giving rise to an Event of Default;

(10)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, Synthetic Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business under the provisions discussed in clause (6) of the second paragraph under “Certain covenants—Limitation on Indebtedness and Preferred Stock”; provided that:

(a)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the lesser of cost or fair market value (as determined by the Company’s Board of Directors in good faith) of the assets or property so acquired or constructed; and

(b)	such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)	such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)	such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12)	Liens arising from operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)	Liens existing on the Issue Date (and any extensions, replacements or renewals thereof covering property or assets secured by such Liens on the Issue Date) other than Liens described under clauses (1) and (17) of this definition;

(14)	Liens on property or shares of Capital Stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary (other than assets or property affixed or appurtenant thereto);

(15)	Liens on property at the time the Company or any of its Subsidiaries acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Subsidiaries; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than assets or property affixed or appurtenant thereto);

(16)	Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or a Wholly-Owned Subsidiary;

(17)	Liens securing the Notes outstanding on the Issue Date and related Subsidiary Guarantees and other obligations under the Indenture, the Security Documents or the Intercreditor Agreement;

(18)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness secured by a Lien Incurred under clauses (13) or (14) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder;

(19)	Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the property that is the subject of such Production Payments and Reserve Sales;

(20)	Liens arising under farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, oil and gas leases, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(21)	Liens on pipelines or pipeline facilities that arise by operation of law;

(22)	Liens securing Indebtedness in an aggregate principal amount outstanding at any one time, added together with all other Indebtedness secured by Liens Incurred pursuant to this clause (22), not to exceed $25.0 million, as determined on the date of Incurrence of such Indebtedness after giving pro forma effect to such Incurrence and the application of the proceeds therefrom;

(23)	Liens in favor of the Company or any Subsidiary Guarantor;

(24)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(25)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(26)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain covenants—Limitation on Indebtedness and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(27)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(28)	any (a) interest or title of a lessor or sublessor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases; (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements); or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

(29)	Liens (other than Liens securing Indebtedness) on, or related to, assets to secure all or part of the costs incurred in the ordinary course of the Oil and Gas Business for the exploration, drilling, development, production, processing, transportation, marketing, storage or operation thereof;

(30)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(31)	Liens arising under the Indenture in favor of the Trustee or the Collateral Agent for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be Incurred under the Indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(32)	Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under “Certain covenants—Limitation on Restricted Payments”;

(33)	Liens in favor of collecting or payer banks having a right of setoff, revocation, or charge back with respect to money or instruments of the Company or any Subsidiary of the Company on deposit with or in possession of such bank;

(34)	Liens granted in connection with the disposition of an asset in order to protect the economic rights of the purchaser of such asset therein in the event such disposition were recharacterized as a financing transaction in which ownership was retained by the seller of such asset; and

(35)	Liens on the Collateral securing Other Second-Lien Obligations; provided that the aggregate principal amount of all Secured Indebtedness shall not exceed the greater of (x) $1,600.0 million and (y) an amount equal to 50.0% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of Incurrence; provided, further, that the Indebtedness secured by Liens pursuant to this clause (y) shall be incurred pursuant to the first paragraph of the covenant described under “Certain covenants—Limitation on Indebtedness and Preferred Stock.”

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Pledge Agreements” means all pledges, powers and similar documents, instruments and agreements (and all amendments, modifications and supplements thereof) creating, evidencing, perfecting or otherwise establishing the Liens to secure payment of the Notes and the Subsidiary Guarantees or any party thereof on the Capital Stock owned by the Company and the Subsidiary Guarantors which constitutes Collateral.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar-denominated), partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or a Restricted Subsidiary and including overriding royalty interests in the form of net profits interests in Oil and Gas Properties granted to vendors in exchange for Oil and Gas Property development services.

“Property” means, with respect to any Person, any interests of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.

“Recognized Value” means, with respect to all Oil and Gas Properties of the Subsidiary Guarantors constituting proved reserves, the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from all such Oil and Gas Properties which the First-Lien Administrative Agent under the Senior Secured Credit Agreement attributes to such Oil and Gas Properties for the purposes of the most recent redetermination of the borrowing base under the Senior Secured Credit Agreement (or for purposes of determining the initial borrowing base in the event no such redetermination has occurred); provided, that if the Senior Secured Credit Agreement is terminated, the Company, acting in good faith, shall continue to make redeterminations in the same manner as if the Senior Secured Credit Agreement were still in effect.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay, extend, prepay, redeem or retire (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall have correlative meanings) any Indebtedness (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary, but excluding Indebtedness of a Subsidiary that is not a Restricted Subsidiary that refinances Indebtedness of the Company or a Restricted Subsidiary), including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1)	the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced;

(2)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)	such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest, premiums or defeasance costs required by the instruments governing such existing Indebtedness and fees and expenses Incurred in connection therewith); and

(4)	if the Indebtedness being Refinanced is (i) Unsecured Indebtedness such Refinancing Indebtedness also constitutes Unsecured Indebtedness, as the case may be, or (ii) contractually subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being Refinanced.

“Registration Rights Agreement” means that certain registration rights agreement dated as of the date of the Indenture by and among the Company and the initial purchasers set forth therein.

“Reserve Report” means a report setting forth, as of each December 31st and June 30th, the oil and gas reserves attributable to the proved Oil and Gas Properties of the Company and the Subsidiary Guarantors, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date. Until superseded, the Initial Reserve Report will be considered the Reserve Report.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Second-Lien Creditors” means, at any time, the holders of Second-Lien Obligations at such time, including the holders of Notes (and any Additional Notes incurred in compliance with the Indenture), the Collateral Agent and the Trustee.

“Second-Lien Notes Documents” means the Indenture, the Notes, the Additional Notes (if any), the Security Documents and each of the other agreements, documents and instruments providing for or evidencing any other Second-Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any Second-Lien Obligation, as the same may be amended, restated, supplemented, modified and/or Refinanced from time to time.

“Second-Lien Obligations” means all obligations outstanding under the Indenture and the other Second-Lien Notes Documents. “Second-Lien Obligations” shall in any event include: (a) all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding (and the effect of provisions such as Section 502(b)(2) of the United States Bankruptcy Code), accrue) on or after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Second-Lien Notes Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding, (b) any and all fees and expenses (including attorneys’ and/or financial consultants’ fees and expenses) incurred by the Collateral Agent and the Second-Lien Creditors on or after the commencement of an Insolvency or Liquidation Proceeding, whether or not the claim for fees and expenses is allowed under Section

506(b) of the United States Bankruptcy Code or any other provision of the United States Bankruptcy Code or bankruptcy law as a claim in such Insolvency or Liquidation Proceeding, and (c) all obligations and liabilities of the Company and each Subsidiary Guarantor under each Second-Lien Notes Document to which it is a party which, but for the automatic stay under Section 362(a) of the United States Bankruptcy Code, would become due.

“Second-Priority Liens” means the second-priority liens on and security interests in the Collateral created in favor of the Collateral Agent (although certain Permitted Liens may have a prior lien ranking and Liens on the Collateral securing First-Lien Obligations will have a first-priority Lien on the Collateral).

“Secured Hedging Obligations” means (i) obligations (including obligations which, but for the automatic stay under Section 362(a) of the United States Bankruptcy Code, would become due) and liabilities, whether now existing or hereafter arising (including, without limitation, indemnities, fees and interest thereon and all interest and fees that accrue on or after the commencement of any Insolvency or Liquidation Proceeding at the rate provided for in the respective Swap Agreement, whether or not a claim for post-petition interest or fees is allowed in any such Insolvency or Liquidation Proceeding), of the Company or any Subsidiary Guarantor owing to any Secured Swap Provider, now existing or hereafter incurred under, or arising out of or in connection with, each Swap Agreement to which a Secured Swap Provider is a party (including all such obligations and indebtedness under any guarantee of any such Swap Agreement to which the Company or such Subsidiary Guarantor is a party but excluding any additional transactions or confirmations entered into (i) after such Secured Swap Provider ceases to be a First-Lien Lender or an Affiliate of a First-Lien Lender or (ii) after assignment by a Secured Swap Provider to another Secured Swap Provider that is not a First-Lien Lender or an Affiliate of a First-Lien Lender) and (ii) all performance and compliance obligations by the Company or any Subsidiary Guarantor under any Swap Agreement; provided that the Swap Agreements referred to in each of clauses (i) and (ii) above, shall be entered into by the Company or any Subsidiary Guarantor for non-speculative purposes.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Secured Swap Provider” means (i) each Person that is a party to a Swap Agreement with the Company or any Subsidiary Guarantor that entered into such Swap Agreement before or while such Person was a First-Lien Lender or an Affiliate of a First-Lien Lender, whether or not such Person at any time ceases to be a First-Lien Lender or an Affiliate of a First-Lien Lender, as the case may be or (ii) an assignee of any Person described in clause (i) above so long as such assignee is an Approved Counterparty (as such term is defined in the Senior Secured Credit Agreement).

“Security Documents” means the Mortgages, the Pledge Agreements and other security documents granting a security interest in and Lien on any assets of any Person to secure the obligations under the Notes and the Subsidiary Guarantees, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Secured Credit Agreement” means the $100.0 million senior secured credit facility dated as of the Issue Date to which the Company, the Subsidiary Guarantors and J.P. Morgan Securities Inc., as lead arranger, are parties, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain covenants—Limitation on Indebtedness and Preferred Stock” above).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

“Specified Convertible Preferred” means the Company’s 1,400,000 shares of 8% convertible perpetual preferred stock issued September 29, 2009.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of a Person (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary (other than in this definition) will refer to a Subsidiary of the Company.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“Subsidiary Guarantors” means any Restricted Subsidiary created or acquired by the Company after the Issue Date other than a Foreign Subsidiary and an Immaterial Subsidiary.

“Swap Agreement” means any agreement with respect to Hedging Obligations.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor. For clarification purposes only, operating leases that do not also have the characteristics as described in clause (b) above shall not constitute Synthetic Leases.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capitalized Lease Obligations.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Collateral Agent may otherwise determine).

“Unrestricted Subsidiary” means:

(1)	ATP Infrastructure Partners, L.P., ATP IP-GP, LLC, ATP IP-LP, LLC and ATP Holdco, LLC and any other Infrastructure Subsidiary, whether in existence on the Issue Date or created thereafter, designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below;

(2)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(3)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if (a) such Subsidiary is an Infrastructure Subsidiary and substantially concurrently with such designation such Infrastructure Subsidiary receives debt and/or equity financing from a third party that is not the Company, a Restricted Subsidiary of the Company or an Affiliate of the Company or any Restricted Subsidiary, or (b) such Subsidiary satisfies the following requirements:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)	all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3)	on the date of such designation, such designation and the Investment of the Company or a Restricted Subsidiary in such Subsidiary complies with “Certain covenants—Limitation on Restricted Payments”;

(4)	such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Capital Stock of such Person; or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(5)	on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of the covenant described under “Certain covenants—Limitation on Indebtedness and Preferred Stock” on a pro forma basis taking into account such designation.

The Company and its Restricted Subsidiaries shall cause any Infrastructure Subsidiary which obtains proceeds from debt or equity financings to pay dividends to the Company or any Restricted Subsidiary in amounts equal to the proceeds of such financings, promptly after the receipt thereof, to the extent that such proceeds are not required for budgeted or otherwise anticipated expenditures by such Infrastructure Subsidiary necessary for the completion and placing in service of any equipment then under construction by such Infrastructure Subsidiary; provided that if the payment of any such dividends were to be unlawful under the laws of the state of incorporation or organization of such Infrastructure Subsidiary, then the payment of such dividends will be deferred until the earliest possible date when the payment of such dividends shall then be lawful. Any dividends so paid to the Company or any Restricted Subsidiary in accordance with the preceding sentence shall be deemed to be “Net Available Cash” from an “Asset Disposition” and shall be applied pursuant to the requirements of the covenant “— Limitation on sales of assets and Subsidiary stock” as if the date of the payment of such dividends were the date of the deemed Asset Disposition except to the extent they constitute a reduction of Permitted Investment made pursuant to clause (13) of the definition thereof.

“Unsecured Indebtedness” means Indebtedness that is not Secured Indebtedness.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of members of such entity’s Board of Directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH POTENTIAL INVESTOR IS HEREBY NOTIFIED THAT (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION AND MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE ISSUER OF THE NOTES; AND (C) EACH POTENTIAL INVESTOR SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following summary is a discussion of certain U.S. federal income tax considerations relating to the exchange of private notes for exchange notes (collectively, the “notes”) pursuant to the Exchange Offer and to the ownership and disposition of the exchange notes and is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the exchange of private notes for exchange notes in the Exchange Offer or the ownership and disposition of the exchange notes. Unless otherwise stated, this discussion is limited to the income tax consequences to those holders who acquired the private notes in the initial offering at their original issue price, are exchanging private notes for exchange notes in the Exchange Offer and will hold the exchange notes as capital assets within the meaning of Section 1221 of the Code. This discussion is for general information only and does not address all aspects of U.S. federal income taxation and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to holders that are “controlled foreign corporations” or “passive foreign investment companies;”

•	tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to partnerships or pass-through entities (or investors in such entities);

•	tax consequences to former citizens or residents of the United States;

•	alternative minimum tax consequences, if any; and

•	any state, local or foreign tax consequences.

Holders subject to the special circumstances described above may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not include any non-U.S. tax laws that may be applicable to a particular holder and does not consider any aspects of U.S. federal gift or estate tax law.

For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of the notes and are, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) organized or created in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (ii) that has a valid election in place to be treated as a United States person.

A “non-U.S. holder” means a beneficial owner of the notes that is, for United States federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. holder.

The treatment of a partner in any entity treated as a partnership for United States federal income tax purposes that holds notes generally will depend on the status and tax situs of the partner and the activities of the partnership. Partners of partnerships considering the exchange of private notes for exchange notes pursuant to the Exchange Offer should consult their independent tax advisors.

If you are considering an exchange of the private notes for exchange notes pursuant to the Exchange Offer, you should consult an independent tax advisor regarding the application of United States federal income tax laws, as well as other United States federal tax laws and the laws of any state, local or foreign taxing jurisdiction, to your particular situation.

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes. Our obligation to pay such excess amounts may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is “remote” or is considered to be “incidental.” We believe and intend to take the position that the foregoing contingencies should be treated as remote and/or incidental. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. However, this determination is inherently factual and we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder’s income and could cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. This disclosure assumes that the notes will not be considered contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application of the contingent payment debt regulations to the notes and the consequences thereof.

Exchange Pursuant to the Exchange Offer

The exchange of the private notes for the exchange notes pursuant to the Exchange Offer will not be treated as a taxable transaction for U.S. federal income tax purposes because the terms of the exchange notes will not be considered to differ materially in kind or in extent from the terms of the private notes. Accordingly, (i) a holder should not recognize taxable gain or loss as a result of such exchange; (ii) the holding period of the exchange notes should include the holding period of the private notes; and (iii) the adjusted basis of the exchange notes should be the same as the adjusted basis of the private notes immediately prior to the exchange.

U.S. holders

Payments of stated interest

Stated interest on the notes will be taxable to U.S. holders as ordinary interest income as the interest accrues or is paid, in accordance with the holder’s regular method of tax accounting.

Original issue discount

Because the stated principal amount of the private notes did not exceed the issue price of the private notes by more than a de minimis amount for U.S. federal income tax purposes, no portion of the original issue discount (“OID”) on the notes is reportable by a U.S. holder as ordinary income on a current basis, unless the U.S. holder makes an affirmative election to accrue such OID into income on a constant interest basis.

Sale, exchange, retirement, redemption or disposition of notes

A U.S. holder generally will recognize capital gain or loss on a sale, exchange (other than the exchange of private notes for exchange notes pursuant to the Exchange Offer), retirement, redemption or other disposition of exchange notes equal to the difference between the amount realized upon the sale or other disposition (other than amounts attributable to accrued and unpaid stated interest on the exchange notes, which will be treated as ordinary interest income for U.S. federal income tax purposes if not previously included in income) and the U.S. holder’s adjusted tax basis in the exchange notes sold or disposed of. A U.S. holder’s adjusted tax basis in an exchange note generally will equal the cost of the exchange note to such U.S. holder, increased by any OID previously includible in income by the U.S. holder.

Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the exchange notes is more than one year. For non-corporate holders, certain preferential tax rates may apply to gain recognized as long-term capital gain. The deductibility of net capital losses is subject to limitations.

Information reporting and backup withholding

Information returns will be filed with the IRS with respect to interest (including any OID) payments on, and the proceeds from a sale or other disposition (including a retirement or redemption) of, the exchange notes. U.S. holders may be subject to backup withholding, currently at a rate of 28%, with respect to the payment of interest (including any OID) on, and the proceeds from a sale or other disposition (including a retirement or redemption) of, the exchange notes unless such U.S. holders provide (i) proof of an applicable exemption or (ii) a correct taxpayer identification number, and otherwise comply with applicable requirements and certifications of the backup withholding rules. Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as credit against such holder’s U.S. federal income tax, which may entitle the holder to a refund, provided that the holder timely provides the required information to the IRS.

U.S. holders are urged to consult their independent tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding.

Non-U.S. holders

Payments of interest

The “portfolio interest” exception, if applicable, prevents the application of U.S. federal withholding tax on interest (including any OID) payments to non-U.S. holders. Interest income (including any OID) will qualify for the portfolio interest exception, and therefore will not be subject to U.S. federal withholding tax, if:

•	the interest income is not effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote;

•	the non-U.S. holder is not, for United States federal income tax purposes, a controlled foreign corporation that is related to us;

•

the non-U.S. holder is not a bank which acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (a) the non-U.S. holder provides its name and address on an IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is not a United States person as defined under the Code or (b) the non-U.S. holder holds its notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations.

If the portfolio interest exception does not apply, interest (including any OID) that is not effectively connected with a non-U.S. holder’s conduct of a trade or business will be subject to U.S. federal withholding tax at a 30% rate, unless a U.S. income tax treaty applies to reduce or eliminate withholding. In order to claim the benefit provided by a tax treaty, a non-U.S. holder must provide a properly executed IRS Form W-8BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty.

Interest (including any OID) that is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States is not subject to the 30% U.S. federal withholding tax described above. Instead, such interest generally will be subject to U.S. federal income tax on a net income basis in the same manner as a U.S. holder, unless an applicable income tax treaty provides otherwise. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Additionally, a foreign corporation may be subject to an additional branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such interest.

Sale, exchange, retirement, redemption or disposition of notes

Any gain realized by a non-U.S. holder upon the sale, exchange (albeit no gain will be realized upon the exchange of private notes for exchange notes pursuant to the Exchange Offer), retirement, redemption or other disposition of the exchange notes generally will not be subject to U.S. federal income tax unless:

•	such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States; or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax on the net gain derived from the sale or other disposition in the same manner as a U.S. holder, unless an applicable income tax treaty provides otherwise. Additionally, a foreign corporation may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain. A non-U.S. holder described in the second bullet point above will be subject to a 30% U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by certain U.S.-source capital losses.

Information reporting and backup withholding

Where required, information will be reported annually to each non-U.S. holder as well as the IRS regarding any interest (including any OID) that is either subject to withholding or exempt from United States withholding tax pursuant to a tax treaty or to the portfolio interest exception. Copies of these information returns may also be made available to the tax authorities of the country in which the non-U.S. holder resides under the provisions of a specific treaty or agreement.

A non-U.S. holder may be subject to backup withholding (currently at a rate of 28%) with respect to interest (including any OID) paid on the exchange notes. However, payments of interest to a non-U.S. holder will not be subject to backup withholding and related information reporting if the non-U.S. holder certifies its non-U.S. status under penalties of perjury (generally on IRS Form W-8BEN) or satisfies the requirements of an otherwise established exemption.

Information reporting and backup withholding generally are not required with respect to proceeds from a sale or other disposition (including a retirement or redemption) of exchange notes outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States.

However, information reporting will apply if a non-U.S. holder sells exchange notes outside the United States through a United States broker or a foreign broker with certain U.S. connections (unless the broker has documentary evidence in its files that the non-U.S. holder is not a U.S. person or otherwise establishes an exemption). If a sale or other disposition is made through a United States office of any broker, such broker will be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also backup withhold on that amount unless the non-U.S. holder provides an appropriate certification (usually on an IRS Form W-8BEN) to the broker of the holder’s status as a non-United States person or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

BOOK-ENTRY, DELIVERY AND FORM

The global notes

The private notes are represented by, and the exchange notes will be represented by, one or more permanent global notes in definitive, fully registered form without interest coupons and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, The Depository Trust Company (“DTC”).

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which are called DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Exchanges Among the Global Notes

Transfers involving exchanges of beneficial interests between global notes will be effected in DTC by means of an instruction originated by the applicable Trustee through DTC’s Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of a global note and a corresponding increase in the principal amount of another global note. Any beneficial interest in one of the global notes that is transferred to a person who takes delivery in the form of an interest in the other global note will, upon transfer, cease to be an interest in such global note and will become an interest in the other global note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other global note for so long as it remains such an interest.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system, including the Euroclear System or Clearstream Banking, S.A. (as indirect participants in DTC). All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note to DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in their respective settlement systems. However, DTC, Euroclear and Clearstream are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or certain other events provided in the indenture should occur.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for private notes where such private notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of the exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For such period of time as such broker-dealers subject to the prospectus delivery requirements of the Securities Act must comply with such requirements, from the date on which the Exchange Offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holder of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by Jackson Walker L.L.P., Houston, Texas.

EXPERTS

The financial statements as of December 31, 2009 and 2008 and for each of the two years in the period ended December 31, 2009, and management’s assessments of the effectiveness of internal control over financial reporting as incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated statements of operations, shareholders’ equity, comprehensive income (loss), and cash flows for the year ended December 31, 2007, incorporated by reference from ATP’s Annual Report on Form 10-K for the year ended December 31, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The information incorporated by reference into this prospectus regarding estimates of the oil and gas reserves of ATP Oil & Gas Corporation and related future net cash flows and the present values thereof were based upon reserve reports prepared by Ryder Scott Company, L.P. and Collarini Associates, each independent petroleum engineers. Summaries of the reports of Ryder Scott Company, L.P. and Collarini Associates of these estimates filed as exhibits to certain documents have been incorporated by reference into this prospectus in reliance upon the authority of each of those firms as experts in these matters.

Annex A

CERTAIN DEFINITIONS

As used herein, the following terms have specific meanings as set forth below:

Bbls	Barrels of crude oil or other liquid hydrocarbons

Bcf	Billion cubic feet of natural gas

Boe	Barrels of crude oil or other liquid hydrocarbon equivalent

GAAP	Generally accepted accounting principles in the U.S.

MBbls	Thousand barrels of crude oil or other liquid hydrocarbons

MBoe	Thousand barrels of crude oil or other liquid hydrocarbon equivalent

Mcf	Thousand cubic feet of natural gas

Mcfe	Thousand cubic feet of natural gas equivalent

MMBbls	Million barrels of crude oil or other liquid hydrocarbons

MMBtu	Million British thermal units

MMcf	Million cubic feet of natural gas

MMcfe	Million cubic feet of natural gas equivalent

MMBoe	Million barrels of crude oil or other liquid hydrocarbons equivalent

U.S.	United States of America

U.K.	United Kingdom of Great Britain and Northern Ireland

Crude oil and other liquid hydrocarbons are converted into cubic feet of gas equivalent based on six Mcf of gas to one barrel of crude oil or other liquid hydrocarbons.

Development well is a well drilled within the proved area of an oil or natural gas field to the depth of a stratigraphic horizon known to be productive.

Dry hole is a well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Exploratory well is a well drilled to find and produce oil or natural gas reserves in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

Farm-in or farm-out is an agreement whereby the owner of a working interest in an oil and gas lease or license assigns the working interest or a portion thereof to another party who desires to drill on the leased or licensed acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a “farm-in,” while the interest transferred by the assignor is a “farm-out.”

Field is an area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature or stratigraphic condition.

PV-10, a non-GAAP measure, is the pre-tax present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of price changes to the extent provided by contractual arrangements), after deducting the estimated future costs to

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be incurred in developing, producing and abandoning the proved reserves (computed based on current costs and assuming continuation of existing economic conditions). We believe PV-10 to be an important measure for evaluating the relative significance of our natural gas and oil properties. PV-10 is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting income taxes. We further believe investors and creditors may utilize our PV-10 as a basis for comparison of the relative size and value of our reserves to other companies. However, PV-10 is not a substitute for the standardized measure.

Productive well is a well that is producing or is capable of production, including natural gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities.

Proved reserves are the estimated quantities of oil and gas which geological and engineering data demonstrate, with reasonable certainty, can be recovered in future years from known reservoirs under existing economic and operating conditions. Reservoirs are considered proved if shown to be economically producible by either actual production or conclusive formation tests. See Regulation S-X, Rule 4-10(a)(2), (3) and (4), (Reg. § 210.4-10) available on the Internet at www.sec.gov/about/forms/regs-x.pdf.

Proved developed reserves are the portion of proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved undeveloped reserves are the portion of proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Working interest is the operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

Workover is operations on a producing well to restore or increase production.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 2.101(16) and Section 8.101 of the Texas Business Organizations Code and Article VI of the Third Amended and Restated Bylaws of ATP Oil & Gas Corporation (the “Company”) provide the Company with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaws provisions, the Company has purchased insurance against certain costs of indemnification that may be incurred by it and by its officers and directors.

Additionally, Article Eleven of the Company’s Amended and Restated Certificate of Formation provides that a director of the Company is not liable to the Company for monetary damages for any act or omission in the director’s capacity as director, except that Article Eleven does not eliminate or limit the liability of a director to the extent the director is found liable for (i) a breach of such director’s duty of loyalty to the Company or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or which involves intentional misconduct or knowing violation of law, (iii) a transaction from which a director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office and (iv) an act or omission for which liability is expressly provided by an applicable statute.

Article Eleven also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article Eleven shall not adversely affect any right of protection of a director of the Company existing at the time of the repeal or modification.

ITEM 21.	EXHIBITS.

Exhibit Number	Description of Exhibit
4.1	Registration Rights Agreement dated as of April 23, 2010 between ATP Oil & Gas Corporation (“ATP”) and J.P. Morgan Securities Inc., incorporated by reference to Exhibit 10.2 to ATP’s Current Report on Form 8-K dated April 29, 2010.

5.1*	Legal Opinion of Jackson Walker L.L.P.

23.1**	Consent of PricewaterhouseCoopers LLP

23.2**	Consent of Deloitte & Touche LLP

23.3**	Consent of Ryder Scott Company, L.P.

23.4**	Consent of Collarini Associates.

23.5*	Consent of Jackson Walker L.L.P. (see Exhibit 5.1).

24.1*	Power of Attorney (see signature page of this Registration Statement).

25.1*	Form T-1 Statement of Eligibility Under the Trust Indenture Act of 1939 of The Bank of New York Mellon Trust Company, N.A.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to DTC participants.

99.4*	Form of Broker’s Letter to Beneficial Holders.

99.5*	Form of Exchange Agent Agreement between ATP and The Bank of New York Mellon Trust Company, N.A.

*	Previously filed.
**	Filed herewith.

ITEM 22.	UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 13, 2010.

ATP OIL & GAS CORPORATION

By:	/S/ ALBERT L. REESE JR.
Albert L. Reese Jr.
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of December, 2010.

Signature	Title

* T. Paul Bulmahn	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/S/ ALBERT L. REESE JR. Albert L. Reese Jr.	Chief Financial Officer (Principal Financial Officer)

* Keith R. Godwin	Chief Accounting Officer (Principal Accounting Officer)

* Chris A. Brisack	Director

* Arthur H. Dilly	Director

* Gerard J. Swonke	Director

* Brent M. Longnecker	Director

Walter Wendlandt	Director

Signature	Title

* Burt A. Adams	Director

* George R. Edwards	Director

* Robert J. Karow	Director

*By	/S/ ALBERT L. REESE JR.
Albert L. Reese Jr. Attorney-In-Fact

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